Filed pursuant to Rule 424(b)(3)
Registration No. 333-122571

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 3, 2005

6,450,000 Shares

Aspen Insurance Holdings Limited

Ordinary Shares

The ordinary shares are being sold by the selling shareholders. We will not receive any of the proceeds from the ordinary shares sold by the selling shareholders.

Our ordinary shares are listed on the New York Stock Exchange under the symbol "AHL." The last reported sale price of our ordinary shares on the New York Stock Exchange on March 22, 2005 was $25.99 per ordinary share.

The underwriters have an option to purchase a maximum of 870,000 additional shares from the selling shareholders to cover over-allotments of shares.

Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$25.00	$1.00	$24.00
Total	$161,250,000	$6,450,000	$154,800,000

Delivery of the ordinary shares will be made in book-entry form on or about March 29, 2005.

None of the Securities and Exchange Commission, any state securities regulator, the Registrar of Companies in Bermuda nor the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse First Boston	Deutsche Bank Securities

Joint Lead Manager

Morgan Stanley

Goldman, Sachs & Co.

  Dowling & Partners Securities

  Fox-Pitt, Kelton

Keefe, Bruyette & Woods

The date of this prospectus supplement is March 22, 2005.

[THIS PAGE INTENTIONALLY LEFT BLANK]

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND
THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are offering to sell, and seeking offers to buy, these ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our ordinary shares.

In this prospectus supplement, references to the "Company," "we," "us" or "our" refer to Aspen Insurance Holdings Limited ("Aspen Holdings") or Aspen Holdings and its wholly-owned subsidiaries Aspen Insurance UK Limited ("Aspen Re"), Aspen (UK) Holdings Limited ("Aspen U.K. Holdings"), Aspen Insurance UK Services Limited ("Aspen U.K. Services"), Aspen Insurance Limited ("Aspen Bermuda"), Aspen U.S. Holdings, Inc. ("Aspen U.S. Holdings"), Aspen Specialty Insurance Company ("Aspen Specialty"), Aspen Specialty Insurance Management Inc. ("Aspen Management"), Aspen Re America, Inc. ("Aspen Re America"), Aspen Insurance U.S. Services Inc. ("Aspen U.S. Services") and any other direct or indirect subsidiary collectively, as the context requires. Aspen Re, Aspen Bermuda and Aspen Specialty are each referred to herein as an "Insurance Subsidiary," and collectively referred to as the "Insurance Subsidiaries."

ii

PROSPECTUS SUMMARY

Overview of Aspen

Aspen Insurance Holdings Limited is a Bermuda holding company. We provide property and casualty reinsurance in the global market through Aspen Re and Aspen Bermuda. We provide property and liability insurance principally in the United Kingdom and in the United States through Aspen Re and Aspen Specialty and we provide marine and aviation insurance worldwide through Aspen Re.

For the year ended December 31, 2004, we wrote $1,586.2 million in gross premiums, of which $1,177.7 million related to reinsurance and $408.5 million related to insurance. For the year ended December 31, 2003, we wrote $1,306.8 million in gross premiums, of which $1,001.9 million related to reinsurance and $304.9 million related to insurance.

Our senior management and some of our underwriters worked as a team at the Society of Lloyd's ("Lloyd's") Syndicate 2020 ("Syndicate 2020") and its predecessors. Syndicate 2020 is an underwriting operation in the London Market and is managed by Wellington Underwriting Agencies Limited ("WUAL"), a wholly-owned subsidiary of one of our largest shareholders, Wellington Underwriting plc ("Wellington"). The portion of the portfolio of risks we secured from Wellington and WUAL comprises certain of our initial lines of business, including U.K. commercial property insurance, U.K. commercial liability insurance, property reinsurance and casualty reinsurance (the "Initial Lines of Business").

We believe this established book of business and the operational continuity we enjoy gave us a competitive advantage over other companies that started in the insurance and reinsurance sectors after the World Trade Center tragedy. Since the commencement of operations we have expanded our business portfolio both within the Initial Lines of Business and by adding new lines of business, such as marine and aviation.

Accomplishments since our Initial Public Offering

Since we commenced operations in June 2002 and completed our initial public offering in December 2003, we have continued to develop our business successfully. For example, we have:

•	Increased our net premiums written to $1.4 billion and net income to $195 million for the year ended December 31, 2004;

•	Generated a return on average equity of 14% for the year ended December 31, 2004 and an annualized return on average equity of 20% for the quarter ended December 31, 2004;

•	Managed our underwriting activities to achieve a combined ratio of 84% for the year ended December 31, 2004, despite the losses as a result of the hurricanes and typhoons during the third quarter of 2004 and taking into account favorable reserve development;

•	Continued to build our invested asset base from approximately $1.8 billion as of December 31, 2003 to approximately $3.0 billion as of December 31, 2004;

•	Expanded capacity of Aspen Bermuda and subsequently renewed most of the U.S. property reinsurance business falling due at January 1, 2005 into Bermuda, and exceeded our expectations for new business;

•	Launched new specialty lines, including marine, energy and aviation, and hired significant underwriting expertise in each line;

•	Raised capital by issuing $250 million in aggregate principal amount of 6.0% senior notes due 2014; and

•	Increased our quarterly dividend to $0.15 per ordinary share from $0.03 per ordinary share.

Our Segments

We manage our operations around two business segments: reinsurance and insurance. These two business segments and their respective lines of business may, at times, have different business cycles, allowing us to manage our business by emphasizing one segment over the other, or one line of business within a particular segment over another, depending on market conditions.

In our reinsurance segment, we strive to differentiate ourselves by providing our customers with innovative and customized solutions to complex risks by utilizing our intellectual capital and our underwriters' extensive experience in the marketplace. By focusing on our customers' most difficult reinsurance needs, our underwriting team has established strong and long-standing relationships with a variety of insureds and brokers. These needs are where our clients experience genuine uncertainty regarding the likelihood of a loss occurring and, if such a loss event occurs, how much the ultimate costs may be. Large infrequent losses such as earthquakes and windstorms require considerable technical expertise to be able to be understood and priced correctly.

Our reinsurance segment includes the following business lines:

•	property reinsurance;

•	casualty reinsurance; and

•	specialty reinsurance.

We operate in three major jurisdictions: the United Kingdom, Bermuda and the United States. Until the end of 2003 our reinsurance operations were primarily centered in London and this remains the principal location of our casualty and specialty reinsurance operations. The London Market attracts customers from all over the world seeking flexible and innovative solutions for a wide variety of property, casualty and specialty risks. The London Market is also known for its high concentration of brokers and insurers, and for its highly developed infrastructure. Our operational base in London allows our management and underwriters to continue to access their long-standing broker and client relationships in this important market. We believe that our presence in the London Market also gives us the advantage of convenient access to extensive resources of underwriting and other professional services, such as actuarial analysis, claims adjustment and consulting services.

In 2004 we decided to substantially increase our property reinsurance underwriting capacity in Bermuda and reduce our property reinsurance operations in London. This took effect for business incepting on or after November 1, 2004. This development reflects the prominence of Bermuda as a property reinsurance market and allows us to take better advantage of the favourable regulatory and operating environment that Bermuda provides. Additionally, Aspen Bermuda can better serve U.S. customers and lower its acquisition costs.

Aspen Re America, a wholly-owned subsidiary of Aspen U.S. Holdings, functions as a reinsurance intermediary with offices in New Jersey and Connecticut. Aspen Re America has obtained a corporate New Jersey resident reinsurance intermediary license and a corporate Connecticut non-resident reinsurance intermediary license. Aspen Re America's New Jersey office focuses on casualty facultative reinsurance and its Connecticut office focuses on property reinsurance, in each case, written on behalf of Aspen Re.

Our insurance segment includes the following business lines:

•	Commercial property insurance;

•	Commercial liability insurance; and

•	Marine and aviation insurance.

Our insurance operations are conducted through Aspen Re in the U.K. and Aspen Specialty in the U.S. We do not currently conduct insurance business in Bermuda.

In the U.K. we initially focused on mainly U.K. based commercial property and liability risks placed through our established contacts with the London and broader U.K. based broker community.

During 2004 we began to offer marine risks including coverage in respect of property damage to ships, shipowners' liability and offshore energy property risks. We have employed a team of specialist aviation insurance underwriters and have started to offer aviation insurance in 2005. Our marine and aviation insurance operations are conducted by Aspen Re in London.

In the U.S. we write property and casualty insurance, predominantly through the U.S. wholesale surplus lines broker network. We continued the development of our surplus lines operation in 2004 through Aspen Specialty, by expanding our underwriting capacity in Boston and by opening offices in Georgia and Arizona.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Well Established Franchise with Balanced Business Mix. Our efficient multi-market operating platform enables us to access opportunities from the most relevant geographical platform to underwrite a broad mix of business. We have a proven track record in the London market and possess long-standing relationships with insurers and brokers within this market. Our profile in the Bermuda market has been enhanced through the increased presence of our property reinsurance team in Bermuda and the contribution of $600 million of capital to Aspen Bermuda since its inception. We strengthened our position within the U.S. market through growth of Aspen Specialty and establishment of Aspen Re America. In addition to our geographic breadth, we offer a product mix that spans both insurance and reinsurance and is balanced between property and casualty business. We have further diversified through a growing specialty underwriting presence both in reinsurance and insurance.

•	Experienced Management and Underwriting Teams with Proven Execution through Underwriting Cycles. Our team of underwriting and risk management professionals, many of whom have worked together since 1996, has extensive experience operating a large insurance and reinsurance franchise successfully through underwriting cycles.

•	Ability to Influence Terms and Conditions. As a result of our strong franchise and recognized expertise, we believe that we have greater access to business opportunities than many of our competitors and that we are able to play a leading role in establishing the terms and conditions with respect to the business that we underwrite and influencing pricing terms and conditions over the cycle.

•	Financial Strength. We believe our capital base of $1.7 billion at December 31, 2004 provides a high degree of financial strength to support our operations. A.M. Best Company Inc. ("A.M. Best") assigned an "A" (Excellent) financial strength rating, the third highest of fifteen rating levels, to Aspen Re and an "A-" (Excellent) rating, the fourth highest of fifteen rating levels, to Aspen Bermuda and to Aspen Specialty. Standard & Poor's Rating Services ("S&P") assigned a rating of "A" (Strong), the seventh highest of twenty-two rating levels, to both Aspen Re and Aspen Bermuda. Moody's

Investors Services, Inc. ("Moody's") assigned a rating of "A2" (Good), the eighth highest of twenty-three rating levels, to Aspen Re and to Aspen Bermuda. These ratings reflect A.M. Best's, S&P's and Moody's respective opinions of our financial strength and ability to meet ongoing obligations to policyholders and are not applicable to the securities offered by this prospectus supplement.

Our Business Strategy

The key aspects of our business strategy are to:

•	Diversify Our Business Portfolio. We plan to continue to diversify our insurance and reinsurance operations by controlled expansion into different lines of business, by offering new products within our existing lines of business, by selectively increasing our exposure in parts of the world where we are currently under-represented and by increasing the amount of insurance business that we underwrite. For example, in 2003 we began writing aviation and marine reinsurance business, further expanded our U.K. liability insurance business and began to write U.S. surplus lines business. In 2004, we added capabilities for writing property reinsurance in the U.S. market through Aspen Re America and marine business through Aspen Re. We have also hired a team of underwriters who specialize in aviation insurance risks and began to offer aviation insurance in 2005. We intend to accomplish this diversification by building on our established underwriting expertise and analytical skills. As we expand the scope of our business, we intend to remain focused on the same type of high value-added underwriting for which we enjoy a strong reputation.

•	Build on Our Presence in the United Kingdom, Bermuda and U.S. We believe that all three platforms from which we operate offer complementary business opportunities. In addition to maintaining a strong presence in the United Kingdom, we began to expand our underwriting capacity in Bermuda and the United States in 2003 and have continued with this expansion in 2004 by increasing the size of our property reinsurance underwriting team in Bermuda. By developing operating centers in the London Market and in Bermuda, as well as expanding in the U.S. surplus lines and property reinsurance market, we seek to increase our business opportunities and to gain access to the different types of risks offered in such markets.

•	Deploy Our Capital Effectively. We strive to maintain an optimal level of capital relative to our business plan. To do this, we employ rigorous statistical modeling techniques to assess the risk of loss to our capital base from the portfolio of risks we underwrite. We intend to manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value. We believe that our capital base provides a high degree of financial strength to support our operations and to meet our clients' needs. If we determine that we have excess capital that cannot be effectively deployed in our business, we intend, subject to rating agency and regulatory constraints, to return capital to our shareholders.

•	Anticipate and Adapt to Changing Market Conditions. By anticipating changing market conditions, we seek to access different lines of business with complementary risk/return characteristics and to deploy capital appropriately. We monitor relative and absolute rate adequacy and movements and we adjust the composition of our risk portfolio based on market conditions and underwriting opportunities. At the current time, our strategy is to increase the amount of insurance that we underwrite relative to the amount of reinsurance. We believe this will improve the balance of our business. We also have increased the amount of casualty and specialty lines we underwrite relative to the amount of property lines because of attractive market trends. We are prepared to adjust our underwriting and capital management objectives in order to respond in a timely manner to the changing market environment for all or some of our lines of business. This may include reducing our gross premiums written for a business line, or for our overall writings, should conditions warrant.

•	Manage Risk Retention through the Purchase of Reinsurance. While we seek to write business which is profitable on a gross basis, we manage our net exposure to catastrophic losses and large individual risk losses by selectively purchasing reinsurance. We seek the optimal protection for the individual and aggregate exposures that we assume under our reinsurance contracts and insurance policies, with a view to reducing the volatility of our underwriting results on a long-term basis. We continue to use many of the same reinsurers with whom our management had built relationships while at Syndicate 2020. The substantial majority of reinsurers that we currently use have a rating of "A-" (Excellent), or better by A.M. Best, the fourth highest of fifteen rating levels.

•	Employ a Conservative Investment Policy. We protect our capital by employing, among other things, a conservative investment policy that focuses on highly rated fixed income securities. We will manage the duration of our fixed income investments having regard to the nature of our reinsurance and insurance risks and wider market and economic conditions. As of March 1, 2005 we have not invested in equity securities.

Market Conditions and Rate Trends

On a premium weighted average basis, our whole portfolio experience was flat in terms of rate adequacy during January 1, 2005 renewals. Within this overall figure there are many variations, some of them being significant. Our insurance lines saw more competition than our reinsurance segment and it is important to note that the reinsurance component is considerably larger.

We test our allocation of capital to different lines of business seeking to reduce or even exit those that are becoming less attractive and endeavoring to be one of the first carriers to target new and improving opportunities.

In summary, we have seen the trend in pricing slope gently downwards in the case of reinsurance business and somewhat more markedly downwards for insurance lines; however, we anticipate that our lines of business will continue to offer positive returns in 2005. Terms and conditions continued to hold throughout our portfolio during the January 1, 2005 renewal season.

See "Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus supplement.

Risks Relating to Our Company

As part of your evaluation of the Company, you should take into account the risks we face in our business. These risks include:

•	Uncertainty of Establishing Loss Reserves. Establishing and maintaining an appropriate level of loss reserves is an inherently uncertain process. Because of this uncertainty, it is possible that our reserves at any given time will prove inadequate. This could cause a material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital.

•	Exposure to Natural and Man-Made Disasters. We may have substantial exposure to large, unexpected losses resulting from natural and man-made disasters and other catastrophic events. The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of large claims from catastrophic events may result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could adversely affect our ability to write new business.

•	Dependence on the Pricing and Availability of Reinsurance Purchased. In order to limit the effect of large and multiple losses arising from a catastrophic event upon our financial condition, we have purchased reinsurance protection. A reinsurer's insolvency or inability or reluctance to make timely payments under the terms of its reinsurance treaty with us could have a material adverse effect on us. In addition, we may not be able to obtain the types and amounts of reinsurance that we consider adequate for our business needs.

•	Uncertainty of Emerging Claim and Coverage Issues. Unexpected and unintended issues related to claims and coverage may emerge as industry practices and legal, judicial, social and other conditions change. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes.

•	Dependence on Key Employees. Our success will depend in substantial part upon our ability to retain our principal employees and to attract additional employees. Although we are not aware of any planned departures, if we were to lose the service of members of our management team, our business could be adversely affected.

For more information about these and other risks, see "Risk Factors" beginning on page S-10. You should carefully consider these risk factors together with all of the other information included in this prospectus supplement before making an investment decision.

Our principal executive offices are located at Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda and our telephone number at that location is (441) 295-8201.

THE OFFERING

Ordinary shares offered by the selling shareholders	6,450,000 ordinary shares

Over-allotment option granted by the selling shareholders	870,000 ordinary shares

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

Dividend policy	On March 3, 2005, our board of directors authorized an increase in the quarterly dividend to $0.15 from $0.03 per ordinary share. The dividend will be payable on March 25, 2005 to shareholders of record on March 15, 2005. Accordingly, this first quarter dividend will not be payable to new shareholders with respect to our ordinary shares purchased in this offering. We previously paid a dividend of $0.03 per ordinary share per fiscal quarter to our shareholders of record, beginning in the first quarter of 2004. Any determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial position, significant regulatory and contractual restrictions and any other factors our board of directors deems relevant at the time.

NYSE symbol	AHL

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected historical financial information for the period ended and as of the dates indicated. The summary income statement data for the period from our incorporation on May 23, 2002 to December 31, 2002 and for the twelve months ended December 31, 2003 and 2004 and the balance sheet data as of December 31, 2002, 2003 and 2004 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference, which have been prepared in accordance with U.S. GAAP and have been audited by KPMG Audit Plc, our independent registered public accounting firm. These historical results are not necessarily indicative of results to be expected from any future period. Due to our limited operating history, the ratios presented may not be indicative of our future performance. You should read the following selected consolidated financial information along with the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, filed with the SEC available as described under "Where You Can Find More Information" in the accompanying prospectus.

	Twelve Months ended December 31, 2004	Twelve Months ended December 31, 2003	Period from May 23, 2002 to December 31, 2002(1)
	($ in millions, except per share amounts and percentages)
Summary Income Statement Data
Gross premiums written	$1,586.2	$1,306.8	$374.8
Net premiums written	1,357.6	1,092.8	312.6
Net premiums earned	1,232.8	812.3	120.3
Loss and loss adjustment expenses	(723.6)	(428.4)	(76.9)
Policy acquisition and general and administrative expenses	(305.0)	(205.6)	(29.8)
Net investment income	68.3	29.6	8.5
Net income	195.1	152.1	28.6
Basic earnings per share	2.82	2.63	0.89
Fully diluted earnings per share	2.74	2.56	0.89
Basic weighted average shares outstanding	69.2	57.8	32.4
Diluted weighted average shares outstanding	71.1	59.5	32.4
Selected Ratios (based on U.S. GAAP income statement data):
Loss ratio (on net premiums earned) (2)	59%	53%	64%
Expense ratio (on net premiums earned) (3)	25	25	25
Combined ratio (4)	84%	78%	89%

Summary Balance Sheet Data
Cash and investments (5)	$3,020.8	$1,847.1	$932.0
Premiums receivable	494.2	496.5	214.5
Total assets	3,943.1	2,578.5	1,211.8
Losses and loss adjustment expense reserves	1,277.9	525.8	93.9
Reserves for unearned premiums	714.0	572.4	215.7
Bank debt	—	40.0	—
Long-term debt	249.3	—	—
Total shareholder's equity	1,481.5	1,298.7	878.1

Per Share Data (Based on U.S. GAAP Balance Sheet Data):
Book value per share (6)	$21.37	$18.77	$15.44
Diluted book value per share (treasury stock method) (7)	20.79	18.17	15.44

(1)	The financial information for this period reflects our results for the period from May 23, 2002, the date of our formation, to December 31, 2002.

(2)	The loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.

(3)	The expense ratio is calculated by dividing acquisition expense and general and administrative expense by net premiums earned.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

(5)	Investments include fixed maturities and short-term investments.

(6)	Book value per share is based on total shareholders' equity divided by the number of shares outstanding of 56,876,360, 69,179,303 and 69,315,099 at December 31, 2002, 2003 and 2004, respectively.

(7)	Fully diluted book value per share is calculated based on total shareholders' equity at December 31, 2003 and December 31, 2004, divided by the number of dilutive equivalent shares outstanding of 56,876,360, 71,481,906 and 71,271,170 at December 31, 2002, 2003 and 2004, respectively. There were no dilutive options at December 31, 2002. At December 31, 2003 there were 2,302,603 dilutive options and at December 31, 2004 there were 1,956,071 dilutive options. Potentially dilutive shares outstanding are calculated using the treasury method.

RISK FACTORS

We outline below factors that could cause our actual results to differ materially from those in the forward looking statements contained in this prospectus supplement and other documents that we file with the U.S. Securities and Exchange Commission ("SEC"). The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our future business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition.

Risks Related to Our Company

The historical operations and results of the Syndicates may not be indicative of our future performance.

We were formed on May 23, 2002 and began our business operations on June 21, 2002 when Aspen Re commenced its underwriting activities. The historic operations of Syndicate 2020, a portion of whose business we began to reinsure in 2002, do not form a meaningful basis on which to assess the value of an investment in Aspen Holdings. Our management's past results prior to our formation were achieved largely as contributors to the operation of Syndicate 2020 within the London Market. Aspen Re also operates in the London Market and is seeking to underwrite new classes of business with which our management is familiar, but that business could have a substantially different risk profile or different pricing than those previously underwritten by the Syndicates. In addition, we are still in a relatively early stage of our operations in Bermuda and the United States. Insurance companies, such as Aspen Bermuda and Aspen Specialty, in their early stages of development face substantial business and financial risks and may suffer significant losses. They must establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. It is possible that we will not be successful in duplicating the past performance of the Syndicates, or in implementing our business strategy.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.

Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. To the extent actual claims exceed our expectations, we will be required to immediately recognize the less favorable experience. This could cause a material increase in our provisions for liabilities and a reduction in our profitability, including operating losses and reduction of capital. To date, overall, we have not been required to make any of these adjustments. It is expected that in the future, the number of claims will increase, and their size and severity could exceed our expectations.

We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Our current loss reserves are based on estimates involving actuarial and statistical projections at a given point in time of our expectations of the ultimate settlement and administration costs of incurred but not reported ("IBNR") claims, based on facts and circumstances then known, predictions of future events, estimates of future trends in claim frequency and severity and variable factors such as inflation. We utilize actuarial models as well as historical insurance industry loss development patterns to establish appropriate loss reserves. Each of our Insurance Subsidiaries' reserving process and methodology are subject to a quarterly review, the results of which are presented to and reviewed by our audit committee. Establishing an appropriate level of loss reserves is an inherently uncertain process. The inherent uncertainties of loss reserves generally are greater for the reinsurance business as compared to the insurance business, principally due to the necessary reliance on the ceding company or insurer for information regarding losses, and the lapse of time from the occurrence of the event to the reporting of the loss to the reinsurer and the ultimate resolution or settlement of the loss. In addition, although we conduct our due diligence on the transactions we underwrite in connection with our reinsurance business, we are also dependent on the original underwriting decisions made by the ceding companies. We are subject to the risk that the ceding clients may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. Accordingly, actual claims and loss expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

We rely on third party service providers for some claims handling.

We rely on third party service providers to assist in handling some claims activity. If our third party service providers fail to perform as expected, it could have a negative impact on our financial condition and results of operations.

We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

We may have substantial exposure to large, unexpected losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverages we write, we may not be successful in doing so. We generally exclude acts of terrorism and losses stemming from nuclear, biological and chemical events; however, some states in the United States do not permit exclusion of fires following terrorist attacks from insurance policies and reinsurance treaties. Where we believe we are able to obtain pricing that adequately covers our exposure, we have written a limited number of reinsurance contracts covering solely the peril of terrorism. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of these events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from these risks occur, our financial condition and results of operations could be materially adversely affected.

Our financial condition and results of operations could be adversely affected by the occurrence of catastrophic events such as natural disasters.

As a part of our insurance and reinsurance operations, we have assumed substantial exposure to losses resulting from natural disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather, floods, tornadoes, and fires. The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of large claims from catastrophic events may result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could have a material adverse effect on our financial condition or results of operations and our ability to write new business. In particular, we write a considerable amount of business that is exposed to Florida windstorms and California earthquakes. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences per year in the future and that climate change may increase the frequency of severe weather events. Although we will attempt to manage our exposure to these events, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed our estimates, either of which could have a material adverse effect on our financial condition or results of operations. Events that are driven by Florida windstorms and earthquakes in California in particular could have a material adverse effect on our financial condition and results of operations.

Our purchase of reinsurance subjects us to third-party credit risk and such reinsurance may not be available on favorable terms.

We purchase reinsurance for our own account in order to mitigate the effect of certain large and multiple losses upon our financial condition. A reinsurer's insolvency or its inability or reluctance to make timely payments under the terms of its reinsurance agreement with us could have a material adverse effect on us because we remain liable to the insured.

From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, following the terrorist attacks of September 11, 2001, reinsurance and retrocessional markets generally became less attractive for purchasers of reinsurance as supply contracted, terms were tightened and premium rates increased. Accordingly, we may not be able to obtain our desired amounts of reinsurance to reduce specific exposures. In addition, even if we are able to obtain such reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or obtain such reinsurance from entities with satisfactory creditworthiness. As is typical in our industry, many of our reinsurance contracts have a one-year term, and it is not certain that they can be renewed on reasonable terms; however, based on our past experience and the current state of the reinsurance market, we believe we will be able to renew the majority of such contracts.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. In addition, we are unable to predict the extent to which the courts may expand the theory of liability under a casualty insurance contract, such as the range of the occupational hazards causing losses under employers' liability insurance. In particular, our exposure to casualty reinsurance and U.K. liability insurance increases our potential exposure to this risk due to the uncertainties of expanded theories of liability and the long tail nature of these lines of business. There has been a recent, but inconclusive report, commissioned in the U.K. to address escalating premium rates in response to this uncertainty. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

We could be adversely affected by the loss of one or more principal employees or by an inability to attract and retain staff.

Our success will depend in substantial part upon our ability to retain our principal employees and to attract additional employees. As of December 31, 2004, we had approximately 249 full-time employees and, accordingly, depend upon them for the generation and servicing of our business. We rely substantially upon the services of our senior management team. In particular, we rely substantially upon the service of Paul Myners, Chairman of our board of directors, Christopher O'Kane, our Chief Executive Officer, and Julian Cusack, our Chief Financial Officer. Although we have employment agreements with all of the members of our management team and we are not aware of any planned departures or retirements, if we were to lose the services of members of our management team, our business could be adversely affected. We do not currently maintain key man life insurance policies with respect to any of our employees.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

We seek to mitigate our loss exposure by writing a number of our insurance and reinsurance contracts on an excess of loss basis, such that we must pay losses that exceed a specified retention. In addition, we limit program size for each client and purchase reinsurance for our own account. In the case of proportional reinsurance treaties, we seek per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses from any one event. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, negotiated to limit our risks may not be enforceable in the manner we intend. We cannot be sure that any of these loss limitation methods will be effective. As a result of the risks we insure and reinsure, unforeseen events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or results of operations.

The preparation of our financial statements requires us to make many estimates and judgments that are more difficult than those made in a more mature company because we have more limited historical information through December 31, 2004.

The preparation of our consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are more difficult to make than those made for a more mature company because we have more limited historical information through December 31, 2004. A significant part of our current loss reserves is in respect of IBNR. This IBNR reserve is based almost entirely on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs. In addition to limited historical information, we utilize actuarial models as well as historical insurance industry loss development patterns to establish loss reserves. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

Our business could be adversely affected by Bermuda employment restrictions.

From time to time, we may need to hire additional employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. Only three members of Aspen Bermuda's management team (or other officers) based in Bermuda are Bermudian. As of December 31, 2004, we had 22 employees in Bermuda. One of these employees is Julian Cusack, our Chief Financial Officer. Julian Cusack is a non-Bermudian and is working under a work permit that will expire on March 9, 2008. We plan to recruit additional employees in 2005 to work in Bermuda for the Company or Aspen Bermuda. None of our current Bermuda employees for whom we have applied for a work permit has been denied. It is possible that we could lose the services of Julian Cusack or another key employee who is non-Bermudian if we were unable to obtain or renew their work permits, which could have a material adverse affect on our business.

Our concentration on a limited number of lines of business could make us more susceptible to unfavorable market conditions.

We have a portfolio of business that is currently dominated by a limited number of property and casualty lines of business. Given this reliance, there is risk that unfavorable market conditions in these lines could have a disproportionate impact on our Company in comparison with our industry in general.

The aggregated risks associated with reinsurance underwriting could adversely affect us.

In our reinsurance business, we do not separately evaluate each of the individual risks assumed under most reinsurance treaties. This is common among reinsurers. Therefore, we will be largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

We may be unable to enter into sufficient reinsurance security arrangements and the cost of these arrangements may materially impact our margins.

As non-U.S. reinsurers, Aspen Bermuda and Aspen Re are required to post collateral security with respect to liabilities they assume from ceding insurers domiciled in the United States. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit in their U.S. statutory financial statements with respect to liabilities ceded to unlicensed or unaccredited reinsurers. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the trust assets are held by the ceding company. Aspen Re is required to post letters of credit or establish other security for its U.S. cedents in an amount equal to 100% of reinsurance recoverables under the agreements to which it is a party with the U.S. cedents. We have currently in place letters of credit facilities and trust funds, as further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," to satisfy these requirements. If these facilities are not sufficient or if the Company is unable to renew these facilities or is unable to arrange for other types of security on commercially acceptable terms, the ability of Aspen Bermuda and Aspen Re to provide reinsurance to U.S.-based clients may be severely limited. Security arrangements may subject our assets to security interests and/or require that a portion of our assets be pledged to, or otherwise held by, third parties and, consequently, reduce the liquidity of our assets. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda or U.K. law. The restrictions may result in lower investment yields on these assets, which could adversely affect our profitability.

Our insurance subsidiaries are rated by A.M. Best, S&P and Moody's, and a decline in any of these ratings could affect our standing among brokers and customers and cause our sales and earnings to decrease.

Ratings are a significant factor in establishing the competitive position of insurance and reinsurance companies. A ratings downgrade, therefore, could result in a substantial loss of business as insureds, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). S&P maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). Moody's maintains a letter and number scale rating system ranging from "Aaa" (Exceptional) to "C" (Lowest). Aspen Re is currently rated "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels, "A" (Strong) by S&P, which is the seventh highest of twenty-two rating levels, and "A2" (Good) by Moody's, which is the eighth highest of twenty-three rating levels. Aspen Bermuda is currently rated "A–" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels, "A" (Strong) by S&P, which is the seventh highest of twenty-two rating levels and "A2" (Good) by Moody's, which is the eighth highest of twenty-three rating levels. Aspen Specialty is currently rated "A–" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels. The objective of A.M. Best's, S&P's and Moody's rating systems is generally to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's, S&P's and Moody's opinions of the financial strength of our Insurance Subsidiaries; they are not evaluations directed to investors in our ordinary shares and other securities and are not recommendations to buy, sell or hold our ordinary shares and other securities.

The ratings of our Insurance Subsidiaries are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, S&P and/or Moody's. If our ratings are reduced from their current levels by any of A.M. Best, S&P or Moody's, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to sell our products.

In addition, several agreements we have with third parties would be impacted by a failure to maintain specified ratings. Under our credit facilities, we would be in default if Aspen Re's or Aspen Bermuda's insurer financial strength ratings fall below "B++" by A. M. Best or "A–" by S&P. Under the framework agreement dated May 28, 2002 among Wellington and its affiliates, Aspen U.K. Services and Aspen Holdings, Aspen Re would need to provide a letter of credit with respect to any quota share reinsurance it provides to Syndicate 2020 if Aspen Re's insurer financial strength or similar rating is down-graded below "A" by either S&P and A.M. Best or such lower rating (not being lower than "A–") acceptable to Lloyd's from time to time.

Continuing investigations of broker market practices and the potential impact of the recent Marsh settlement could adversely affect our business.

Investigations of broker placement and compensation practices initiated by the Attorneys General and insurance regulators of certain states beginning with New York in October 2004, together with associated class action lawsuits initiated against such broker entities, have challenged the legality of certain broker activities. Marsh & McLennan Companies, Inc. ("Marsh") and the New York Attorney General entered into a settlement agreement on January 31, 2005. Apart from Marsh, various brokers with whom we do business are included within these investigations and lawsuits. The investigations and suits challenge, among other things, the appropriateness of setting fees paid to brokers based on the volume of business placed by a broker with a particular insurer or reinsurer; the payment of contingent fees to brokers by insurers or reinsurers because of alleged conflicts of interest arising from such fee arrangements; the nondisclosure by brokers to their clients of contingent fees paid to them by insurers and reinsurers, bid rigging and tying the receipt of direct insurance to placing reinsurance through the same broker. The Marsh-New York Attorney General settlement confirms that Marsh units that deal with U.S. clients, at least, must implement a series of business reforms relating to insurer compensation, disclosures to clients, use of wholesalers and employee training, among other things, and must submit to greater regulatory oversight by the New York Insurance Department.

Because many investigations and suits continue and others may yet be filed, it is not possible to determine their ultimate impact upon brokers, insurers and reinsurers, including our various business units that handle U.S. insurance and reinsurance risks. However, because of Aspen Re's and Aspen Specialty's reliance on brokers for future business, any governmental actions or judicial decisions which have the effect of impairing these broker markets could materially impact our ability to underwrite business. In addition, to the extent that any of the industry-wide arrangements with our brokers were determined to be improper, we could be fined or otherwise penalized. Aspen Re, our U.K. subsidiary, is regulated by the Financial Services Authority ("FSA"). The FSA has stated that an "early supervision priority" in 2005 will be to look at the arrangements that insurers and brokers have in place to manage their conflicts of interest. In the event that the FSA perceives that brokers and insurers are not disclosing commissions when specifically asked, or if they offer or receive inducements contrary to the interests of the insured, the FSA may exercise its regulatory powers over brokers, insurers and reinsurers.

Should brokers with which we deal seek to increase commission levels in order to make up revenue shortfalls, we could be adversely impacted. To the extent that state regulation of brokers and intermediaries becomes more onerous, costs of regulatory compliance for Aspen Management and Aspen Re America will increase. Finally, to the extent that any of the brokers with whom we do business suffer financial difficulties as a result of the investigations or proceedings, we could suffer increased credit risk. See "—Our reliance on brokers subjects us to their credit risk" and "—Since we depend on a few brokers for a large portion of our insurance and reinsurance revenues, loss of business provided by any one of them could adversely affect us" below.

Recent investigations of certain reinsurance accounting practices could adversely affect our business.

Certain reinsurance contracts are highly customized and typically involve complicated structural elements. U.S. GAAP governs whether or not a contract should be accounted for as reinsurance.

Contracts that do not meet these U.S. GAAP requirements may not be accounted for as reinsurance and are required to be accounted for as deposits. These contracts also require judgments regarding the timing of accruals under U.S. GAAP. As recently reported in the press, certain insurance and reinsurance arrangements involving other companies, and the accounting judgments that they have made, are coming under scrutiny by the New York Attorney General's Office, the SEC and other governmental authorities. At this time, we are unable to predict the potential effects, if any, that these industry investigations and related settlements may have upon the accounting for reinsurance and related industry practices or what, if any, changes may be made to practices involving financial reporting. Changes to any of the foregoing could materially and adversely affect our business and results of operations.

Our reliance on brokers subjects us to their credit risk.

In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a payment, in a significant majority of business that we write, it is highly likely that we will be liable to the client for the deficiency because of local laws or contractual obligations. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers around the world with respect to most of our insurance and reinsurance business. However, due to the unsettled and fact-specific nature of the law, we are unable to quantify our exposure to this risk. To date, we have not experienced any material losses related to such credit risks.

Since we depend on a few brokers for a large portion of our insurance and reinsurance revenues, loss of business provided by any one of them could adversely affect us.

We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. Aon Corporation ("Aon"), Marsh, Willis Group Holdings, Ltd. ("Willis"), Benfield Group plc ("Benfield"), and Ballantyne, McKean & Sullivan Ltd. ("Ballantyne"), provided 21.1%, 19.1%, 11.7%, 14.7% and 6.8% (for a total of 73.4%), respectively, of our gross reinsurance premiums written for the twelve months ended December 31, 2004. Aon, SBJ Group Limited ("SBJ"), Marsh, Willis and R. L. Davison & Co. Ltd. ("R. L. Davison") provided 18.1%, 5.0%, 8.7%, 6.2% and 6.0% (for a total of 44.0%), respectively, of our gross insurance premiums written for the twelve months ended December 31, 2004. Several of these brokers also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that compete with us, and these brokers may favor their own insurers or reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

If we fail to develop the necessary infrastructure as we grow, our future financial results may be adversely affected.

Our recent and planned future expansion in the United Kingdom, United States and Bermuda has placed and will continue to place increased demands on our financial, managerial and human resources. To the extent we are unable to attract additional professionals, our financial, managerial and human resources may be strained. The growth in our staff and infrastructure also creates more managerial responsibilities for our current senior executives, potentially diverting their attention from the underwriting and business origination functions for which they are also responsible. Furthermore, although we continue to outsource support for our information technology systems to Wellington until termination in August 2005, we have not received any other significant administrative services from WUAL since the end of 2003. We are in the process of developing new information technology systems, including underwriting and financial support systems. To the extent, we are not able to develop and implement new systems that meet our business needs, we may be required to continue with our existing arrangements or accept a less sophisticated system. In addition, if our information technology infrastructure is not in place prior to our anticipated move to our new London office, we will be delayed in implementing our move, and we may be subject to additional expenses as a result of such delay. Our future profitability depends in part on our ability to further develop our resources and effectively manage such transition or expansion. Our inability to achieve such development or effective management may impair our future financial results.

Acquisitions or strategic investments that we may make could turn out to be unsuccessful.

As part of our strategy, we may pursue growth through acquisitions and/or strategic investments in businesses. The negotiation of potential acquisitions or strategic investments as well as the integration of an acquired business or new personnel could result in a substantial diversion of management resources. Acquisitions could involve numerous additional risks such as potential losses from unanticipated litigation or levels of claims and inability to generate sufficient revenue to offset acquisition costs. We have limited experience in identifying quality merger candidates, as well as successfully acquiring and integrating their operations.

Our ability to manage our growth through acquisitions or strategic investments will depend, in part, on our success in addressing these risks. Any failure by us to effectively implement our acquisitions or strategic investment strategies could have a material adverse effect on our business, financial condition or results of operations.

Our investment performance may affect our financial results and ability to conduct business.

Our funds are invested by several professional investment management firms under the direction of our investment committee in accordance with detailed investment guidelines set by us. See "Business—Investments". Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. The occurrence of large claims may force us to liquidate securities at an inopportune time, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss in order to cover such liabilities. Large investment losses could significantly decrease our asset base, thereby affecting our ability to underwrite new business. For the twelve months ended December 31, 2004, 5.3% or $68.3 million of our total revenue was derived from our invested assets. This represented 26.0% of our income from operations before income tax for the same period.

We may be adversely affected by interest rate changes.

Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, funds reinvested will earn less than expected.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a portfolio, diversified by obligor and emphasizing higher rated securities, with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

Profitability may be adversely impacted by inflation.

The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Our calculation of reserves for losses and loss expenses includes assumptions about future payments for settlement of claims and claims-handling expenses, such as medical treatments and litigation costs. We write liability business in the United States, the United Kingdom and Australia, where claims inflation has grown particularly strong in recent years. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

We may be adversely affected by foreign currency fluctuations.

Our reporting currency is the U.S. Dollar. The functional currencies of our reinsurance and insurance segments are the U.S. Dollar and the British Pound. For the twelve months ended December 31, 2003 and 2004, 10.3% and 12.9% respectively of our gross premiums were written in currencies other than the U.S. Dollar and the British Pound. A portion of our loss reserves and investments are also in currencies other than the U.S. Dollar and the British Pound. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S./non-British currencies, which could adversely affect our operating results.

We may use hedges to manage probable significant losses that will be paid in non-U.S./non-British currencies. However, it is possible that we will not successfully structure those hedges so as to effectively manage these risks.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

General.    Our insurance and reinsurance subsidiaries may not be able to maintain necessary licenses, permits, authorizations or accreditations in territories where we currently engage in business or obtain them in new territories, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or to engage in certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject could have a material adverse effect on our business. See "Business—Regulatory Matters".

Aspen Re.    Aspen Re has authorization from the FSA to write certain classes of insurance business in the United Kingdom. As an authorized insurer in the United Kingdom, Aspen Re is able to operate throughout the E.U., subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements. As an FSA authorized insurer, the insurance and reinsurance businesses of Aspen Re will be subject to close supervision by the FSA.

The FSA regards Aspen Re, for all intents and purposes, as a relatively new insurer and has stated that it wishes to closely monitor Aspen Re's progress against its business plans and related issues including business development, reinsurance, underwriting controls and claims. More generally, the FSA is strengthening its requirements for senior management arrangements, and for systems and controls of insurance and reinsurance companies under its jurisdiction. Furthermore, the FSA intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. Changes in the FSA's requirements may have an adverse impact on the business of Aspen Re.

If any entity were to hold 20% or more of the voting rights or 20% or more of the issued ordinary shares in Aspen Holdings, transactions between Aspen Re and such entity may have to be reported to the FSA if the value of those transactions exceeds certain threshold amounts that would render them material connected party transactions. In these circumstances, we cannot assure you that these material connected party transactions will not be subject to regulatory intervention by the FSA.

Aspen Re is required to provide the FSA with information about Aspen Holdings' notional solvency, which involves calculating the solvency position of Aspen Holdings in accordance with the

FSA's rules. In this regard, if Aspen Bermuda or Aspen Specialty were to experience financial difficulties, it could affect the "solvency" position of Aspen Holdings and in turn trigger regulatory intervention by the FSA with respect to Aspen Re. Furthermore, any transactions between Aspen Re, Aspen Specialty and Aspen Bermuda that are material connected party transactions would also have to be reported to the FSA. We cannot assure you that the existence or effect of such connected party transactions and the FSA's assessment of the overall solvency of Aspen Holdings and its subsidiaries, even in circumstances where Aspen Re has on its face sufficient assets of its own to cover its required margin of solvency, would not result in regulatory intervention by the FSA with regard to Aspen Re.

There may be reforms in liability insurance practice in the United Kingdom, in response to dramatic price increases that have greatly affected businesses, which may adversely impact the Company. The Office of Fair Trading ("OFT") in the United Kingdom undertook a study as a result of concerns regarding sharp increases in the cost of premiums charged for employers' public and product liability insurance and professional indemnity insurance, collectively referred to as liability insurance. The OFT has indicated that it will continue to keep liability insurance markets under review, including premiums to be charged during late 2004 and early 2005, as it anticipates the markets to have adjusted by that date. The OFT does not presently have price controls in place in relation to liability insurance. We are not aware at this time of any OFT proposals to recommend such price controls but the OFT has stated publicly that if liability insurance markets do not improve by early 2005 the OFT will consider if action is appropriate. In addition, the U.K. Department for Work and Pensions ("DWP") has conducted a specific study regarding employers' liability. Both the OFT and the DWP have focused on the potential benefit to businesses, as insureds, if insurers increased the renewal periods during which insureds can renew their insurance coverage. The OFT has the power to recommend wide ranging reforms to the extent that it finds competition has been hindered as a result of the sharp increase in premiums charged, and to refer the markets to the U.K. Competition Commission which may impose structural and behavioral remedies on the market participants. Although no particular regulatory or legislative reforms have been adopted, these reports and any subsequent regulation may adversely affect our business and results of operations. For example, if insurers were required to increase their renewal periods, this may result in increased competition to retain existing customers.

In addition, given that the framework for supervision of insurance and reinsurance companies in the United Kingdom is largely formed by E.U. directives (which are implemented by member states through national legislation), changes at the E.U. level may affect the regulatory scheme under which Aspen Re will operate. One such directive obliged the United Kingdom to ensure that, in any insolvency or reorganization proceedings concerning an insurer established in the United Kingdom, claims under insurance contracts receive priority over claims under reinsurance contracts. These rules, which were implemented into U.K. law in April 2003, may have the effect that prospective reinsureds may seek security for future claims under reinsurance policies issued by Aspen Re which would increase the cost to Aspen Re of writing reinsurance business. A general review of E.U. insurance directives is currently in progress and may lead to changes such as increased or risk-based minimum capital requirements. The FSA has introduced new requirements on insurers and reinsurers to calculate their Enhanced Capital Requirement ("ECR") which includes capital charges based on assets, claims and premiums. The level of ECR seems likely to be at least twice the existing required minimum solvency margin for most companies, although the FSA had already adopted an informal approach of encouraging companies to hold at least twice the current E.U. minimum. In addition, the FSA is proposing to give guidance regularly to insurers under "individual capital guidance", which may result in guidance that a company should hold in excess of the ECR. These changes may increase the required regulatory capital of Aspen Re.

Aspen Re does not presently intend that it will be admitted to do business in any jurisdiction other than the United Kingdom, Ireland and the other member states of the European Economic Area. We cannot assure you, however, that insurance regulators in the United States, Bermuda or elsewhere will not review the activities of Aspen Re and claim that Aspen Re is subject to such jurisdiction's licensing or other requirements.

Aspen Bermuda.    Aspen Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority ("BMA") require Aspen Bermuda to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict Aspen Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

Aspen Bermuda does not maintain a principal office, and its personnel do not solicit, advertise, settle claims or conduct other activities that may constitute the transaction of the business of insurance or reinsurance, in any jurisdiction in which it is not licensed or otherwise not authorized to engage in such activities. Although Aspen Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to Aspen Bermuda's insurance or reinsurance activities may still be raised in the future.

The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws, regulations or settlements impacting offshore insurers or reinsurers, such as Aspen Bermuda, could have a material adverse effect on our business.

Aspen Specialty.    Aspen Specialty is organized in and has received a license to write certain lines of insurance business in the State of North Dakota and, as a result, is subject to North Dakota law and regulation under the supervision of the Commissioner of Insurance of the State of North Dakota. The North Dakota Commissioner of Insurance also has regulatory authority over a number of affiliate transactions between Aspen Specialty and other members of our holding company system. The purpose of the state insurance regulatory statutes is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders or noteholders. Among other matters, state insurance regulations will require Aspen Specialty to maintain minimum levels of capital, surplus and liquidity, require Aspen Specialty to comply with applicable risk-based capital requirements and will impose restrictions on the payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Aspen Specialty to write new business or distribute assets to Aspen Holdings.

In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. In addition, some members of Congress have begun to explore whether the federal government should play a greater role in the regulation of insurance. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly examine existing laws and regulations. Changes in federal or state laws and regulations or the interpretation of such laws and regulations could have a material adverse effect on our business.

In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Act was enacted to ensure the availability of insurance coverage for certain terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. Although the U. S. Congress is likely to consider in 2005 whether to extend the Terrorism Act, we are currently unable to predict whether the Terrorism Act will lapse, be renewed or replaced by something else beyond 2005, or whether any new initiatives would result in greater federal government intervention in the U.S. insurance and reinsurance markets in which we participate.

New laws and regulations or changes in existing laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations. For example, a bill now pending in the U.S. Congress would limit the liability of certain defendants who have asbestos liabilities, but would also require defendants and insurers to contribute to a trust fund to compensate persons alleging to have been harmed by asbestos exposure. To the extent that the passage of such legislation might provide our competitors with somewhat greater certainty as to their ultimate asbestos liabilities, some of their current reserves might be released, thus providing them additional underwriting capacity. This, in turn, could result in increased competitive pressure on us. However, because prospects for passage of this bill as well as its details (the trust fund provisions in particular) are uncertain, we cannot at this time predict how the passage of such legislation might impact us.

Our ability to pay dividends or to meet ongoing cash requirements may be constrained by our holding company structure.

We are a holding company and, as such, have no substantial operations of our own. We do not expect to have any significant operations or assets other than our ownership of the shares of our Insurance Subsidiaries. Dividends and other permitted distributions from our Insurance Subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including our debt service payments and other expenses, and to pay dividends, if any, to our shareholders. Our Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our Insurance Subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our business. See "Business—Regulatory Matters—Bermuda Regulation—Minimum Solvency Margin and Restrictions on Dividends and Distributions," "Business—U.K. Regulation—Restrictions on Dividend Payments," and "Business—U.S. Regulation—North Dakota State Dividend Limitations".

Certain regulatory and other constraints may limit our ability to pay dividends.

We are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our ordinary shares and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds to believe that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. In addition, our ability to pay dividends to our shareholders is limited under our Credit Agreements (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources"), which provide that, subject to the requirements specified in the agreements, Aspen Holdings may not during any fiscal year pay cash dividends in an aggregate amount exceeding 50% of its consolidated net income for such fiscal year. If you require dividend income you should carefully consider these risks before investing in our Company. For more information regarding restrictions on the payment of dividends by us and our Insurance Subsidiaries, see "Business—Regulatory Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

Several of our founding shareholders and some of our directors may have conflicts of interest with us.

Several of our founding shareholders and some of our directors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. Of our directors, Julian Avery was the Chief Executive Officer of Wellington until his resignation effective September 20, 2004. We had in place certain quota share agreements under our framework agreement and an administrative services agreement with Wellington and its affiliates for which we have received notice of termination in December 2003, with termination effective 18 months from the date of notice. We also have entered into an IT services agreement with Wellington and its affiliates for which we have provided a notice of termination on August 20, 2004, with termination being effective on August 20, 2005, subject to certain transition services. We also had an agreement with Montpelier Re Holdings Ltd ("Montpelier Re"), one of our founding shareholders, which until December 20, 2003 limited the type and the amount of business we could write in Bermuda. Montpelier Re is also a competitor of ours in the reinsurance business. See "Certain Relationships and Related Transactions—Transactions and Relationships with Initial Investors" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

In addition, several of our founding shareholders and some of our directors have sponsored or invested in, and may in the future sponsor or invest in, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which may compete with us. They have also entered into, or may in the future enter into, agreements with companies that may compete with us. We do not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest.

In addition, we may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest. These parties may take actions that are not in our shareholders' best interests. See "Business—Reinsurance" and "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference. Moreover, under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided that the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determines otherwise.

We may experience difficulty in attracting and retaining qualified independent directors in the increasingly regulated corporate governance environment.

We are subject to the independent director requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), SEC rules and, to the extent applicable, the NYSE corporate governance rules. We may experience difficulty in attracting and retaining qualified independent directors to respond to the increasing regulation of public companies. If we are unable to attract or retain independent directors, we may be faced with delisting of our ordinary shares or a violation of the Sarbanes-Oxley Act or SEC rules.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our funds are insufficient to fund future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Our additional needs for capital will depend on our actual claims experience, especially any catastrophic events. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Risks Related to Our Industry

We operate in a highly competitive environment, and substantial new capital inflows into the insurance and reinsurance industry will increase competition.

The insurance and reinsurance industry is highly competitive. See "Business—Competition" for a list of our competitors. We compete primarily on the basis of experience, the strength of our client relationships, reputation, premiums charged, policy and contract terms and conditions, products offered, speed of claims payment, overall financial strength, ratings and scope of business (both by size and geographic location).

A number of Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate. Many of these entities derive their profits primarily through Bermuda operations and, consequently, may achieve a lower overall global effective tax rate than us. In addition, we may not be aware of other companies that may be planning to enter the lines of business of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital.

Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability. We have recently experienced increased competition in some lines of business which has caused a decline in rate increases or a reduction in rates.

Further, insurance/risk-linked securities and derivatives and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance and reinsurance. A number of new, proposed or potential legislative or industry developments could also increase competition in our industries.

New competition could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse effect on our growth and profitability.

Recent events may result in political, regulatory and industry initiatives which could adversely affect our business.

The supply of insurance and reinsurance coverage has decreased due to withdrawal of capacity and substantial reductions in capital resulting from, among other things, the terrorist attacks of September 11, 2001. This tightening of supply has resulted in governmental intervention in the insurance and reinsurance markets, both in the United States and worldwide. For example, on November 26, 2002, the Terrorism Act was enacted to ensure the availability of insurance coverage for certain terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. Although the U. S. Congress is likely to consider in 2005 whether to extend the Terrorism Act, the law is currently scheduled to expire automatically at the end of 2005 and we cannot predict whether it will lapse, be renewed or replaced by something else. Government-sponsored initiatives in other countries to address the risk of losses from terrorist attacks are similarly subject to change which may impact our business. We are currently unable to predict the extent to which lapse or replacement of the Terrorism Act, or other new initiatives, may affect the demand for or pricing of our products or the risks that our customers may expect us, and our competitors, to underwrite.

The insurance and reinsurance business is historically cyclical and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Although premium levels for many products have increased in the recent past, there are several lines of business in which rates are stabilizing or declining which, absent a major industry event, may indicate a change in the cycle. In respect of current market conditions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality.

Risks Related to Our Ordinary Shares

Future sales of ordinary shares may affect their market price and the future exercise of options may result in immediate and substantial dilution.

As of December 31, 2004, there were 69,315,099 ordinary shares outstanding. Of these shares, 12,231,145 ordinary shares were registered and are freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act. In addition, on February 4, 2005 we filed a universal shelf registration statement on Form F-3 with the SEC which included 52,998,036 ordinary shares that may be offered for sale by our shareholders. The offering of ordinary shares to which this prospectus supplement relates is being made under such Form F-3.

We have entered into an amended and restated registration rights agreement, dated November 14, 2003, with The Blackstone Group ("Blackstone"), Wellington, Candover Partners Limited ("Candover"), Mourant & Co. Trustees Limited ("Mourant"), Credit Suisse First Boston Private Equity ("CSFB Private Equity"), Montpelier Re, the Names' Trustee (as defined below), 3i Group plc ("3i"), Phoenix Equity Partners ("Phoenix"), Olympus Partners ("Olympus") and The Lexicon Partnership LLP ("Lexicon"), pursuant to which we may be required to register our ordinary shares held by such parties under the Securities Act. At any time any such shareholder party or group of shareholders (other than directors, officers or employees of the Company) that holds in the aggregate $50 million of our shares has the right to request registration for a public offering of all or a portion of its shares, subject to the limitations and restrictions provided in the agreement. We may effect any such future registration request under the Form F-3, as is the case in this offering, in which case the related public offering may occur on short notice. Any announcement relating to a registration, offering or sale of our ordinary shares, under the Form F-3 or otherwise, could adversely affect the market price of our ordinary shares.

With respect to any outstanding ordinary shares that have not been registered, they may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell the shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours. A large percentage of our initial investors have held a portion of our ordinary shares for at least two years, although some of those investors may be deemed our affiliates. Moreover, as of December 31, 2004, an additional 5,491,518 ordinary shares were issuable upon the full exercise on a cash basis of outstanding options by Wellington (the "Wellington Options") and Harrington Trust Limited, which name was changed to Appleby (Bermuda) Trust Limited effective October 1, 2004 (the "Names' Trustee"), as successor trustee of the Names' Trust (the "Names' Trust"), which holds the options (the "Names' Options"; collectively with the Wellington Options, the "Investor Options") and shares for the benefit of the members of Syndicate 2020 who are not corporate members of Wellington (the "Unaligned Members"). Wellington and the Names' Trustee may exercise their options on a cashless basis, which allows them to realize the economic benefit of the difference between the subscription price under the options and the then prevailing market price without having to pay the subscription price for any such ordinary shares in cash. Thus, the option holder receives fewer shares upon exercise. Ordinary shares issued upon the exercise of options on a cashless basis will be issued as a bonus issue of shares in accordance with section 40(2)(a) of the Companies Act. This section provides that the share premium account of a company may be applied in paying up shares issued to shareholders as fully paid shares. This cashless exercise feature may provide an incentive for Wellington and the Names' Trustee to exercise their options more quickly. In the event that the outstanding options to purchase ordinary shares are exercised, you will suffer immediate and substantial dilution of your investment.

In addition, we have filed a registration statement on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under our share incentive plan. Subject to the exercise of issued and outstanding options and shareholder agreements between the Company and individual employees, shares registered under the registration statement on Form S-8 may be available for sale into the public markets.

We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares. See "Description of Share Capital" in the accompanying prospectus.

There are provisions in our charter documents which may reduce or increase the voting rights of our ordinary shares.

In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the ordinary shares of a shareholder are treated as "controlled shares" (as determined under section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares of such U.S. Person (a "9.5% U.S. Shareholder") shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights where it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us or any of our subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all shares of the Company that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). As of December 31, 2004, there were 69,315,099 ordinary shares outstanding, of which 6,584,934 ordinary shares would constitute 9.5% of the votes conferred by our issued and outstanding shares. A shareholder may own up to 6,584,934 ordinary shares without being subject to voting cutback provisions in our bye-laws.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. See "Description of Share Capital" in the accompanying prospectus. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by them.

As a result of any reallocation of votes, voting rights of some of our shareholders might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in such shareholders becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the reallocation of the votes of our shareholders could result in some of the shareholders becoming subject to filing requirements under Section 16 of the Exchange Act in the event that the Company no longer qualifies as a foreign private issuer.

We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated under the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate such shareholder's voting rights.

There are provisions in our bye-laws which may restrict the ability to transfer ordinary shares and which may require shareholders to sell their ordinary shares.

Our board of directors may decline to register a transfer of any ordinary shares if it appears to the board of directors, in their sole and reasonable discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or their affiliates may occur as a result of such transfer.

Our bye-laws also provide that if our board of directors determines that share ownership by a person may result in material adverse tax consequences to us, any of our subsidiaries or any shareholder or its affiliates, then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of ordinary shares held by such person which is necessary to eliminate the material adverse tax consequences.

Laws and regulations of the jurisdictions where we conduct business could delay or deter a takeover attempt that shareholders might consider to be desirable and may make it more difficult to replace members of our board of directors and have the effect of entrenching management.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have obtained from the BMA their permission for the issue and free transferability of the ordinary shares in the Company, as long as the shares are listed on the NYSE or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and of up to 20% of the ordinary shares to and among persons who are residents in Bermuda for exchange control purposes. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement.

The FSA regulates the acquisition of "control" of any U.K. insurance company authorized under the Financial Services and Markets Act 2000 ("FSMA"). Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of our ordinary shares would therefore be considered to have acquired "control" of Aspen Re. Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA's prior approval. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

There can be no assurance that the applicable regulatory body would agree that a shareholder who owned greater than 10% of our ordinary shares did not, because of the limitation on the voting power of such shares, control the applicable Insurance Subsidiary.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable. If these restrictions delay, deter or prevent a change of control, such restrictions may make it more difficult to replace members of our board of directors and may have the effect of entrenching management regardless of their performance.

A few large shareholders may be able to influence significant corporate actions.

As of March 1, 2005, we had 4 shareholder groups who own approximately 47,024,280 ordinary shares (including the Wellington Options) representing 68% of the beneficial ownership of our ordinary shares (assuming full exercise on a cash basis of Wellington Options). As a result of their ownership position, these shareholders voting together may have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations, changes of control of our company and sales of all or substantially all of our assets. If these shareholders were to act together, they would be able to exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. These actions may be taken even if they are opposed by the other shareholders.

U.S. persons who own our ordinary shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted under our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law (which is representative of the corporate law of the various states comprising the United States). Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors.    Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be accountable to us for any benefit realized under that transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest under the Companies Act, unless the majority of the disinterested directors determine otherwise. Under Delaware law, the transaction would not be voidable if:

•	the material facts as to the interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction was fair as to the corporation at the time it was authorized, approved or ratified.

Business Combinations with Large Shareholders or Affiliates.    As a Bermuda company, we may enter into business combinations with our large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and except in the case of amalgamations with and between wholly-owned subsidiaries, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make an order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or our bye-laws would require board approval and, in some instances, shareholder approval of such transactions.

Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in our name to remedy a wrong done to us where an act is alleged to be beyond our corporate power, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with the action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud of the director or officer or to recover any gain, personal profit or advantage to which the director or officer is not legally entitled. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with the action.

Indemnification of Directors and Officers.    Under Bermuda law and our bye-laws, we may indemnify our directors, officers, any other person appointed to a committee of the board of directors or resident representative (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense, incurred or suffered by such persons by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of their duties; provided that such indemnification shall not extend to any matter which would render such indemnification void under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our ordinary shares.

Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

For example, our bye-laws contain the following provisions that could have such an effect:

•	election of directors is staggered, meaning that members of only one of three classes of directors are elected each year;

•	directors serve for a term of three years;

•	our directors may decline to approve or register any transfer of shares to the extent they determine, in their sole discretion, that any non-de minimis adverse tax, regulatory or legal consequences to Aspen Holdings, any of its subsidiaries, shareholders or affiliates would result from such transfer;

•	if our directors determine that share ownership by any person may result in material adverse tax consequences to Aspen Holdings, any of its subsidiaries, shareholders or affiliates, we have the option, but not the obligation, to purchase or assign to a third party the right to purchase the minimum number of shares held by such person solely to the extent that it is necessary to eliminate such material risk;

•	shareholders have limited ability to remove directors; and

•	if the ordinary shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of Aspen Holdings, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We have been advised by Bermuda counsel, that there is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of Aspen Holdings and Aspen Bermuda an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Aspen Holdings, Aspen Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

Our non-U.S. companies may be subject to U.S. tax that may have a material adverse effect on our results of operations and your investment.

If Aspen Holdings or any of its foreign subsidiaries were considered to be engaged in a trade or business in the United States, it could be subject to U.S. corporate income and additional branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case its results of operations could be materially adversely affected (although its results of operations should not be materially adversely affected if Aspen Re is considered to be engaged in a U.S. trade or business solely as a result of the binding authorities granted to Aspen Re America, Aspen Management and Wellington Underwriting, Inc. ("WU Inc.").

Aspen Holdings and Aspen Bermuda are Bermuda companies, and Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services are U.K. companies. We intend to manage our business so that each of these companies will operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income and the likely imposition of U.S. corporate income and additional branch profits tax on the profits attributable to the business of Aspen Re produced pursuant to the binding authorities granted to Aspen Re America and Aspen Management, as well as the binding authorities previously granted to WU Inc.) because none of these companies should be treated as engaged in a trade or business within the United States (other than Aspen Re with respect to the business produced pursuant to the Aspen Re America, Aspen Management and prior WU Inc. binding authorities agreements). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service ("IRS") will not contend successfully that some or all of Aspen Holdings or its foreign subsidiaries is/are engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed above.

Our non-U.K. companies may be subject to U.K. tax that may have a material adverse effect on our results of operations.

None of us, except for Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, is incorporated in the United Kingdom. Accordingly, none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, should be treated as being resident in the United Kingdom for corporation tax purposes unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. Each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, intends to manage our affairs so that none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, is resident in the United Kingdom for tax purposes.

A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.

Each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services (which should be treated as resident in the United Kingdom by virtue of being incorporated and managed there), intends that we will operate in such a manner so that none of us, other than Aspen Re and Aspen U.K. Services, carries on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend successfully that any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment but each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

If any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us were to be treated as carrying on a trade in the United Kingdom through a permanent establishment, our results of operations could be materially adversely affected.

Holders of 10% or more of Aspen Holdings' shares may be subject to U.S. income taxation under the "controlled foreign corporation" ("CFC") rules.

If you are a "10% U.S. Shareholder" of a foreign corporation (defined as a U.S. Person (as defined below) who owns (directly, indirectly through foreign entities or "constructively" (as defined below)) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation), that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and you own shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, you must include in your gross income for U.S. federal income tax purposes your pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign personal holding company income (such as interest dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A foreign corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of that foreign corporation, or the total value of all stock of that foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described under "Bye-laws" in Item 5(f) in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated by reference herein) and other factors, no U.S. Person who owns shares of Aspen Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of Aspen Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

U.S. Persons who hold our shares may be subject to U.S. income taxation at ordinary income rates on their proportionate share of our "related party insurance income" ("RPII").

If the RPII (determined on a gross basis) of any foreign Insurance Subsidiary were to equal or exceed 20% of that company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to those insureds) own directly or indirectly through entities 20% or more of the voting power or value of Aspen Holdings, then a U.S. Person who owns any shares of the Company (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such company's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed, in which case your investment could be materially adversely affected. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by a foreign Insurance Subsidiary (generally, premium and related investment income from the indirect or direct insurance or reinsurance of any direct or indirect U.S. holder of shares or any person related to such holder) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by the company. We believe that the direct or indirect insureds of the foreign Insurance Subsidiaries (and related persons) did not directly or indirectly own 20% or more of either the voting power or value of our shares in prior years of operation and we do not expect this to be the case in the foreseeable future. Additionally, we do not expect gross RPII of either foreign Insurance Subsidiary to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future, but we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

U.S. Persons who dispose of our shares may be subject to U.S. federal income taxation at the rates applicable to dividends on a portion of such disposition.

The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as a dividend to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our shares because the Company will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain.

U.S. Persons who hold our shares will be subject to adverse tax consequences if we are considered to be a passive foreign investment company ("PFIC") for U.S. federal income tax purposes.

If we are considered a PFIC for U.S. federal income tax purposes, a U.S. Person who owns any shares of the Company will be subject to adverse tax consequences including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed, in which case your investment could be materially adversely affected. In addition, if we were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares that might otherwise be available under U.S. federal income tax laws. We believe that we are not, have not been, and currently do not expect to become, a PFIC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation.

U.S. tax-exempt organizations who own our shares may recognize unrelated business taxable income.

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of the insurance income of either of the foreign Insurance Subsidiaries is allocated to the organization, which generally would be the case if either of the foreign Insurance Subsidiaries is a CFC and the tax-exempt shareholder is a U.S. 10% Shareholder or there is RPII, certain exceptions do not apply and the tax-exempt organization owns any shares of the Company. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our shares.

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

The impact of Bermuda's letter of commitment to the organization for economic cooperation and development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

The Organization for Economic Cooperation and Development (the "OECD"), has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated April 18, 2002 and updated as of June 2004, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and prospectus may include, and we may from time to time make, other verbal or written, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "do not believe," "anticipate," "expect," "plan," "estimate," "intend" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and other factors, our actual results could differ materially from those anticipated in the forward-looking statements, and the differences could be significant. The risks, uncertainties and other factors set forth below and under "Risk Factors" and other cautionary statements made in this prospectus supplement and prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, prospectus and any documents incorporated by reference.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those set forth under "Risk Factors" and the following:

•	our relatively short operating history;

•	the impact of acts of terrorism and acts of war;

•	greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

•	the effectiveness of our loss limitation methods;

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	loss of key personnel;

•	the inability to maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors;

•	the effects of terrorist-related insurance legislation and laws;

•	decreased demand for our insurance or reinsurance products and cyclical downturn of the industry;

•	changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

•	Aspen Holdings or Aspen Bermuda becomes subject to income taxes in the United States or the United Kingdom; and

•	the effect on the insurance markets, business practices and relationships of current litigation, investigations and regulatory activity by the New York State Attorney General's office and other authorities concerning reinsurance accounting and contingent commission arrangements with brokers and bid solicitation activities.

The loss reserves and other estimates regarding the windstorms affecting the southeastern United States and Japan in late 2004, as well as the impact of industry losses on pricing and terms and conditions, could be affected by the following:

•	the total industry losses resulting from these storms;

•	the actual number of the Company's insureds incurring losses from these storms;

•	the limited actual loss reports received from the Company's insureds to date;

•	the Company's reliance on industry loss estimates and those generated by modeling techniques;

•	the amount and timing of losses actually incurred and reported by insureds to the Company;

•	the continued uncertainty in the range of loss estimates to date from the insurance industry;

•	the impact of these storms in the marine and energy market;

•	the inherent uncertainties of establishing estimates and reserves for losses and loss adjustment expenses;

•	the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers; and

•	the overall level of competition, and the related demand and supply dynamics, in the wind exposed property reinsurance lines as contracts come up for renewal.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise or disclose any difference between our actual results and those reflected in such statements.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus supplement or prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by the points made above. You should specifically consider the factors identified in this prospectus supplement and prospectus which could cause actual results to differ before making an investment decision.

USE OF PROCEEDS

All of the ordinary shares to be sold in the offering are being sold by the selling shareholders. Consequently, we will not receive any of the proceeds from the offering. We will pay certain expenses related to this offering estimated at approximately $1.0 million.

PRICE RANGE OF OUR ORDINARY SHARES AND DIVIDENDS

Our ordinary shares began trading publicly on December 4, 2003 on the NYSE under the symbol "AHL". The following table sets forth, for the months, fiscal quarters and periods indicated, the high and low sale prices per ordinary share as reported on the NYSE since our initial public offering on December 4, 2003 and the dividends declared per ordinary share:

	Price Range of Ordinary Shares		Cash Dividend per Share(1)
	High	Low
2003
Fourth Quarter (beginning December 4, 2003)	$25.75	$23.30	$—
2004
First Quarter	27.22	24.60	$0.03
Second Quarter	26.00	23.20	$0.03
Third Quarter	24.95	23.00	$0.03
Fourth Quarter	24.83	22.08	$0.03

Twelve months ended December 31, 2004	27.22	22.08
Most recent six months
September 2004	24.10	23.00
October 2004	23.92	22.08
November 2004	24.75	23.25
December 2004	24.83	23.45
January 2005	26.01	24.45
February 2005	25.97	24.55

(1)	On March 3, 2005, our board of directors approved an increase in the quarterly dividend to $0.15 per ordinary share. The dividend will be payable on March 25, 2005 to shareholders of record on March 15, 2005. Accordingly, this first quarter dividend will not be payable to new shareholders with respect to our ordinary shares purchased in this offering. Any determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial position, significant regulatory and contractual restrictions and any other factors our board of directors deems relevant at the time.

On March 22, 2005, the closing price of our ordinary shares as reported on the NYSE was $25.99. The approximate number of record holders of our ordinary shares as of March 1, 2005 was 91, not including beneficial owners of shares registered in nominee or street name.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization as of December 31, 2004 on an actual basis. This table should be read in conjunction with the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

As of December 31, 2004 (1)
($ in millions)
Debt Outstanding:
Long-term debt (senior unsecured notes)	$249.3
Shareholders' Equity:
Ordinary shares (par value 0.15144558¢) each (2)	$1,096.1
Retained earnings	367.5
Accumulated other comprehensive income, net of taxes	17.9
Total shareholder's equity	1,481.5
Total Capitalization	$1,730.8

(1)	This table does not give effect to:

•	the options granted to Wellington for 3,781,120 non-voting shares and to the Names' Trustee for an additional 1,710,398 non-voting shares, which options are exercisable into non-voting shares and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance (the options held by Wellington and the Names' Trustee are collectively referred to as the "Investor Options");

•	4,563,232 options to purchase ordinary shares, 108,739 restricted share units, and 248,809 performance share awards granted to our employees under our share incentive plan as of March 14, 2005; and

•	803,790 ordinary shares available for future grants and issuances under our share incentive plan as of March 14, 2005.

(2)	As of December 31, 2004, we had 69,315,099 ordinary shares outstanding. No non-voting shares or preference shares were outstanding as of December 31, 2004.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical financial information for the period ended and as of the dates indicated. The summary income statement data for the period from our incorporation on May 23, 2002 to December 31, 2002 and for the twelve months ended December 31, 2003 and 2004 and the balance sheet data as of December 31, 2002, 2003 and 2004 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference, which have been prepared in accordance with U.S. GAAP and have been audited by KPMG Audit Plc, our independent registered public accounting firm. These historical results are not necessarily indicative of results to be expected from any future period. Due to our limited operating history, the ratios presented may not be indicative of our future performance. You should read the following selected consolidated financial information along with the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, filed with the SEC available as described under "Where You Can Find More Information" in the accompanying prospectus.

	Twelve Months ended December 31, 2004	Twelve Months ended December 31, 2003	Period from May 23, 2002 to December 31, 2002(1)
	($ in millions, except per share amounts and percentages)
Summary Income Statement Data
Gross premiums written	$1,586.2	$1,306.8	$374.8
Net premiums written	1,357.6	1,092.8	312.6
Net premiums earned	1,232.8	812.3	120.3
Loss and loss adjustment expenses	(723.6)	(428.4)	(76.9)
Policy acquisition and general and administrative expenses	(305.0)	(205.6)	(29.8)
Net investment income	68.3	29.6	8.5
Net income	195.1	152.1	28.6
Basic earnings per share	2.82	2.63	0.89
Fully diluted earnings per share	2.74	2.56	0.89
Basic weighted average shares outstanding	69.2	57.8	32.4
Diluted weighted average shares outstanding	71.1	59.5	32.4
Selected Ratios (based on U.S. GAAP income statement data):
Loss ratio (on net premiums earned) (2)	59%	53%	64%
Expense ratio (on net premiums earned) (3)	25	25	25
Combined ratio (4)	84%	78%	89%

Summary Balance Sheet Data
Cash and investments (5)	$3,020.8	$1,847.1	$932.0
Premiums receivable	494.2	496.5	214.5
Total assets	3,943.1	2,578.5	1,211.8
Losses and loss adjustment expense reserves	1,277.9	525.8	93.9
Reserves for unearned premiums	714.0	572.4	215.7
Bank debt	—	40.0	—
Long-term debt	249.3	—	—
Total shareholder's equity	1,481.5	1,298.7	878.1

Per Share Data (Based on U.S. GAAP Balance Sheet Data):
Book value per share (6)	$21.37	$18.77	$15.44
Diluted book value per share (treasury stock method) (7)	20.79	18.17	15.44

(1)	The financial information for this period reflects our results for the period from May 23, 2002, the date of our formation, to December 31, 2002.

(2)	The loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.

(3)	The expense ratio is calculated by dividing acquisition expense and general and administrative expense by net premiums earned.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

(5)	Investments include fixed maturities and short-term investments.

(6)	Book value per share is based on total shareholders' equity divided by the number of shares outstanding of 56,876,360, 69,179,303 and 69,315,099 at December 31, 2002, 2003 and 2004, respectively.

(7)	Fully diluted book value per share is calculated based on total shareholders' equity at December 31, 2003 and December 31, 2004, divided by the number of dilutive equivalent shares outstanding of 56,876,360, 71,481,906 and 71,271,170 at December 31, 2002, 2003 and 2004, respectively. There were no dilutive options at December 31, 2002. At December 31, 2003 there were 2,302,603 dilutive options and at December 31, 2004 there were 1,956,071 dilutive options. Potentially dilutive shares outstanding are calculated using the treasury method.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations for the twelve months ended December 31, 2004 and 2003 and for the period from May 23, 2002 to December 31, 2002. The following also includes a discussion of our financial condition at December 31, 2004. This discussion and analysis should be read in conjunction with our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference. This prospectus supplement contains forward-looking statements that involve risks and uncertainties that are not historical facts, including statements about the Company's beliefs and expectations. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and particularly under the headings "Risk Factors," "Forward-Looking Statements" and "Business" contained in this prospectus supplement.

Overview

The following overview of our 2002, 2003 and 2004 operating results and financial condition is intended to identify important themes and should be read in conjunction with the more detailed discussion further below.

We are a Bermuda holding company. We provide property and casualty reinsurance in the global market through Aspen Re and Aspen Bermuda. We provide property and liability insurance principally in the United Kingdom and in the United States through Aspen Re and Aspen Specialty and we provide marine and aviation insurance worldwide through Aspen Re. Aspen Re America is a reinsurance intermediary which provides property and casualty reinsurance in the United States exclusively on behalf of Aspen Re.

During 2004 we continued to expand and diversify our portfolio of business lines. In the United States we established an office in Connecticut to write property reinsurance through Aspen Re America. We also continued the development of our surplus lines operation through Aspen Specialty, by expanding our underwriting capacity in Boston and by opening offices in Georgia and Arizona.

In London we hired a team of marine and energy underwriters who began to write business for us in 2004 and from whom we expect expanded business production in 2005. We also completed negotiations for the recruitment of an established team of aviation underwriters who have subsequently joined us and started underwriting in 2005.

The capacity of Aspen Bermuda was expanded by the injection of $250 million of additional capital and the transfer of the majority of our London-based property reinsurance underwriting team to Bermuda. The consequent increase in our underwriting activities in Bermuda will mainly relate to cedents in the U.S., Japan and the U.K.

Net income for the twelve months ended December 31, 2004 was $195.1 million, or $2.82 per share, compared to $152.1 million, or $2.63 per share, for the twelve months ended December 31, 2003 and $28.6 million, or $0.89 per share, for the period ended December 31, 2002. Management considers this per share increase in net income to reflect a strong overall performance in 2004 given the relatively short period since the Company started its operations in June 2002 and the relative immaturity of its earnings profile. We measure the maturity of the Company's earnings profile by the ratio of net premiums earned to net premiums written, which has increased from 38% for the period ended December 31, 2002, compared to 74% for the twelve months ended December 31, 2003, and 90.8% for the twelve months ended December 31, 2004. In a "steady state" in which written premiums were neither increasing nor decreasing from one year to the next, earned premium would equal written premium.

Gross premiums written increased from $374.8 million for the period ended December 31, 2002 to $1,306.8 million for the twelve months ended December 31, 2003 to $1,586.2 million for the twelve months ended December 31, 2004. Provisions for losses and related reinstatement premiums arising from catastrophe windstorm losses in the third quarter of 2004 amounted to $204.3 million, equivalent to an impact of 16% on our loss ratio.

Our net premiums written of $1,357.6 million for the year ended December 31, 2004 represented 85.6% of gross premiums written of $1,586.2 million, which indicates that we ceded reinsurance premiums of $228.6 million. Of the ceded reinsurance premiums, $43.4 million represented proportional cessions of which our shareholder Montpelier Re was the main recipient under arrangements established at our formation. The remaining amount of the ceded reinsurance premiums mostly comprises premiums for retrocessional protection of our property reinsurance account from which we expect to make recoveries in respect of windstorm losses in the third quarter of 2004.

We monitor the ratio of losses and loss adjustment expenses to net earned premium (the "loss ratio") as a measure of relative underwriting performance where a lower ratio represents a better result than a higher ratio. Our overall loss ratio was 59% for 2004 compared to 53% for 2003 and 64% for 2002. There was a release of net reserves in 2003 from prior years of $9.6 million, equivalent to around 1.1 percentage points on net earned premium for the year. For 2004 there was a release of net reserves of $62 million equivalent to around 5.0% percentage points on net earned premium for the year. Further information relating to the release of reserves can be found under "Critical Accounting Policies" below.

We monitor the ratio of expenses to net earned premium (the "expense ratio") as a measure of the cost effectiveness of our business acquisition, operating and administrative processes. The expense ratio was 25% for 2004 and for 2003.

We comment further on loss ratios and expense ratios in our discussion of the segmental results later in this section.

We generated net investment income in 2004 of $68.3 million in a year in which our total investment, cash and cash equivalents increased from $1.85 billion at the end of 2003 to $3.02 billion at the end of 2004, requiring us to invest significant amounts during a volatile bond market. Investment income in 2003 was $29.6 million and in 2002 was $8.5 million.

We did not pay any dividends to shareholders in 2003. In 2004, we paid a quarterly dividend of $0.03 per ordinary share. On March 3, 2005, our board of directors authorized an increase in dividends to $0.15 from $0.03 per ordinary share. The dividend will be paid on March 25, 2005 for shareholders of record on March 15, 2005.

Management considers that the Company has advanced its business position as a result of its enhanced capital and surplus which are important in securing the confidence of policyholders and in providing capital to support continued development of the insurance and reinsurance business conducted by our Insurance Subsidiaries.

Total shareholders' equity increased from $1,298.7 million at the beginning of 2004 to $1,481.5 million at the end of 2004. The most significant movements were:

•	net income for the year of $195.1 million;

•	dividend payments totaling $8.3 million; and

•	a net decrease in currency gains, investment losses and losses on derivatives accounted for as Other Comprehensive Income of ($9.3) million.

The increase in shareholders' equity resulted in an increase in diluted book value per share (treasury stock method) of 14% to $20.79 at December 31, 2004 from $18.17 at the beginning of 2004.

Our total capital was increased on August 16, 2004 by the issuance and sale of $250 million in aggregate principal amount of 6.00% Senior Notes due 2014 (the "Senior Notes"). The amounts outstanding under our Senior Notes (as further described under "—Liquidity and Capital Resources") were the only material debt that we had outstanding as of December 31, 2004. Management monitors the ratio of debt to total capital, with total capital being defined as shareholders' equity plus outstanding debt. At December 31, 2004, this ratio was 14.4%, compared to 3% as of December 31, 2003 (2002 – Nil). Management considers this to be well under the level at which it would expect rating agencies or customers to be concerned about excessive financial leverage.

Management monitors the liquidity of Aspen Holdings and of each of its Insurance Subsidiaries. With respect to Aspen Holdings, management monitors its ability to service debt, to finance dividend payments to shareholders and to provide financial support to the Insurance Subsidiaries. During 2004, Aspen Holdings received $35 million in dividends from Aspen Re. As at December 31, 2004, Aspen Holdings held $19.9 million in cash and cash equivalents which, taken together with our credit facilities, management considered sufficient to provide us liquidity at such time.

At December 31, 2004, the Insurance Subsidiaries held $793.7 million in cash and short-term investments that are readily realizable securities. Management monitors the value, currency and duration of the cash and investments within its Insurance Subsidiaries to ensure that they are able to meet their insurance and other liabilities as they become due and was satisfied that there was a comfortable margin of liquidity as at December 31, 2004 and for the foreseeable future.

Market Conditions, Rate Trends and Developments in 2005

On a premium weighted average basis, our whole portfolio experience was flat in terms of rate adequacy during January 1, 2005 renewals. Within this overall figure there are many variations, some of them being significant. Our insurance lines saw more competition than our reinsurance segment and it is important to note that the reinsurance component is considerably larger. In the U.K., both commercial property and employer's liability insurance saw some resurgence of price competition during January 1, 2005 renewals. These lines saw downward rate movements of approximately 12% and 5%, respectively. While this is unwelcome, we believe that both lines have been performing well and we have strategies in place to retreat to our core top performing risks if need be.

Rates in the marine and energy lines were stable to rising with the best increases in offshore energy related business, especially if the risk has sustained a loss from Hurricane Ivan. With the recent recruitment of our underwriting team for marine insurance, we believe this offers us an excellent business opportunity during the course of 2005.

Rate reductions in European property, which represents about 15% of our total property reinsurance account, averaged about 15%, while U.S. business in general saw reductions of approximately 5%. We managed to increase our share in some well-priced contracts and cancelled some less well rated contracts with the net effect of increasing our rate adequacy by approximately 4% across the property reinsurance lines as a whole. This is a positive achievement, although as the year progresses, we are unlikely to continue to buck the market trend.

In the casualty reinsurance segment we saw rate increases, typically by single digit percentage points in our medical malpractice business. Workers' compensation clash is showing sizable reductions while the rest of the U.S. business, in common with the international market, has been flat.

We test our allocation of capital to different lines of business seeking to reduce or even exit those that are becoming less attractive and endeavoring to be one of the first carriers to target new and improving opportunities. This has led us to avoid or maintain minimal exposure to the two areas of property and casualty reinsurance and insurance we currently regard as the most challenging, mainly Fortune 500 or multinational property and directors and officers insurance, where rate reductions in the range of 20% to 40% are not uncommon.

In summary, we have seen the trend in pricing slope gently downwards in the case of reinsurance business and somewhat more markedly downwards for insurance lines; however, we anticipate that our lines of business will continue to offer positive returns in 2005. Terms and conditions continued to hold throughout our portfolio during the January 1, 2005 renewal season.

In March 2005, our new aviation team will be complete. Based upon the team's collective track record of producing gross and net underwriting profits for previous employers, we believe that our aviation team is one of the top in the sector. The team has a great deal of experience and a differentiated product mix which generally avoids U.S. trunk carriers and major product manufacturers.

For a discussion of factors that may cause actual results to differ, please see "Risk Factors" and "Forward-looking Statements" elsewhere in this prospectus supplement.

Revenues from Insurance and Reinsurance Contracts

We derive our revenues primarily from our insurance and reinsurance contracts. These revenues are included in our statement of operations after taking into account amounts payable to our reinsurers.

The amount of net premiums included as revenue in any reporting period depends on:

•	the amount and type of contracts written and the premiums we are able to charge to policyholders which are influenced by multiple factors, including prevailing market prices;

•	the amount and type of reinsurance ceded and the reinsurance premiums payable;

•	the distribution of the renewal dates of the business we write which are fairly evenly distributed through the year for our insurance business but are concentrated at the beginning of quarters (particularly January 1st) for our reinsurance business; and

•	the length of time over which the premiums receivable are earned and reinsurance premiums are expensed.

Other Revenues

Revenues also include investment income and realized investment gains offset by realized investment losses. Investment income is derived from holdings of cash and money market deposits and from fixed income investments. Realized investment gains and losses are derived from the sale of fixed income investments all of which are held as marketable securities available for sale. These securities are carried at fair market value and any resulting unrealized gains and losses are not included as revenue in our statement of operations but are included in comprehensive income as a separate component of shareholders' equity.

The statement of operations for the period from May 23, 2002 to December 31, 2002 includes a significant amount in respect of realized currency exchange gains but such gains are not expected to be a material recurrent component of our revenues.

Expenses

Our expenses are classified under four headings as set out below.

Losses and loss adjustment expenses.     These expenses include claims paid and payable under our insurance and reinsurance contracts and the internal and external costs of settling these claims ("loss adjustment expenses").

The amount of these expenses is a function of the amount and type of insurance and reinsurance contracts we write and, with respect to reinsurance contracts, of the loss experience of the clients we reinsure. The amount of the expense is reduced to the extent that we can make recoveries from our reinsurers.

The amount reported under this heading in any period includes payments in the period plus the change in the value of the reserves for unpaid losses and loss adjustment expenses between the beginning and the end of the period.

Our method for setting the reserves for unpaid losses and loss adjustment expenses at the end of any period is discussed below under "Critical Accounting Policies."

Policy acquisition expenses.     Policy acquisition expenses consist principally of commissions and similar charges payable to brokers, other intermediaries and ceding companies, many of which represent a percentage of premiums receivable by us together with staff costs directly attributable to underwriting. The amount of expenses varies according to the amount and types of contracts written.

Operating and administrative expenses.     These expenses consist primarily of staff compensation, payroll taxes, accommodation costs, information technology and other operating expenses and professional fees. This heading also includes depreciation of tangible assets. Staff compensation includes salaries, bonuses, share-related compensation and benefits such as medical insurance and pension contributions.

Income tax expense.     This expense primarily represents corporation tax paid or payable by our U.K. operating company.

Critical Accounting Policies

Our consolidated financial statements contain certain amounts that are inherently subjective in nature and have required management to make assumptions and best estimates to determine the reported values. If actual events differ significantly from management's underlying assumptions or estimates, there could be a material adverse effect on our results of operations and financial condition and liquidity.

We believe that the following critical accounting policies affect the more significant estimates used in the preparation of our consolidated financial statements contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference. The descriptions below are summarized and have been simplified for clarity. A more detailed description of the significant accounting policies we use to prepare our financial statements is included in the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference. If factors such as those described in "Risk Factors" cause actual events to differ from the assumptions used in applying the accounting policy and calculating financial results, there could be a material adverse effect on our results of operations and financial condition and liquidity.

Premiums.     Written premiums comprise the estimated premiums on contracts of insurance and reinsurance entered into in the reporting period except in the case of proportional reinsurance contracts where written premium relates only to our proportional share of premiums due on contracts entered into by the ceding company prior to the end of the reporting period.

Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Premiums on our excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount we generally record as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. Adjustments to original premium estimates could be material and these adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

Premiums are recognized as earned evenly over the policy periods using the daily pro rata method.

The premium related to the unexpired portion of each policy at the end of the reporting period is included in the balance sheet as unearned premiums.

Premiums receivable are recorded as amounts due less any required provision for doubtful accounts.

Reserve for Losses and Loss Expenses.     Provision is made at the year-end for the estimated cost of claims incurred but not settled at the balance sheet date, including the cost of IBNR claims. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. As required under U.S. GAAP, no provision is made for our exposure to natural or man-made catastrophes other than for events occurring before the balance sheet date.

We take all reasonable steps to ensure that we have appropriate information regarding our claims exposures. However, given the uncertainty in establishing claims liabilities, it is likely that the final outcome will prove to be different from the original provision established.

The following presents our loss reserves by business segment as at December 31, 2004 and 2003.

	As at December 31, 2004			As at December 31, 2003
	Gross	(in US$ millions) Reinsurance Recoverable	Net	Gross	(in US$ millions) Reinsurance Recoverable	Net
Property Reinsurance	341.2	(118.3)	222.9	107.7	(12.4)	95.3
Casualty Reinsurance	377.8	(4.6)	373.2	137.2	(11.6)	125.6
Specialty Reinsurance	168.8	(27.4)	141.4	107.7	(13.7)	94.0
Total Reinsurance	887.8	(150.3)	737.5	352.6	(37.7)	314.9
Commercial Property	77.3	(13.7)	63.6	40.5	0.0	40.5
Commercial Liability	294.5	(31.9)	262.6	132.7	(5.9)	126.8
Marine & Aviation	18.3	(1.8)	16.5	0.0	0.0	0.0
Total Insurance	390.1	(47.4)	342.7	173.2	(5.9)	167.3
Total Losses and loss expense reserves	1,277.9	(197.7)	1,080.2	525.8	(43.6)	482.2

In establishing the reserves set by the Company, the Company's actuary employs a number of techniques to establish a "range of estimates." The insurance reserves are established for the total unpaid cost of claims and loss adjustment expenses, which cover events that have occurred before the balance sheet date. These reserves reflect the Company's estimates of the total cost of IBNR claims to it. Estimated amounts recoverable from reinsurers on unpaid losses and loss adjustment expenses are calculated to arrive at a net claims reserve.

For reported claims, reserves are established on a case by case basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. In estimating the cost of these claims, we consider circumstances related to the claims as reported, any information available from loss adjustors and information on the cost of settling claims with similar characteristics in previous periods. For IBNR claims, reserves are estimated using established actuarial methods. Both case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions and changes in judicial interpretation of legal liability policy coverages and inflation.

For classes of business which are not related to catastrophe, and where early claims experience may not provide a sound statistical basis to estimate the loss reserves, our approach is to establish an initial expected loss and loss expense ratio. This is based upon a combination of (a) an analysis of our own claims experience to date on our portfolio, (b) market benchmark data, (c) a contract by contract analysis, and (d) an analysis of a portfolio of similar business written by Syndicate 2020, as available, adjusted by an index reflecting how insurance rates, terms and conditions have changed. This initial expected loss and loss expense ratio is then modified in light of the actual experience to date measured against the expected experience. Loss reserves for known catastrophic events are based upon a detailed analysis of our reported losses and potential exposures conducted in conjunction with our underwriters.

Because many of the coverages underwritten involve claims that may not be ultimately settled for many years after they are incurred, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. Reserves are established by the selection of a best estimate from within a range of estimates. The Company continually reviews its reserves, using a variety of statistical and actuarial techniques to analyze current claims costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior periods are adjusted as claims experience develops and new information becomes available.

The range of estimates established by the actuary is not intended to include the minimum or maximum amount that the claims may ultimately be, but is designed to provide management with a range from which it is reasonable to select a single best estimate for inclusion in the financial statements taking into account the impact that all the factors affecting the reserves may have. The net actuarial range for reserves for losses and loss expenses established as at December 31, 2004 was between $926.8 million and $1,092.9 million. The actual net reserves established as at December 31,

2004 were $1,080.2 million. The net actuarial range for reserves for losses and loss expenses established as at December 31, 2003 was between $407.7 million and $491.3 million. The actual net reserves established as at that date were $482.2 million.

In selecting our best estimates of the reserves for each line of business we take into account all of the factors set out above, and in particular the quality of the historical information the Company has on which to establish its reserves and the degree of estimation where information is received from cedents on an underwriting year basis and needs to be converted to an accident year basis. In addition, consideration is given to the point estimate produced by our independent consulting actuaries which was towards the upper end of the range for the year ended December 31, 2004.

Loss reserves presented on an "underwriting year" basis represent claims related to all policies incepting in a given year. In contrast, "accident year" loss reserves represent claims for events that occurred during a given calendar year, regardless of when the policy was written. Loss reserves on an underwriting year basis may include claims from different accident years. For example, a policy written during 2002 may have losses in accident year 2002 and in accident year 2003. Therefore, underwriting year data as of a particular evaluation date is less mature than accident year data.

While the reported reserves make a reasonable provision for unpaid loss and loss adjustment expense obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by such factors as the existence of coverage with long duration payment patterns and changes in claims handling practices, as well as the factors noted above. Ultimate actual payments for losses and loss adjustment expenses could turn out to be significantly different from our estimates.

Prior year loss reserves.    In the twelve months ended December 31, 2004 and 2003, there was a reduction of our estimate of the ultimate claims to be paid. An analysis of this reduction by line of business is as follows:

	Twelve Months ended December 31, 2004	Twelve Months ended December 31, 2003
	($ in millions)	($ in millions)
Property Reinsurance	$17.1	$3.8
Casualty Reinsurance	(0.6)	0.4
Specialty Reinsurance	18.1	4.2
Total Reinsurance	34.6	8.4
Commercial Property	13.8	1.2
Commercial Liability	13.6	0.0
Total Insurance	27.4	1.2
Total reduction in prior year loss reserves	$62.0	$9.6

For the twelve months ended December 31, 2004. The analysis of the favorable development by each line of business is as follows:

Property Reinsurance: The net reserves of the property reinsurance line of business as at December 31, 2003 were $95.3 million, which included specific case reserves in relation to brush fires in the United States, Hurricanes, Fabian and Isabel and a Phillips factory loss in Normandy, France. Further claims information received during the twelve months to December 31, 2004 highlighted a lower severity of these reported claims than was originally anticipated and has given rise to a $17.1 million reduction in reserves in the period.

Casualty Reinsurance: The net reserves of the casualty reinsurance line of business as at December 31, 2003 were $125.6 million. We do not receive notice of most of the claims in this line of business until a considerable time has passed, however incurred claims development in the twelve months ended December 31, 2004 has resulted in a small increase in the projected loss ratio for this class of business giving rise to a strengthening of reserves of $0.6 million.

Specialty Reinsurance: The net reserves of the specialty reinsurance line of business as at December 31, 2003 were $94.0 million, largely derived through the Wellington quota share arrangements. Premium and claims information received from the cedent during the twelve months ended December 31, 2004 has enabled the Company to refine its accident year assessment. Further information received concerning the development of reserves acquired by the acquisition of The City Fire Insurance Company Limited ("City Fire") has also contributed to the overall release in reserves of $18.1 million.

Commercial Property: The net reserves of the commercial property line of business as at December 31, 2003 were $40.5 million. Better than expected development in incurred claims during 2004 and the short tail nature of this class of business has enabled the Company to refine its accident year assessment. This has given rise to a release in net reserves of $13.8 million.

Commercial Liability: The net reserves of the commercial liability line of business as at December 31, 2003 were $126.8 million. During 2004, development of incurred claims has been slower than previously expected resulting in a reduction in the projected loss ratio suggested by the actuarial projection at December 31, 2004. This has resulted in a release in net reserves of $13.6 million in the period.

For the twelve months ended December 31, 2003. The analysis of the favorable development on a line of business basis is as follows:

Property Reinsurance: The net reserves of the property reinsurance line of business as at December 31, 2002 were $24 million, of which $9 million related to the Wellington quota share arrangements. Premiums and claims information received from the Syndicates and other cedents during the twelve months ended December 31, 2003 has indicated both a reduction in the 2002 underwriting year loss ratio and also an improvement in the accident year loss ratio for 2002. This results from a lower development of the severity of reported claims than is often observed in this line of business and gave rise to a $3.8 million reduction in reserves.

Casualty Reinsurance: The net reserves of the casualty reinsurance line of business as at December 31, 2002 were $10 million. Although we do not receive notice of most of the claims in this line of business until a considerable time has passed, some claims have a shorter notification period due to some of the more catastrophic elements of the business. The development of incurred losses in the twelve months subsequent to December 31, 2002 has enabled a small reduction in the projected loss ratio for this business from that suggested by the actuarial projection at December 31, 2002, giving rise to the reduction in reserves of $0.4 million.

Specialty Reinsurance: The net reserves of the specialty reinsurance line of business as at December 31, 2002 were $30.9 million. All of the specialty business as at December 31, 2002 was derived through the Wellington quota share arrangements. The reserves established as at December 31, 2002 were based upon the cedents' underwriting year estimates. Management assessed these estimates and, with the data provided, determined the accident year loss ratio. Premiums and claims information received from the cedent during the twelve months ended December 31, 2003 has enabled the Company to refine its accident year assessment. This has resulted in a release in reserves of $4.2 million.

Commercial Property: The net reserves of the property insurance line of business as at December 31, 2002 were $2.4 million. This account had only two years of Syndicates history prior to its being written by the Company. The reserves established as at December 31, 2002 were partly based upon the historical performance experienced in those two years. During the course of 2003, the historical information improved due in particular to the settlement of one claim significantly below its case reserve. This improvement enabled us to reassess the likely level of IBNR claims in respect of the 2002 accident year, resulting in a reduction in reserves of $1.2 million.

Other than the matters described above, the Company did not make any significant changes in assumptions used in our reserving process. However, because the period of time we have been in operation is short, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take years to develop.

Estimates of IBNR are generally subject to a greater degree of uncertainty than estimates of the cost of settling claims already notified to the Company, where more information about the claim event is generally available. IBNR claims often may not be apparent to the insured until many years after the event giving rise to the claims has happened. Lines of business where the IBNR proportion of the total reserve is high, such as liability insurance, will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves. Lines of business where claims are typically reported relatively quickly after the claim event tend to display lower levels of volatility between initial estimates and final outcomes. Allowance is made, however, for changes or uncertainties which may create distortions in the underlying statistics or which might cause the cost of unsettled claims to increase or reduce when compared with the cost of previously settled claims including:

•	changes in our processes which might accelerate or slow down the development and/or recording of paid or incurred claims;

•	changes in the legal environment;

•	the effects of inflation;

•	changes in the mix of business; and

•	the impact of large losses.

As at December 31, 2003, a 5% change in the reserve for net IBNR losses would equate to a change of approximately $16.0 million in loss reserves which would represent 7.8% of income from operations before income tax for the twelve months ended December 31, 2003. As at December 31, 2004, a 5% change in the reserve net for IBNR losses would equate to a change of approximately $30.6 million in loss reserves which would represent 11.6% of income from operations before income tax for the twelve months ended December 31, 2004.

Reinsurance recoveries in respect of estimated IBNR claims are assumed to be consistent with the historical pattern of such recoveries, adjusted to reflect changes in the nature and extent of our reinsurance program over time. An assessment is also made of the collectability of reinsurance recoveries taking into account market data on the financial strength of each of the reinsurance companies.

Reinstatement Premiums.     Reinstatement premiums and additional premiums are accrued as provided for in the provisions of assumed reinsurance contracts, based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of an excess of loss contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately. An allowance for uncollectible premiums is established for possible non-payment of such amounts due, as deemed necessary.

Results of Operations

Aspen Holdings was formed on May 23, 2002 and acquired City Fire on June 21, 2002. City Fire was subsequently renamed as Wellington Reinsurance Limited ("Wellington Re") and then as Aspen Re. Aspen Re commenced underwriting on June 21, 2002. Aspen Bermuda was formed on November 6, 2002 and commenced insurance operations on December 9, 2002. Aspen Specialty was acquired on September 5, 2003. Our fiscal year ends on December 31. Our financial statements are prepared in accordance with U.S. GAAP. The following is a discussion and analysis of our consolidated results of operations for the twelve months ended December 31, 2004 and 2003, the twelve months ended December 31, 2004 and 2003 and the period from our incorporation on May 23, 2002 to December 31, 2002.

In 2002, we derived a significant proportion of our premiums from two quota share contracts under which we reinsured part of the portfolio of risks written by the Syndicates and managed by

WUAL (the "Wellington 2002 quota share arrangements"). With effect from January 1, 2003 we renewed reinsurance business and U.K. insurance business previously written by the Syndicates within our own U.K. subsidiary. We did however continue to assume risks in respect of other lines of business written by Syndicate 2020 from January 1, 2003 under a quota share contract under which we accepted 7.5% of most of the classes written by the Syndicate from that date. The 2003 quota share arrangement with Syndicate 2020 is a much less significant part of our business than were the Wellington 2002 quota share arrangements. In 2004, we did not enter into a quota share arrangement with Syndicate 2020.

For the Twelve Months Ended December 31, 2004 and Twelve Months Ended December 31, 2003

Gross Premiums Written.     In the twelve months ended December 31, 2004 gross premiums written were $1,586.2 million compared to $1,306.8 million for the twelve months ended December 31, 2003, an increase of 21.3%. The increases included $154.5 million from net new business and rate increases in casualty reinsurance, $47.1 million from new property reinsurance business written through Aspen Re America, $43.6 million from our new marine lines of business and $60.3 million of new business written by Aspen Specialty and reported under property insurance ($30.0 million) and liability insurance ($30.3 million).

Reinsurance ceded.     Reinsurance premiums ceded for the twelve months ended December 31, 2004 were $228.6 million including reinstatement premiums of $21.3 million. Reinsurance premiums ceded for the twelve months ended December 31, 2003 were $214.0 million. The increase related to reinstatement premiums payable in respect of the windstorm losses in the southeastern United States and Typhoon Songda in the third quarter of 2004.

Net premiums written.    Net premiums written for the twelve months ended December 31, 2004 were $1,357.6 million compared to $1,092.8 million in 2003 reflecting the increased gross premiums written during the year.

Gross premiums earned.    Gross premiums earned for the twelve months ended December 31, 2004 were $1,469.0 million, which represented 92.6% of gross premiums written for such period, compared to gross premiums earned of $987.8 million for the twelve months ended December 31, 2003, which represented 75.6% of gross premiums written. This reflects the stabilization of earnings following the initial growth phase of earning.

Net premiums earned.    Net premiums earned for the twelve months ended December 31, 2004 were $1,232.8 million, representing 90.8% of net premiums written for such period, compared to net premiums earned of $812.3 million for the twelve months ended December 31, 2003, representing 74.3% of net premiums written.

Insurance losses and loss adjustment expenses.    Insurance losses and loss adjustment expenses for the twelve months ended December 31, 2004 were $723.6 million including paid claims of $164.6 million, compared to $428.4 million including paid claims of $53.9 million for the twelve months ended December 31, 2003. The increase of $295.2 million in insurance losses and loss adjustment expenses was primarily due to losses from a series of windstorms in the southeastern United States and Typhoon Songda, totaling $196.1 million net of reinsurance. Of the total gross reserves for unpaid losses of $1,277.9 million at the balance sheet date, 63% represented IBNR claims compared to 71% of IBNR for the twelve months ended December 31, 2003.

Policy acquisition expenses.     Policy acquisition expenses for the twelve months ended December 31, 2004 were $212.0 million, representing 17.2% of net premiums earned, compared to $152.3 million representing 18.7% of net premiums earned for the twelve months ended December 31, 2003.

Operating and administrative expenses.    Operating and administrative expense for the twelve months ended December 31, 2004 were $93.0 million, compared to $53.3 million for the twelve months ended December 31, 2003. The operating and administrative expenses include provisions for fixed and performance related staff compensations. This increase represents higher staffing levels as new business lines have been introduced, and full year costs for Aspen Specialty and Aspen Re America. Operating and administrative expenses as a percentage of net earned premiums were 7.5% in 2004 and 6.6% in 2003.

Net investment income.     Net investment income for the twelve months ended December 31, 2004 was $68.3 million compared with $29.6 million for the twelve months ended December 31, 2003, an increase of $38.7 million. The increase results from a 69% rise in investment balances together with rising interest rates and incremental extension during the year of portfolio duration from 1.14 years at December 31, 2003 to 1.76 years at December 31, 2004. The increase in duration results in greater exposure to interest rate risk as discussed below. Investment returns also increased from 2.0% in 2003 to 2.6% in 2004. Net investment income consisted primarily of interest on fixed income securities, which were partially offset by expenses relating to management of our investments.

Income before tax.    Income before tax for the twelve months ended December 31, 2004 was $263.2 million, consisting of underwriting income of $204.2 million, net investment income of $68.3 million and other realized gains of $1.6 million, less interest on loans of $6.9 million, compared to $206.6 million for the twelve months ended December 31, 2003, which consisted of underwriting income of $178.3 million and investment returns of $28.7 million less interest on loans of $0.4 million.

Income tax expense.     Income tax expense for the twelve months ended December 31, 2004 was $68.1 million compared to $54.4 million for the twelve months ended December 31, 2003. Our consolidated tax rate for 2004 was 25.5%, whereas in 2003 it was 26.4%. The tax rate decreased due to a greater proportion of the Company's profit which emanated from our Bermudian operations.

Net income.     Net income for the twelve months ended December 31, 2004 was $195.1 million, equivalent to $2.82 earnings per basic share and $2.74 fully diluted earnings per share on the basis of the weighted average number of shares in issue during the period, compared to $152.1 million for the twelve months ended December 31, 2003, equivalent to $2.63 earnings per basic share and $2.56 fully diluted earnings per share on the basis of the weighted average number of shares in issue during the period.

Period from May 23, 2002 to December 31, 2002

Aspen Holdings was formed on May 23, 2002 but did not commence operations until June 21, 2002. The results of operations for the period from May 23, 2002 to December 31, 2002 therefore reflects our results for only twenty-eight weeks and comparisons with the twelve months ended December 31, 2003 may not be meaningful and therefore, the two periods are not generally compared directly below.

Gross Premiums Written.    For the period, gross premiums written were $374.8 million. This was derived in part from our own business and in part from the Wellington 2002 quota share arrangements. Our own business accounted for $158.4 million and the Wellington 2002 quota share arrangements for $216.4 million.

Reinsurance ceded.    Reinsurance ceded for the period was $62.2 million which includes $49.9 million in respect of reinsurance contracts placed by WUAL for the benefit of its syndicates and their quota share reinsurers.

Net premiums written.    Net premiums written for the period were $312.6 million of which $166.3 million were derived from the Wellington 2002 quota share arrangements and the balance from our own business.

Gross premiums earned.    Gross premiums earned for the period were $163.8 million which represents 43.7% of gross premiums written. We expect gross earned premiums to continue to lag significantly behind gross premiums written while our operations are in their initial growth phase. The amount of gross earned premiums derived from the Wellington 2002 quota share arrangements was $111.6 million.

Net premiums earned.     Net premiums earned for the period were $120.3 million, representing 38.5% of net premiums written and including $74.3 million in respect of the Wellington 2002 quota share arrangements.

Insurance losses and loss adjustment expenses.    Insurance losses and loss adjustment expenses for the period were $76.9 million, including paid claims of $3.7 million. The only material claims incurred and reported during the period arose from the European floods ($3 million) and an explosion in a United States grain store ($1.8 million). Of the reserves of $93.9 million, at the balance sheet date, a total of $83.6 million represents IBNR claims. The expense for the period is stated after crediting reinsurance recoveries of $10.1 million which mainly relate to estimated recoveries against IBNR claims.

Policy acquisition expenses.    Policy acquisition expenses for the period were $21.1 million including $14.1 million of ceding commissions and other acquisition expenses in respect of the Wellington 2002 quota share arrangements, the balance comprising brokerage in respect of our own business.

Operating and administrative expenses.    Operating and administrative expenses for the period were $8.7 million, including provisions for fixed and performance-related staff compensation.

Net investment income.    Net investment income of $8.5 million for the period was mainly derived from bank deposits and holdings of money market funds.

Other revenues.    Other revenues mainly consist of a realized exchange gain of $12.7 million arising from the sale of currency in an amount equal to approximately 54% of the paid in capital of the Company to U.S. Dollars from British Pounds at a date by which the value of British Pounds had risen relative to U.S. Dollars since the date on which the capital was committed. This forward exchange contract was undertaken so as to match the currency mix of the company's capital base to the approximate currency mix of the exposures we expected to assume.

Income before tax.    Income before tax for the period was $35.1 million, including underwriting income of $13.6 million, investment returns of $8.4 million and other revenues of $13.1 million.

Income tax expense.    Income tax expense for the period was $6.5 million, which was mainly driven by the current rate of U.K. corporation tax of 30%.

Net income.    Net income for the period was $28.6 million, equivalent to $0.89 earnings per basic and fully diluted share on the basis of the weighted average number of shares in issue during the period.

Underwriting Results by Operating Segments

Our business segments are based on how we monitor the performance of our underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. As a newly formed company, our historical combined ratio may not be indicative of future underwriting performance. We do not manage our assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses are allocated to segments based on each segment's proportional share of gross premiums written.

The following table summarizes gross and net written premium, underwriting results, and combined ratios and reserves for each of our two business segments for the twelve months ended December 31, 2004 and the twelve months ended December 31, 2003 and for the period from May 23, 2002 to December 31, 2002.

	Twelve months ended December 31, 2004			Twelve months ended December 31, 2003			Period from May 23, 2002 to December 31, 2002
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Financial Results:
Gross premiums written	$1,177.7	$408.50	$1,586.2	$1,001.9	$304.9	$1,306.8	$288.2	$86.6	$374.8
Net premiums written	1,009.1	348.50	1,357.6	821.0	271.8	1,092.8	233.9	78.7	312.6
Gross premiums earned	1,110.6	358.4	1,469.0	747.2	240.6	987.8	135.8	28.0	163.8
Net premiums earned	927.3	305.5	1,232.8	596.6	215.7	812.3	96.9	23.4	120.3
Losses and loss adjustment expenses	(553.1)	(170.5)	(723.6)	(303.0)	(125.4)	(428.4)	(60.9)	(16.0)	(76.9)
Policy acquisition, operating and administrative expenses	(233.1)	(71.9)	(305.0)	(165.6)	(40.0)	(205.6)	(24.4)	(5.4)	(29.8)
Underwriting profit before investment income	$141.1	$63.1	$204.2	$128.0	$50.3	$178.3	$11.6	$2.0	$13.6
Investment return			68.3			29.6			8.5
Other income			(6.9)			(0.4)			0.4
Other expenses			(4.0)			—			—
Realized investment and exchange gains			1.6			(0.9)			12.6
Income from operations before income tax			$263.2			$206.6			$35.1
Net reserves for loss and loss adjustment expenses as at December 2004, 2003 and 2002	$737.5	$342.7	$1,080.2	$314.9	$167.3	$482.2	$64.9	$16.5	$81.4
Ratios:
Loss ratio	60%	56%	59%	51%	58%	53%	63%	68%	64%
Expense ratio	25%	24%	25%	28	19	25	25	23	25
Combined ratio	85%	80%	84%	79%	77%	78%	88%	91%	89%

Reinsurance

We write reinsurance for both property, casualty and specialty risks. In 2004 our property reinsurance line of business was all written on a treaty basis. The property treaty reinsurance we write includes catastrophe, risk excess and pro rata, including retrocession. In 2003 we also wrote a limited amount of property facultative reinsurance.

In 2004 our casualty reinsurance line of business was written mainly on a treaty basis with a small proportion of facultative risks. The casualty treaty reinsurance is primarily on an excess of loss basis and includes coverage for claims arising from automobile accidents, employers' liability, professional indemnity and other third party liabilities. It is written in respect of cedents located mainly in the United States, the United Kingdom, Europe and Australia. The casualty facultative business covers United States umbrella, workers' compensation and general liability business.

Our specialty reinsurance line of business includes aviation and marine reinsurance. In 2002 we also included under this heading our quota share reinsurances of Syndicates 2020 and 3030 in respect of the lines of business that we did not write under our own name, including marine, energy, accident and health and aviation risks. For 2003 we reinsured Syndicate 2020 for all its lines of business but not Syndicate 3030. Our quota share reinsurance of Syndicate 2020 did not continue into 2004 and the quota share of Syndicate 3030 did not continue after 2002.

For the Twelve Months Ended December 31, 2004 and the Twelve Months Ended December 31, 2003

Premiums.    Gross premiums written for the twelve months ended December 31, 2004 were $1,177.7 million, compared to $1,001.9 million for 2003, an increase of $175.8 million. The increases included $47.1 million from new property reinsurance business written through Aspen Re America, which consisted mostly of risk excess, treaty catastrophe and treaty pro rata. Casualty saw an increase of $154.4 million largely due to increases in U.S. casualty although U.S. auto liability business written through WU Inc. in 2003 was discontinued in 2004 and we are no longer writing automobile reinsurance of this type. Premiums within our specialty line of business decreased by $69.7 million as we did not continue into 2004 our quota share reinsurance of Syndicate 2020 which accounted for $78.4 million in 2003.

Losses and loss adjustment expenses.    Losses and loss adjustment expenses for the twelve months ended December 31, 2004 were $553.1 million compared to $303.0 million for the twelve months ended December 31, 2003. The increase by $250.1 million in losses and loss adjustment expenses was primarily due to material claims incurred during 2004 from Hurricanes Charley, Frances, Ivan and Jeanne and Typhoon Songda totaling $190.2 million. The loss ratio for the twelve months ended December 31, 2004 was 59.6% compared to 50.8% for the twelve months ended December 31, 2003.

However, the year also benefited from a release of $34.6 million of prior year releases as discussed above under "Critical Accounting Policies — Prior year loss reserves."

Policy acquisition, operating and administration expenses.    Total expenses for the twelve months ended December 31, 2004 were $233.1 million compared to $165.6 million for the twelve months ended December 31, 2003, an increase of $67.5 million. The expense ratio for the twelve months ended December 31, 2004 was 25% compared to 28% for the twelve months ended December 31, 2003. As a percentage of gross premiums earned, the level of expenses was 21% for the twelve months ended December 31, 2004 compared to 22.1% for the twelve months ended December 31, 2003.

The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our reinsurance segment for the twelve months ended December 31, 2004 and 2003:

	Twelve Months Ended December 31, 2004				Twelve Months Ended December 31, 2003
	Property	Casualty	Specialty	Total	Property	Casualty	Specialty	Total
	(US$ in millions, except percentages)
Gross premiums written	649.3	446.7	81.7	1,177.7	558.2	292.3	151.4	1,001.9
Net premiums written	499.9	436.7	72.5	1,009.1	400.0	280.3	140.7	821.0
Gross premiums earned	630.1	363.3	117.2	1,110.6	437.2	168.0	142.0	747.2
Net premiums earned	469.6	353.1	104.6	927.3	309.1	158.8	128.7	596.6
Losses and loss expenses	(262.5)	(252.2)	(38.4)	(553.1)	(106.7)	(115.8)	(80.5)	(303.0)
Policy acquisition, operating and administration expenses	(142.2)	(70.9)	(20.0)	(233.1)	(110.3)	(31.9)	(23.4)	(165.6)
Underwriting profit before investment income	64.9	30.0	46.2	141.1	92.1	11.1	24.8	128.0
Ratios
Loss ratio	56%	72%	37%	60%	35%	73%	63%	51%
Expense ratio	30%	20%	19%	25%	35%	20%	18%	28%
Combined ratio	86%	92%	56%	85%	70%	93%	81%	79%

Period from May 23, 2002 to December 31, 2002

Premiums.    Gross premiums written for the period were $288.2 million, comprising $117.6 million property, $27.8 million casualty and $142.8 million specialty. The specialty premium for this period comprises entirely that part of the business assumed under the 2002 Wellington quota share arrangements that is not included under any other heading.

Losses and loss adjustment expenses.    The year 2002 developed well with relatively few major property losses. The catastrophe account was impacted by the European floods which have produced in excess of $3 million of claims. The only material loss on the risk excess account was a $1.8 million loss at a U.S. grain store. No material casualty reinsurance claims were reported in the period, reflecting the long tail nature of the casualty reinsurance business written. Total loss and loss adjustment expenses were $60.9 million representing 63% of net premiums earned.

Policy acquisition, operating and administration expenses.    Total expenses were $24.4 million for the period, equivalent to 18.0% of gross earned premiums. This is lower than we expect to experience in the future because the premiums written under the Wellington 2002 quota share arrangements are ceded to us net of the brokerage payable by the Syndicates on the original business.

The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our reinsurance segment for the period from May 23, 2002 to December 31, 2002:

	Period from May 23, 2002 to December 31, 2002
	Property	Casualty	Specialty	Total
	($ in millions except percentages)
Gross premiums written	$117.6	$27.8	$142.8	$288.2
Net premiums written	95.5	26.5	111.9	233.9
Gross premiums earned	61.7	11.2	62.9	135.8
Net premiums earned	44.4	10.4	42.1	96.9
Losses and loss adjustment expenses	(18.5)	(8.2)	(34.2)	(60.9)
Policy acquisition, operating and administration expenses	(12.2)	(2.4)	(9.8)	(24.4)
Underwriting profit before investment income	$13.7	$(0.2)	$(1.9)	$11.6
Ratios:
Loss ratio	42%	79%	81%	63%
Expense ratio	27	23	23	25
Combined ratio	69%	102%	104%	88%

Insurance

We write both commercial property and commercial liability insurance. Our commercial property line of business is primarily composed of U.K. commercial property insurance, U.S. excess and surplus lines property business written through Aspen Specialty and worldwide property insurance focusing on providing coverage to major commercial and industrial companies on a global basis.

The commercial liability line of business consists of U.K. employers' and public liability insurance, and casualty insurance in the U.S. on a surplus lines basis.

In 2004, we also began to write marine insurance. Our marine team writes hull, liability and energy business. We began writing aviation insurance in 2005.

For the Twelve Months Ended December 31, 2004 and the Twelve Months ended December 31, 2003

Premiums.     Gross premiums written for the twelve months ended December 31, 2004 were $408.5 million compared to $304.9 million for the twelve months ended December 31, 2003, an increase of $103.6 million. This increase was primarily due to our marine and aviation lines of business which were established in the third quarter of 2004 and the first full year of premiums from Aspen Specialty which wrote both property and casualty insurance in the U.S. Our gross written premiums in commercial property increased by $40.4 million primarily as a result of increased property insurance written by Aspen Specialty.

Losses and loss adjustment expenses.     Losses and loss adjustment expenses were $170.5 million for the twelve months ended December 31, 2004 compared to $125.4 million for the twelve months ended December 31, 2003, an increase of $45.1 million. The only material claim incurred during 2004 arose from a factory fire ($14.4m) in Suffolk, U.K. The loss ratio for the twelve months ended December 31, 2004 was 55.8% compared to 58.1% for the twelve months ended December 31, 2003.

However, the year also benefitted from a release of $27.4 million of prior year reserves in the period largely due to slower than expected development of incurred claims, as further described above under "Critical Accounting Policies—Prior Year Loss Reserves."

Policy acquisition, operating and administration expenses.     Total expenses were $71.9 million for the twelve months ended December 31, 2004 compared to $40.0 million for the twelve months ended December 31, 2003, an increase of $31.9 million. The increase over the comparative period is due to the set up costs associated with the establishment of our U.S. insurance operations, Aspen Specialty, and the relatively low contribution to earned premiums from these operations during this early stage of development. Additionally, the worldwide property team's costs were recorded in 2004. Neither of these had costs in 2003. The expense ratio for the twelve months ended December 31, 2004 was 24% compared to 19% for the twelve months ended December 31, 2003. The increase in the expense ratio was due to a greater proportion of commercial property business, which attracts higher brokerage rates, being written in 2004 when compared with 2003.

The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our insurance segment for the twelve months ended December 31, 2004 and 2003:

	Twelve Months Ended December 31, 2004				Twelve Months Ended December 31, 2003
	Commercial Property	Commercial Liability	Marine & Aviation	Total	Commercial Property	Commercial Liability	Marine & Aviation	Total
	(in US$ millions)
Gross premiums written	122.1	242.8	43.6	408.5	81.7	223.2	—	304.9
Net premiums written	93.0	219.0	36.5	348.5	75.7	196.1	—	271.8
Gross premiums earned	98.0	249.6	10.8	358.4	72.0	168.6	—	240.6
Net premiums earned	73.8	222.7	9.0	305.5	61.9	153.8	—	215.7
Losses and loss expenses	(38.5)	(124.9)	(7.1)	(170.5)	(26.8)	(98.6)	—	(125.4)
Policy acquisition, operating and administration expenses	(22.1)	(47.5)	(2.3)	(71.9)	(15.7)	(24.3)	—	(40.0)
Underwriting profit before investment income	13.2	50.3	(0.4)	63.1	19.4	30.9	—	50.3
Ratios
Loss ratio	52%	56%	79%	56%	43%	64%	—	58%
Expense ratio	30%	21%	26%	24%	26%	16%	—	19%
Combined ratio	82%	77%	104%	80%	69%	80%	—	77%

Period from May 23, 2002 to December 31, 2002

Gross Premiums Written.     Gross premiums written for the period were $86.6 million, comprising $10.9 million property, and $75.7 million liability.

Losses and loss adjustment expenses.    Total loss and loss adjustment expenses were $16.0 million representing 68.4% of net premiums earned.

Policy acquisition, operating and administration expenses.     Total expenses were $5.4 million for the period, equivalent to 19.3% of gross earned premiums and 23% of net earned premiums.

The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our insurance segment for the period from May 23, 2002 to December 31, 2002:

	Period from May 23, 2002 to December 31, 2002
	Commercial Property	Commercial Liability	Marine & Aviation	Total
	($ in millions, except percentages)
Gross premiums written	10.9	75.7	—	86.6
Net premiums written	7.8	70.9	—	78.7
Gross premiums earned	4.5	23.5	—	28.0
Net premiums earned	2.6	20.8	—	23.4
Losses and loss expenses	(2.3)	(13.7)	—	(16.0)
Policy acquisition, operating and administration expenses	(0.2)	(5.2)	—	(5.4)
Underwriting profit before investment income	0.1	1.9	—	2.0
Ratios
Loss ratio	88%	66%	—	68%
Expense ratio	8%	25%	—	23%
Combined ratio	96%	91%	—	91%

Liquidity and Capital Resources

At December 31, 2004, Aspen Holdings had cash and cash equivalents of $19.9 million that are available to pay its operating expenses and liabilities.

We did not pay any dividends to shareholders in 2003 but in 2004 our board of directors authorized a quarterly dividend payment of $0.03 per ordinary share per fiscal quarter. On March 3, 2005, our board of directors authorized an increase in dividends to $0.15 from $0.03 per ordinary share. The dividend will be paid on March 25, 2005 for shareholders of record on March 15, 2005.

As of January 1, 2004, the maximum amount of distributions that our Insurance Subsidiaries could have paid to us under applicable laws and regulations without prior regulatory approval was approximately $60.0 million. This amount increased to approximately $174.7 million as of December 31, 2004.

The ability of Aspen Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Aspen Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Aspen Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Aspen Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Aspen Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of December 31, 2004, Aspen Bermuda could pay a dividend or make a distribution out of contributed surplus totaling approximately $126.2 million without prior regulatory approval based upon the Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act") and the Bermuda Companies Act regulations.

Aspen Re and Aspen Specialty are also subject to regulatory restrictions limiting their ability to pay dividends. As of December 31, 2004, Aspen Re could pay a dividend totaling approximately $38.4 million without prior regulatory approval based upon the FSA and the Companies Act regulations. Aspen Specialty could pay a dividend without regulatory approval of approximately $10.1 million. For a discussion of the various restrictions on our ability and our Insurance Subsidiaries' ability to pay dividends, see "Business—Regulatory Matters" in this prospectus supplement.

In 2003, Aspen Re paid a total of $20 million in dividends to the Company. On August 3, 2004, Aspen Re paid the Company a dividend of $15 million. On December 9, 2004 an additional dividend of $20 million was paid.

Management monitors the liquidity of Aspen Holdings and of each of its Insurance Subsidiaries. In relation to Aspen Holdings, we monitor its ability to service debt, to finance dividend payments to shareholders and to provide financial support to the Insurance Subsidiaries. During 2003, the cash position of Aspen Holdings was significantly enhanced by the payment of $20.0 million in dividends by Aspen Re to Aspen Holdings and by the retention within Aspen Holdings of part of the proceeds from our initial public offering. As at December 31, 2004 and 2003, Aspen Holdings held $19.9 and $52.7 million, respectively, in cash and fixed interest securities and nil and $12.6 million, respectively, in short-term investments which management considers sufficient to provide us liquidity at this time.

As of December 31, 2004, the Insurance Subsidiaries held approximately $793.7 million in cash and short-term investments that are readily realizable securities. Operating cash flow, borrowing and the issuance of additional ordinary shares for cash increased the total cash and cash equivalents held by the Company by $54.1 million during the twelve months ended December 31, 2004. Management monitors the value, currency and duration of the cash and investments held by its Insurance Subsidiaries to ensure that they are able to meet their insurance and other liabilities as they become due and was satisfied that there was a comfortable margin of liquidity as at December 31, 2004 and for the foreseeable future.

Our aggregate invested assets as of December 31, 2004 totaled $2.74 billion compared to aggregate invested assets of $1.62 billion as of December 31, 2003. The increase in invested assets since December 31, 2003 resulted from the issuance of our Senior Notes, collections of premiums on insurance policies and reinsurance contracts and investment income, offset by policy acquisition expenses paid, reinsurance premiums paid, payment of losses and loss adjustment expenses, operating and administrative expenses paid and repayment of short-term borrowings.

Cash flows for the twelve months ended December 31, 2004.     Total net cash flow from operating activities in the twelve months ended December 31, 2004 was approximately $961.3 million, an increase of $324.7 million from the twelve months ended December 31, 2003. For the twelve months ended December 31, 2004, our cash flows from operations provided us with sufficient liquidity to meet our operating requirements. We paid net claims of $164.6 million in the twelve months ended December 31, 2004. We made net investments in the amount of $1,104.3 million in market securities during the period. We paid dividends of $8.3 million, and raised $249.3 million from our Senior Notes offering. At December 31, 2004, we had a cash balance of $284.9 million.

Cash flows for the twelve months ended December 31, 2003.     In the twelve months ended December 31, 2003 we generated net cash from operating activities of $636.6 million, primarily relating to premiums and investment income received offset by reinsurance premiums payable. We paid claims of $53.9 million in the period. We made net investments in the amount of $696.4 million in market securities during the period. Cash and cash equivalents increased from $9.6 million at the beginning of the period to $230.8 million at the end of the period.

Cash flows for the period from incorporation on May 23, 2002 to December 31, 2002.     In the period from May 23, 2002 to December 31, 2002, we received $836.9 million in cash from a private placement of our ordinary shares, net of equity raising costs of $28.1 million. During this period, we generated an operating net cash inflow of $78.1 million, primarily relating to net premiums received by Aspen Re. We did not make any significant capital expenditures during the period from inception to December 31, 2002. We made net investments of $899.7 million in market securities in the period, and had a cash balance of $9.6 million at December 31, 2002.

Aspen Holdings was formed on May 23, 2002 but did not commence operations until June 21, 2002. The condensed consolidated statement of cash flows for the period from May 23, 2002 to December 31, 2002 therefore reflects the results for only twenty-eight weeks and comparisons with the year ended December 31, 2003 may not be meaningful.

Liquidity.     Our liquidity depends on operating, investing and financing cash flows, described as follows. On an ongoing basis, our Insurance Subsidiaries' sources of funds primarily consist of premiums written, investment income and proceeds from sales and redemptions of investments.

Cash is used primarily to pay reinsurance premiums, losses and loss adjustment expenses, brokerage commissions, general and administrative expenses and taxes and to purchase new investments. We may also use cash to pay for any authorized share repurchases and dividends.

Our cash flows from operations represent the difference between premiums collected and the losses and loss adjustment expenses paid, underwriting and other expenses paid. The potential for a large claim under one of our reinsurance contracts means that substantial and unpredictable payments may need to be made within relatively short periods of time.

We intend to manage these risks by maintaining a substantial proportion of our invested assets in securities having durations less than the durations of our liabilities even though this may over time reduce the yield on our investments below that which might be obtained if our asset durations were perfectly matched to our liability durations. Notwithstanding this policy, if our calculations with respect to these liabilities are incorrect, we could be forced to liquidate investments prior to maturity, potentially at a significant loss.

Aspen Bermuda is subject to the solvency requirements of the Insurance Act. See "Business—Regulatory Matters—Bermuda Regulation" contained elsewhere in this prospectus supplement. Aspen Bermuda's fully paid up share capital was $1.0 million and statutory capital and surplus was $357.5 million at December 31, 2003 and $632.7 million at December 31, 2004.

Aspen Re is regulated by the FSA and is subject to the FSA's Handbook of Rules and Guidance with respect to solvency requirements. See "Business—Regulatory Matters—U.K. Regulation" contained elsewhere in this prospectus supplement. Aspen Re has maintained the required margin of solvency throughout 2003 and 2004 and the value of its shareholders' equity as of December 31, 2003 and 2004 was $754.0 million and $870.9 million respectively.

Aspen Specialty is regulated by the North Dakota insurance laws and is subject to risk-based capital regulations. See "Business—Regulatory Matters—U.S. Regulation—North Dakota State Risk-Based Capital Regulations" contained elsewhere in this prospectus supplement.

We are obliged by the terms of our contractual obligations to U.S policyholders and by undertakings to certain U.S. regulatory authorities to facilitate the issue of letters of credit or maintain certain balances in trust funds for the benefit of policyholders. Our current arrangements with our bankers for the issue of letters of credit require us to provide cash collateral for the full amount of all undrawn letters of credit that are outstanding. We monitor the proportion of our otherwise liquid assets that are committed to trust funds or to the collateralization of letters of credit. As at December 31, 2003, these funds amounted to 10% of the $1.8 billion of cash and investments held by the Company. As at December 31, 2004, these funds amounted to 20% of $3.02 billion of cash and investments held by the Company. We do not consider that this unduly restricts our liquidity at this time.

For these purposes, we have specifically established a facility for the issuance of letters of credit in the amount of $50 million with Citibank, N.A. As of December 31, 2004 and December 31, 2003, letters of credit totaling $48.4 million and $24.6 million, respectively, had been issued by Citibank. In addition, in 2002, Barclays Bank plc issued letters of credit totaling £47.4 million to policyholders of the Company. The letters of credit were in place for the entire twelve months ended December 31, 2004. The Company has provided collateral to Citibank and Barclays Bank plc for the full value of the letters of credit issued on its behalf. On June 23, 2003 we established a trust fund at the Bank of New York which will be used as an alternative to letters of credit to satisfy our obligations to provide security to certain U.S.-domiciled cedents. As of December 31, 2004 and December 31, 2003, the balance on this fund was $405.6 million and $45.6 million, respectively. On July 16, 2003 we established an additional trust fund at the Bank of New York, with a balance of $5.4 million, which will serve a similar purpose with respect to certain U.S. insurance clients of Aspen Re for whom we provide surplus lines insurance. As at December 31, 2004 the balance in the trust was $5.5 million.

Aspen Re has established a Canadian trust fund with a Canadian bank to secure a Canadian insurance license. The initial minimum trust fund amount was Can$25 million and the balance at

December 31, 2004 was Can$55.0 million. In addition, Aspen Specialty has a total of $7.4 million ($4.7 million December 31, 2003) on deposit with U.S. States in order to satisfy state regulations for writing business there.

Capital Resources.     On August 29, 2003, the Company entered into a 364-day revolving credit facility in the aggregate principal amount of $50 million and a three-year revolving credit facility in the aggregate principal amount of $150 million (together, the "Credit Facilities") to provide additional liquidity for our operations. Barclays Bank plc is the administrative agent under both Credit Facilities. The terms and conditions of the Credit Facilities are substantially identical.

The terms of the credit agreements entered into in connection with the Credit Facilities (as amended to the date of this prospectus supplement, the "Credit Agreements") provide for customary covenants, as well as covenants which require the Company to (i) maintain a ratio of consolidated debt to consolidated debt plus consolidated tangible net worth of no greater than 30% as at the last day of any period of four consecutive fiscal quarters of the Company; (ii) maintain consolidated tangible net worth at all times of no less than the sum of (a) $700 million, (b) 100% of the first $200 million of net cash proceeds of the issuance by the Company of ordinary shares after the closing date of the Credit Facilities and (c) 50% of the net cash proceeds of all other issuances by the Company of ordinary shares after the closing date; and (iii) maintain a solvency ratio (as defined in the Credit Agreements) for each of the Company and any insurance subsidiary which is a Material Subsidiary (as defined below) on the last day of any period of four consecutive fiscal quarters of no more than 135%. A subsidiary is a Material Subsidiary if (i) the total consolidated assets or total consolidated revenues of it and its subsidiaries exceed 10% of the total assets or gross revenues of the Company and its subsidiaries on a consolidated basis at the end of or for, respectively, the most recently completed fiscal quarter of the Company for which financial statements should have been delivered to the lenders pursuant to the Credit Agreements, or (ii) if the net assets of such subsidiary exceed $100 million at the end of the most recently completed fiscal quarter of the Company for which financial statements should have been delivered to the lenders pursuant to the Credit Agreements. Accordingly, Aspen Re, Aspen Bermuda and Aspen Specialty are currently Material Subsidiaries.

Other covenants include restrictions on the types and amounts of indebtedness the Company and any subsidiary may create or incur, prohibitions on the disposition of property by the Company and any subsidiary and restrictions on investments, loans and advances by the Company and any subsidiary. The Company and its subsidiaries are also prohibited from paying any dividends or making any payments on account of a sinking or other analogous fund for the purchase, redemption or other acquisition of any share capital or capital stock of the Company or any subsidiary; provided, however, that any such payments may be made by any subsidiary to the Company or another subsidiary (other than an insurance subsidiary) and so long as no default or event of default exists under the Credit Agreements or would result from such payment, the Company may during any fiscal year pay cash dividends in an aggregate amount not to exceed 50% of its consolidated net income for such fiscal year.

The terms of the Credit Agreements provide for customary events of default, as well as an event of default if the rating of any Relevant Subsidiary (as defined below) falls below an A.M. Best financial strength rating of B++ and/or an S&P financial strength rating of A-. A subsidiary is a "Relevant Subsidiary" if the total consolidated assets or total consolidated revenues of it and its subsidiaries exceed 10% of the total consolidated assets or gross consolidated revenues, respectively, of the Company and its subsidiaries on a consolidated basis at the end or for the most recently completed fiscal quarter of the Company for which financial statements should have been delivered to the lenders pursuant to the Credit Agreements. Accordingly, Aspen Re and Aspen Bermuda are currently Relevant Subsidiaries.

On October 15, 2003 we made a drawdown of $90 million on the three-year credit facility. Of this borrowing, $83.9 million was used to provide part of the initial capital to Aspen Specialty and the balance was used to provide working capital to Aspen Holdings. The interest rate is three-month LIBOR plus 42.5 basis points. A facility fee, currently calculated at a rate of 17.5 basis points on the average daily amount of the commitment of each lender, is paid to each lender quarterly in arrears.

On December 15, 2003, $50 million of the loan was repaid following receipt of funds from our initial public offering. We have repaid the remaining $40 million in principal amount due with a portion of the net proceeds from the offering of $250,000,000 in aggregate principal amount of our Senior Notes due 2014.

On August 16, 2004, we closed our offering of the Senior Notes under Rule 144A and Regulation S under the Securities Act. The Senior Notes are due in 2014 and have an interest rate of 6.00% per annum. We also have granted and agreed certain customary exchange and shelf registration rights (the "Notes Registration Rights Agreement") to noteholders under the terms of the Senior Notes. The gross proceeds from the Senior Notes offering were $249.3 million. A portion of the proceeds of the offering was used to repay $40 million in principal amount of outstanding borrowings under our existing credit facilities. Subsequently, in November 2004, we contributed a further $250 million to Aspen Bermuda, which was partly funded from the proceeds of the Senior Notes offering.

Subject to certain exceptions, so long as any of the Senior Notes remain outstanding, we have agreed that neither we nor any of our subsidiaries will (i) create a lien on any shares of capital stock of any designated subsidiary (currently Aspen Re and Aspen Bermuda, as defined in the Indenture), or (ii) issue, sell, assign, transfer or otherwise dispose of any shares of capital stock of any designated subsidiary. Certain events will constitute an event of default under the Indenture, including default in payment at maturity of any of our other indebtedness in excess of $50 million.

Under the Notes Registration Rights Agreement, we agreed to file a registration statement for the Senior Notes and cause its effectiveness within prescribed periods, and consummate the exchange offer within 45 days after the date the registration statement becomes effective. We filed the registration statement and caused its effectiveness within those prescribed periods. The exchange offer commenced on March 3, 2005.

The Senior Notes are senior unsecured general obligations of the Company and rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The Senior Notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The Senior Notes outstanding were the only material debt that we had outstanding at December 31, 2004. Management monitors the ratio of debt to total capital, with total capital being defined as shareholders' equity plus outstanding debt. At December 31, 2004 this ratio was 14.4% (as of December 31, 2003—3%). Management considers this to be well under the level at which it would expect rating agencies or customers to be concerned about excessive financial leverage.

On February 4, 2005, we filed a universal shelf registration statement on Form F-3 with the SEC for the issuance and sale of up to $500 million of debt and/or equity securities from time to time. The registration statement was declared effective on March 3, 2005 and is expected to allow us access to the public capital markets to the extent the need arises. Also included in the registration statement were 52,998,036 ordinary shares which may be offered for sale by our shareholders, from time to time, including in connection with the offering to which this prospectus supplement relates. We will not receive any proceeds from sales by our shareholders but may have to pay related expenses.

In 2005, we expect to have capital expenditures in respect of our information technology systems and our future premises in London and Bermuda.

The following table summarizes our contractual obligations other than our obligations to employees, under long-term debt, operating leases and reserves relating to insurance and reinsurance contracts as of December 31, 2004:

Contractual Obligations and Commitments

	Payments due by period
	($ in millions)
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$250.0	—	—	—	$250.0
Operating lease obligations	$68.7	$6.2	$11.1	$9.6	$41.8
Reserves for losses and loss adjustment expenses	$1,277.9	$545.7	$356.9	$266.8	$108.5

(1)	The long term debt obligation disclosed above does not include the $15 million annual interest payable on the Senior Notes.

In estimating the time intervals into which payments of our reserves for losses and loss adjustment expenses fall, as set out above, we have utilised actuarially assessed payment patterns. By the nature of the insurance and reinsurance contracts under which these liabilities are assumed, there can be no certainty that actual payments will fall in the periods shown and there could be a material acceleration or deceleration of claims payments depending on factors outside our control. This uncertainty is heightened by the short time in which we have operated, thereby providing limited Company-specific claims loss payment patterns. The total amount of payments in respect of our reserves, as well as the timing of such payments, may differ materially from our current estimates for the reasons set out above under "Critical Accounting Policies—Reserves for Losses and Loss Expenses."

On October 19, 2004, Aspen Re entered into a new lease for office space in London of approximately a total of 49,500 square feet covering three floors. The term of each lease for each floor commenced in November 2004 and runs for 15 years. Service charges of approximately £0.5 million per annum are payable from this date, and are subject to increase. It is expected that we will begin to pay the yearly basic rent of approximately £2.7 million per annum 36 months after the relevant date of practical completion of the landlord's works. The basic annual rent for each of the leases will each be subject to 5-yearly upwards-only rent reviews. There are no contractual provisions in any of the leases allowing us to terminate any of the leases prior to expiration of the 15-year contractual terms.

For a discussion of derivative instruments we have entered into, please see note 6 to our audited financial statements contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

Off-Balance Sheet Arrangements

We are not party to any transaction, agreement or other contractual arrangement to which an affiliated entity unconsolidated with us is a party that management believes is reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS

General

We are a Bermuda holding company. We provide property and casualty reinsurance in the global market through Aspen Re and Aspen Bermuda. We provide property and liability insurance principally in the United Kingdom and in the United States through Aspen Re and Aspen Specialty and we provide marine and aviation insurance worldwide through Aspen Re. For the year ended December 31, 2004, we wrote $1,586.2 million in gross premiums, of which $1,177.7 million related to reinsurance and $408.5 million related to insurance. For the year ended December 31, 2003, we wrote $1,306.8 million in gross premiums, of which $1,001.9 million related to reinsurance and $304.9 million related to insurance.

Our senior management and some of our underwriters worked as a team at the Society of Lloyd's "Lloyd's" Syndicate 2020 and its predecessors. Syndicate 2020 is an underwriting operation in the London Market and is managed by WUAL, a wholly-owned subsidiary of one of our largest shareholders, Wellington. When we commenced operations on June 21, 2002, we secured from Wellington and WUAL the opportunity to underwrite a substantial portion of the portfolio of risks that had been developed over many years by the team of underwriters that joined us from Syndicate 2020. Since the formation of the Company, Syndicate 2020 has continued to operate within the operating and regulatory structure of the Lloyd's market. Aspen Re, our principal U.K. operating subsidiary, is an insurance company directly regulated by the FSA and, as such, is not a member of Lloyd's or part of the Lloyd's market.

When we commenced operations on June 21, 2002, Wellington and WUAL agreed to facilitate the transfer to us of our senior management team at that time and all of the Syndicate 2020 underwriters that specialize in the lines of business that we underwrite. As part of this agreement, Wellington agreed to provide us with some administrative services for a transition period, to offer us a quota share of Syndicate 2020's business and not to compete initially with us. We have chosen to continue to outsource support for our information technology systems to Wellington (for which we have provided a notice of termination on August 20, 2004, with termination being effective on August 20, 2005), but have not received any other significant services from WUAL since the end of 2003. We also received cash from Wellington at our formation as consideration for our ordinary shares. As of March 1, 2005, Wellington owned 16.25% of our issued and outstanding shares (20.58% including ordinary shares issued upon exercise of options on a cash basis).

The portion of the portfolio of risks we secured from Wellington and WUAL comprises certain of our Initial Lines of Business, including U.K. commercial property insurance, U.K. commercial liability insurance, property reinsurance and casualty reinsurance. We believe this established book of business and the operational continuity we enjoy gave us a competitive advantage over other companies that started in the insurance and reinsurance sectors after the World Trade Center tragedy. Since the commencement of operations we have expanded our business portfolio both within the Initial Lines of Business and by adding new lines of business, such as marine and aviation.

We manage our operations around two business segments: reinsurance and insurance. These two business segments and their respective lines of business may, at times, have different business cycles, allowing us to manage our business by emphasizing one segment over the other, or one line of business within a particular segment over another, depending on market conditions.

In our reinsurance segment, we strive to differentiate ourselves by providing our customers with innovative and customized solutions to complex risks by utilizing our intellectual capital and our underwriters' extensive experience in the marketplace. By focusing on our customers' most difficult reinsurance needs, our underwriting team has established strong and long-standing relationships with a variety of insureds and brokers. These needs are where our clients experience genuine uncertainty regarding the likelihood of a loss occurring and, if such a loss event occurs, how much the ultimate costs may be. Large infrequent losses such as earthquakes and windstorms require considerable technical expertise to be able to be understood and priced correctly.

Our reinsurance segment includes the following business lines:

•	property reinsurance;

•	casualty reinsurance; and

•	specialty reinsurance.

We operate in three major jurisdictions: the United Kingdom, Bermuda and the United States. Until the end of 2003 our reinsurance operations were primarily centered in London and this remains the principal location of our casualty and specialty reinsurance operations. The London Market attracts customers from all over the world seeking flexible and innovative solutions for a wide variety of property, casualty and specialty risks. The London Market is also known for its high concentration of brokers and insurers, and for its highly developed infrastructure. Our operational base in London allows our management and underwriters to continue to access their long-standing broker and client relationships in this important market. We believe that our presence in the London Market also gives us the advantage of convenient access to extensive resources of underwriting and other professional services, such as actuarial analysis, claims adjustment and consulting services.

In 2004 we decided to substantially increase our property reinsurance underwriting capacity in Bermuda and reduce our property reinsurance operations in London. This took effect for business incepting on or after November 1, 2004. This development reflects the prominence of Bermuda as a reinsurance market and allows us to take better advantage of the favourable regulatory and operating environment that Bermuda provides.

Aspen Re America, a wholly-owned subsidiary of Aspen U.S. Holdings, functions as a reinsurance intermediary with offices in New Jersey and Connecticut. Aspen Re America has obtained a corporate New Jersey resident reinsurance intermediary license and a corporate Connecticut non-resident reinsurance intermediary license. Aspen Re America's New Jersey office focuses on casualty facultative reinsurance and its Connecticut office focuses on property reinsurance, in each case, written on behalf of Aspen Re.

Our insurance segment includes the following business lines:

•	Commercial property insurance;

•	Commercial liability insurance; and

•	Marine and aviation insurance.

Our insurance operations are conducted through Aspen Re in the U.K. and Aspen Specialty in the U.S. We do not currently conduct insurance business in Bermuda.

In the U.K. we initially focused on mainly U.K. based commercial property and liability risks placed through our established contacts with the London and broader U.K. based broker community. In 2003, we began to write world-wide property insurance.

During 2004 we began to offer marine risks including coverage in respect of property damage to ships, shipowners' liability and offshore energy property risks. We have employed a team of specialist aviation insurance underwriters and have started to offer aviation insurance in 2005. Our marine and aviation insurance operations are conducted by Aspen Re in London.

In the U.S. we write property and casualty insurance, predominantly through the U.S. wholesale surplus lines broker network.

Company History and Organization

Aspen Holdings was incorporated in Bermuda under the name of Exali Reinsurance Holdings Limited ("Exali") on May 23, 2002 under the Bermuda Companies Act 1981, as amended (the "Companies Act"). Exali subsequently changed its name to Aspen Insurance Holdings Limited on November 20, 2002. We were initially capitalized with $836.9 million from our founding shareholders which included affiliates of Blackstone, Wellington, Candover CSFB Private Equity, Montpelier Re, 3i, Olympus and Phoenix. At December 31, 2004, we had $1,481.5 million in shareholders' equity.

On June 21, 2002, Aspen Holdings acquired the entire issued share capital of City Fire, which is authorized by the FSA and which was renamed Wellington Re and subsequently renamed Aspen Insurance UK Limited, which we refer to as Aspen Re. The total consideration paid for City Fire including costs was £16.1 million in cash, which at the exchange rate prevailing on the date of the transaction was equal to US$24.2 million, with no additional consideration payable. Aspen Re was capitalized with $610 million and commenced underwriting activities on June 21, 2002, after it secured the opportunity to underwrite a substantial part of an established portfolio of reinsurance and insurance risks that had been developed by Syndicate 2020 and its predecessors. The insurance portfolio purchased from City Fire is in run-off administered by Aspen Re. At December 31 2004 Aspen Re had $870.9 million in capital and surplus.

On November 6, 2002, Aspen Holdings established a wholly-owned Bermudian insurance subsidiary. Originally incorporated as Exali Insurance Limited, the subsidiary changed its name to Aspen Insurance Limited, which we refer to as Aspen Bermuda, on November 22, 2002. Aspen Bermuda was capitalized with $200 million. Further capital contributions were made to Aspen Bermuda of $150 million on December 15, 2003 and $250 million on November 19, 2004. At December 31, 2004 Aspen Bermuda had $632.7 million in capital and surplus.

On September 5, 2003, Aspen U.S. Holdings acquired Dakota Specialty, which we refer to as Aspen Specialty and which was renamed Aspen Specialty Insurance Company upon completion of the acquisition. The total consideration paid for Dakota Specialty including costs was $20.9 million in cash, with no additional consideration payable. Aspen Specialty is a wholly-owned surplus lines subsidiary incorporated in North Dakota eligible to write certain lines of insurance on a surplus lines basis in the majority of states in which it intends to write business. Aspen Specialty subsequently received approximately $101 million of capital, derived from our existing funds and the funds available from our credit facilities.

Following further capital contributions of $12 million during 2004 Aspen Specialty had capital and surplus as of December 31, 2004, of $113.9 million as measured under U.S. GAAP.

On November 18, 2003, Aspen Re America, a wholly-owned subsidiary of Aspen U.S. Holdings, was incorporated in Delaware. Aspen Re America functions as a reinsurance intermediary and has been granted binding authority from Aspen Re to underwrite reinsurance business protecting American cedents/buyers.

On December 4, 2003, Aspen Holdings completed its initial public offering and was listed on the New York Stock Exchange. The proceeds of the initial public offering, including the proceeds from our underwriters' exercise of their over-allotment option, net of expenses, was $244.0 million.

With effect from January 1, 2005, our corporate organization has been restructured such that Aspen Re and Aspen Services are now wholly owned subsidiaries of Aspen U.K. Holdings. Aspen U.K. Holdings funded its acquisition of Aspen Re and Aspen Services through the issuance of additional shares in Aspen U.K. Holdings to Aspen Holdings and the issuance of bonds to Aspen Holdings.

Set forth below is a chart of our corporate organization and subsidiaries as of March 1, 2005:

Our Business Strategy

The key aspects of our business strategy are to:

Diversify Our Business Portfolio.    We plan to continue to diversify our insurance and reinsurance operations by a controlled expansion into different lines of business, by offering new products within our existing lines of business, by selectively increasing our exposure in parts of the world where we are currently under-represented and by increasing the amount of insurance business that we underwrite. For example, in 2003 we began writing aviation and marine reinsurance business, further expanded our U.K. liability insurance business and began to write U.S. surplus lines business. In 2004, we added capabilities for writing property reinsurance in the U.S. market through Aspen Re America and marine business through Aspen Re. We have also hired a team of underwriters who specialize in aviation insurance risks. We intend to accomplish this diversification by building on our established underwriting expertise and analytical skills. As we expand the scope of our business, we intend to remain focused on the same type of high value-added underwriting for which we enjoy a strong reputation.

Build on Our Presence in the United Kingdom, Bermuda and U.S.    We believe that all three platforms from which we operate offer complementary business opportunities. In addition to maintaining a strong presence in the United Kingdom, we began to expand our underwriting capacity in Bermuda and the United States in 2003 and have continued with this expansion in 2004 by increasing the size of our property reinsurance underwriting team in Bermuda. By developing operating centers in the London Market and in Bermuda, as well as expanding in the U.S. surplus lines and property reinsurance market, we seek to increase our business opportunities and to gain access to the different types of risks offered in such markets.

Deploy Our Capital Effectively.    We strive to maintain an optimal level of capital relative to our business plan. To do this, we employ rigorous statistical modeling techniques to assess the risk of loss to our capital base based upon the portfolio of risks we underwrite. We intend to manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value. We believe that our capital base provides a high degree of financial strength to support our operations and to meet our clients' needs. See "-Ratings" below. If we determine that we have excess capital that cannot be effectively deployed in our business, we intend, subject to rating agency and regulatory constraints, to return capital to our shareholders.

Anticipate and Adapt to Changing Market Conditions.    By anticipating changing market conditions, we seek to access different lines of business with complementary risk/return characteristics and to deploy capital appropriately. We monitor relative and absolute rate adequacy and movements and we adjust the composition of our risk portfolio based on market conditions and underwriting opportunities. At the current time, our strategy is to increase the amount of insurance that we underwrite relative to the amount of reinsurance. We believe this will improve the balance of our business. We also have increased the amount of casualty and specialty lines we underwrite relative to the amount of property lines because of attractive market trends. We are prepared to adjust our underwriting and capital management objectives in order to respond in a timely manner to the changing market environment for all or some of our lines of business. This may include reducing our gross premiums written for a business line, or for our overall writings, should conditions warrant.

Manage Risk Retention through the Purchase of Reinsurance.    While we seek to write business which is profitable on a gross basis, we manage our net exposure to catastrophic losses and large individual risk losses by selectively purchasing reinsurance. We seek the optimal protection for the individual and aggregate exposures that we assume under our reinsurance contracts and insurance policies, with a view to reducing the volatility of our underwriting results on a long-term basis. We continue to use many of the same reinsurers with whom our management had built relationships while at Syndicate 2020. The substantial majority of reinsurers that we currently use have a rating of "A-" (Excellent), or better by A.M. Best, the fourth highest of fifteen rating levels.

Employ a Conservative Investment Policy.    We protect our capital by employing, among other things, a conservative investment policy that focuses on highly rated fixed income securities. We will manage the duration of our fixed income investments having regard to the nature of our reinsurance and insurance risks and wider market and economic conditions. As of March 1, 2005 we have not invested in equity securities.

Business Segments

We have two business segments: reinsurance and insurance. The gross premiums written are set forth by business segment, for each of the twelve months ended December 31, 2004 and 2003 and for the period from incorporation on May 23, 2002 to December 31, 2002:

Business Segment	Gross Premiums Written
	For the twelve months ended December 31, 2004		For the twelve months ended December 31, 2003		For the period from incorporation on May 23, 2002 to December 31, 2002
	($ in millions)	% of Total	($ in millions)	% of Total	($ in millions)	% of Total
Reinsurance	$1,177.7	74.2%	$1,001.9	76.7%	$288.2	76.9%
Insurance	408.5	25.8%	304.9	23.3%	86.6	23.1%
Total	$1,586.2	100.0%	$1,306.8	100.0%	$374.8	100.0%

Reinsurance

Our reinsurance segment consists of the following lines of business: property reinsurance, casualty reinsurance and specialty reinsurance.

The reinsurance business we write (including the quota share business) can be analyzed by geographic region as follows for the 12 months ended December 31, 2004 and 2003:

	Twelve months ended December 31, 2004		Twelve months ended December 31, 2003
	Gross Premiums Written	% of Total	Gross Premiums Written	% of Total
	($ in millions)		($ in millions)
Australia/Asia	$23.8	2.0%	$74.8	7.5%
Caribbean	11.4	1.0%	7.6	0.8%
Europe	89.3	7.6%	61.7	6.2%
United Kingdom	162.6	13.8%	217.9	21.7%
United States and Canada (1)	575.4	48.9%	481.2	48.0%
Worldwide excluding United States (2)	42.4	3.6%	25.4	2.5%
Worldwide including United States (3)	207.2	17.6%	125.4	12.5%
Others	65.6	5.5%	7.9	0.8%
Total	$1,177.7	100.0%	$1,001.9	100.0%

(1)	"United States and Canada" comprise individual policies that insure risks specifically in the United States and/or Canada, but not elsewhere.

(2)	"Worldwide excluding the United States" comprise individual policies that insure risks wherever they may be across the world but specifically exclude the United States.

(3)	"Worldwide including the United States" comprise individual policies that insure risks wherever they may be across the world but specifically include the United States.

For a geographic breakdown of our reinsurance premiums for the period from incorporation on May 23, 2002 to December 31, 2002, see the footnotes to our financial statements contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

Property Reinsurance.    Our property reinsurance line of business is written on both a treaty and a facultative basis. For the twelve months ended December 31, 2004, property treaty and facultative reinsurance accounted for, respectively, $642.9 million and $6.4 million of our gross premium written. For the twelve months ended December 31, 2003, property treaty and facultative reinsurance accounted for, respectively, $516.9 million and $41.3 million of our gross premiums written. The property treaty reinsurance we write includes catastrophe, risk excess and pro rata, as well as retrocession. Treaty reinsurance contracts provide for automatic coverage of a type or category of risk underwritten by our ceding clients. For the twelve months ended December 31, 2004, our mix of property treaty reinsurance business, as measured by gross premiums written, was approximately 41.8% catastrophe, 38.0% risk excess and 20.2% pro rata. For the twelve months ended December 31, 2003, our mix of property treaty reinsurance business, as measured by gross premiums written, was approximately 44.5% catastrophe, 43.8% risk excess and 11.7% pro rata. Our mix of property treaty reinsurance business, as measured by gross premium written during the period from May 23, 2002 to December 31, 2002, was approximately 36.8% catastrophe, 54.1% risk excess and 9.1% pro rata. As at December 31, 2004 and 2003, approximately 59.1% and 55.3% respectively of the gross premiums written in our property reinsurance line of business are in the United States and Canada. The balance of our business is sourced from territories throughout the world, including the United Kingdom and Europe. An element of this business is classified as "worldwide" exposure and this may include additional exposure in the United States.

In January 2004, we expanded our U.S. property reinsurance underwriting through the establishment of our reinsurance intermediary, Aspen Re America, which focuses on underwriting treaty pro rata and treaty risk excess reinsurance.

    Treaty Catastrophe.    Treaty catastrophe reinsurance contracts are typically "all risk" in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. Coverage for other perils may be negotiated on a given treaty. The predominant exposures covered are losses stemming from property damage and business interruption resulting from a covered peril. Coverage can also be more limited by extending to only specified perils such as windstorm.

Property catastrophe reinsurance is generally written on an excess of loss basis. Excess of loss reinsurance provides coverage to primary insurance companies when aggregate claims and claim expenses from a single occurrence from a covered peril exceed a certain amount specified in a particular contract. Under these contracts, we provide protection to an insurer for a portion of the total losses in excess of a specified loss amount, up to a maximum amount per loss specified in the contract. In the event of a loss, most contracts provide for coverage of a second occurrence following the payment of a premium to reinstate the coverage under the contract, which is referred to as a reinstatement premium. A loss from a single occurrence is limited to the initial policy limit and would not include the policy limit available following the payment of a reinstatement premium. The coverage provided for under excess of loss reinsurance contracts may be on a worldwide basis or limited in scope to selected regions or geographical areas.

    Treaty Risk Excess.    We also write risk excess of loss property treaty reinsurance. This type of reinsurance provides coverage to a reinsured where it experiences a loss in excess of its retention level on a single "risk" basis, rather than to aggregate losses for all covered risks, as does catastrophe reinsurance. A "risk" in this context might mean the insurance coverage on one building or a group of buildings due to fire or explosion or the insurance coverage under a single policy which the reinsured treats as a single risk. This line of business is generally less exposed to accumulations of exposures and losses but can still be impacted by natural catastrophes, particularly earthquakes.

    Treaty Pro Rata.    Our treaty pro rata reinsurance product provides coverage based on the original risks written by the ceding client, rather than the loss incurred by that client. Under our pro rata reinsurance treaties, we share risks in the same proportion as our share of premium and policy amounts. Pro rata contracts can be particularly prone to accumulations of exposure and losses due to catastrophic events. We write pro rata contracts where we believe historical results and the quality of information provided by the reinsured justify the writing of such coverage.

We also provide retrocessional property coverage, which is reinsurance protection to other reinsurers or retrocedents. Approximately 1.4% of the reinsurance protection that we provided was retrocessional coverage, based on the written premiums for the twelve months ended December 31, 2004 and 2003. Our retrocessional coverage is focused on catastrophe protections of U.K. and non-U.S. treaty accounts and London Market direct and facultative accounts. We believe, based on the historical experience of management, the most opportune time to write retrocessional coverage follows major catastrophes. Retrocessional coverage typically carries a higher degree of volatility versus reinsurance as it covers the concentration of catastrophe exposure written by retrocedents, which in turn may have an aggregation of losses from a single catastrophic event. In addition, the information available in pricing retrocessional coverage can be less precise than the information received directly from the primary companies.

A very high percentage of the reinsurance contracts that we write exclude coverage for losses arising from the peril of terrorism involving nuclear, biological or chemical attack outside the U.S. Within the U.S. our reinsurance contracts generally exclude acts that are certified as "acts of terrorism" by the U.S. Treasury Department under the Terrorism Risk Insurance Act of 2002 (the "Terrorism Act"). With respect to personal lines risks, losses arising from the peril of terrorism that do not involve nuclear, biological or chemical attack are sometimes covered by our reinsurance contracts. Such losses relating to commercial lines risks are generally covered on a limited basis; for example, where the covered risks fall below a stated insured value or into classes or categories we deem less likely to be targets of terrorism than others. We have written a limited number of reinsurance contracts, both on a pro rata and risk excess basis, covering solely the peril of terrorism. We have done so only in instances where we believe we are able to obtain pricing that is commensurate with our exposure. These contracts typically exclude coverage protecting against nuclear, biological or chemical attack.

    Property Facultative.    The business is written on an excess of loss basis for U.S. primary insurance policyholders both in the United States and for their overseas interests. In facultative reinsurance, the reinsurer assumes all or part of a risk under a single insurance contract. Facultative reinsurance is negotiated separately for each contract. Facultative reinsurance is normally purchased by insurers where individual risks are not covered by their reinsurance treaties, for amounts in excess of the dollar limits of their reinsurance treaties or for unusual risks. There is typically a different type of underwriting expertise required in facultative underwriting as compared to treaty underwriting.

Casualty Reinsurance.    Our casualty reinsurance line of business is written on both a treaty and a facultative basis. The casualty treaty reinsurance we write includes excess of loss and pro rata reinsurance. We also write U.S. casualty facultative reinsurance. For the twelve months ended December 31, 2004, our mix of casualty reinsurance business as measured by gross premiums written was approximately 49.8% U.S. treaty, 40.6% non-U.S. treaty and 9.6% casualty facultative. For the twelve months ended December 31, 2003, our mix of casualty reinsurance business as measured by gross premiums written was approximately 36.8% U.S. treaty, 49.7% non-U.S. treaty and 13.5% casualty facultative. For the twelve months ended December 31, 2004 and 2003, 64.8% and 86.9% of premiums respectively were derived from the United Kingdom, Australia and the United States, with the remainder representing risks in the rest of the world. Our excess of loss positions come most commonly from layered reinsurance structures with underlying ceding company retentions. We also write pro rata reinsurance contracts that are applied to portfolios of primary insurance policies.

    U.S. Treaty.    Our U.S. casualty reinsurance business is composed of long tail treaty contracts protecting U.S. cedents mostly on an excess of loss basis. We reinsure exposures mainly with respect to workers' compensation, medical malpractice, and professional liability for regional lawyers, accountants, architects and engineers. As of the twelve months ended December 31, 2004 and 2003, our U.S. casualty reinsurance business comprised 55.0% and 42.5% respectively of our total casualty treaty business as measured by gross written premiums.

    Non-U.S. Treaty.    Our non-U.S. casualty reinsurance business is composed of long tail treaty contracts. The majority of our non-U.S. casualty reinsurance business is written on an excess of loss basis with a small proportion written on a pro rata basis. The exposures that we cover in the non-U.S. casualty business include automobile liability, workers' compensation, employers' liability, public and product liability, fidelity business and professional indemnity. We focus on business that is exposed to severe losses but not expected to produce high levels of claims frequency.

    Casualty Facultative.    Our casualty facultative reinsurance line of business consists of umbrella, general liability and workers' compensation reinsurance, which during 2003 and for part of 2004 was written for us by WU Inc. Currently, approximately all exposures reinsured in this line of business are located in the United States. This is facultative reinsurance written on an excess of loss basis. In addition, until the end of 2003, we also wrote automobile liability reinsurance for U.S. clients through WU Inc., focusing primarily on short haul trucking clients, rather than long distance or interstate trucking. The binding authority agreement authorizing WU Inc. to bind us on automobile reinsurance policies ended at year end 2003 and we are no longer writing automobile reinsurance of this type. The umbrella, general liability and workers' compensation binding authority, together with the team that wrote this business for us at WU Inc., was transferred to Aspen Re America on February 1, 2004.

Specialty Reinsurance.    Our specialty reinsurance line of business is composed of specialty risks such as those covered by aviation and marine reinsurance, including exposure to catastrophes in these lines. We also provide contingency reinsurance, such as event cancellation risks. For the twelve months ended December 31, 2004, our mix of specialty reinsurance business as measured by gross premiums written was approximately 39.7% contingency reinsurance and 60.3% aviation and marine reinsurance. For the twelve months ended December 31, 2003, our mix of specialty reinsurance business as measured by gross premiums written was approximately 51.8% quota share reinsurance from Syndicate 2020, 21.3% contingency reinsurance and 26.9% aviation and marine reinsurance. Our mix of specialty reinsurance business as measured by gross premiums written during the period from

May 23, 2002 to December 31, 2002 was approximately 96.6% quota share reinsurance from Syndicate 2020 and 3.4% contingency reinsurance. The coverage provided for under our specialty reinsurance line of business may be on a worldwide basis.

For 2002, we acquired certain of our specialty lines business by reinsuring through quota share reinsurance approximately 13% of the business written by Syndicate 2020 and 70% of the business written by Lloyd's Syndicate 3030 ("Syndicate 3030"; together with Syndicate 2020, the "Syndicates"). Under the framework agreement between WUAL and Aspen Re entered into at our formation, WUAL agreed to offer to Aspen Re a quota share of up to 20% of the business written by Syndicate 2020 and Aspen Re agreed to offer Syndicate 2020 a quota share of up to 20% of its business in each calendar year until 2005. For 2003, we elected to take a 7.5% quota share of the Syndicate 2020 lines, whereas Syndicate 2020 elected not to take a quota share of any of our lines because of capacity constraints. For 2004 and 2005, WUAL did not take a quota share of the business written by Aspen Re and we did not take a quota share of the Syndicate 2020 lines of business. Our quota share reinsurance of Syndicate 3030 was for 2002 only. Syndicate 3030 did not continue into 2003 or beyond. Aspen Re's participation in these arrangements with the Syndicates constituted approximately 58% of our gross premiums written from our formation through December 31, 2002, approximately 6% of our gross premiums written for the twelve months ended December 31, 2003 and due to the non-renewal of the quota share in 2004, negligible premiums for the twelve months ended December 31, 2004.

In our reinsurance segment, ACE and its affiliates accounted for approximately 7% of gross premiums written in this segment for the twelve months ended December 31, 2004 and no other customer accounted for more than 5% of gross written premiums within this segment.

Insurance

Our insurance segment consists of the following lines of business: commercial property insurance, commercial liability insurance and aviation and marine insurance.

The insurance business we write can be analyzed by geographic region as follows for the year ended December 31, 2004 and 2003:

	Twelve months ended December 31, 2004		Twelve months ended December 31, 2003
	Gross Premiums Written	% of Total	Gross Premiums Written	% of Total
	($ in millions)		($ in millions)
Australia/Asia	$0.4	0.1%	—	—
Caribbean	0.2	0.1%	—	—
Europe	12.9	3.2%	$13.7	4.5%
United Kingdom	311.5	76.3%	291.2	95.5%
United States and Canada (1)	65.5	16.0%	—	—
Worldwide excluding United States (2)	—	—	—	—
Worldwide including United States (3)	8.1	2.0%	—	—
Others	9.9	2.3%	—	—
Total	$408.5	100.0%	$304.9	100.0%

(1)	"United States and Canada" comprise individual policies that insure risks specifically in the United States and/or Canada, but not elsewhere.

(2)	"Worldwide excluding the United States" comprise individual policies that insure risks wherever they may be across the world but specifically exclude the United States.

(3)	"Worldwide including the United States" comprise individual policies that insure risks wherever they may be across the world but specifically include the United States.

For a geographic breakdown of our insurance premiums for the period from incorporation on May 23, 2002 to December 31, 2002, see the footnotes to our financial statements contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

Commercial Property Insurance.    Our commercial property insurance line of business consists of U.K. commercial property insurance and worldwide property insurance. The U.K. commercial property insurance focuses on providing insurance coverage with respect to losses to a business' premises, inventory and equipment as a result of weather, fire, theft and other causes. Our client base is predominantly U.K. middle market corporate and public sector clients and property owners. Our worldwide property insurance focuses on providing physical damage and business interruption coverage to major commercial and industrial companies on a global basis.

We also write property insurance in the U.S. on a U.S. surplus lines basis through Aspen Specialty. The property account consists predominantly of mercantile, manufacturing and commercial real estate business. For the twelve months ended December 31, 2004, the total mix of commercial property business as measured by gross premiums written was approximately 57.2% U.K. commercial, 33.1% U.S. surplus lines and 9.7% worldwide property insurance.

Commercial Liability Insurance.    Our commercial liability insurance line of business focuses on providing employers' liability coverage and public liability coverage for insureds domiciled in both the United Kingdom and Ireland.

In the United Kingdom, all employers must maintain employers' liability insurance. This insurance covers employers' liability for bodily injury or disease sustained by employees, and arising out of and in the course of employment. In the United Kingdom, employees are required to show breach of statute or tort prior to being entitled to any compensation. As opposed to the United States, there is no set scale of compensation in the United Kingdom, as claims are settled in accordance with legal precedent and official damages guidelines. Most claims are settled out of court; however, most employees engage legal representation that increases claim costs but in a predictable way. Insurance cover is written on an "occurrence" basis, that is, the monetary limits of the insurance apply to all claims relating to any one occurrence, with the minimum legal requirement being £5 million for any one occurrence. However, the usual limit for employers' coverage is £10 million for any one occurrence.

Public liability insurance covers businesses for claims made against them by members of the public or other businesses, but not for claims by employees or shareholders of such businesses. Public liability insurance is generally not required by regulation.

Aspen Specialty writes casualty insurance in the U.S. on a U.S. surplus lines basis. The casualty account consists of primarily general liability, umbrella liability and certain errors and omissions insurance. The casualty focus is on premises risks, low to moderate hazard products and selected classes of contracting risks. For the twelve months ended December 31, 2004, the mix of commercial liability business as measured by gross premiums written was approximately 87.5% U.K. Commercial and 12.5% U.S. surplus lines.

Marine and Aviation Insurance.    The marine, energy and liability team commenced underwriting in the third quarter of 2004 and are leaders in hull, energy physical damage and liability classes. The vast majority of business is written on a direct facultative basis with underwriters setting the terms and conditions of the risk. Coverage underwritten includes onshore and offshore natural perils, fire, explosion and well blow-out. The whole account is event-based with perils of the sea being a major feature.

In January 2005, the new aviation insurance team joined the specialty lines business unit of Aspen Re and we expect to expand this team during 2005. The aviation team will focus on providing physical damage insurance to hulls and spares and comprehensive legal liability (including war and associated perils) for airlines, smaller operators of airline equipment, airports and associated business and non critical component part manufacturers. We will also provide hull deductible cover.

We are targeting a global aviation client base, taking advantage of London's position as a leading centre for aviation insurance business distribution.

Underwriting and Risk Management

Our objective is to create a balanced portfolio of insurance and reinsurance risks, diversified across classes, products, geographic areas of coverage, cedents and sources. We undertake a detailed risk analysis in our risk management program which identifies the risks we are exposed to, and rates the impact of each risk on our business. We analyze projected catastrophe exposures and attempt to limit the amount of potential loss that may arise from a single catastrophic event. We also manage our exposure by reference to the correlation between the risk characteristics of our business portfolios.

Our underwriting team is led by our Chief Executive Officer, Christopher O'Kane. We have restructured the management of our underwriting activities with Mr. James Few acting as head of property reinsurance, Mr. David May acting as head of casualty reinsurance, Mr. Nicholas Bonnar acting as head of specialty (which includes specialty reinsurance and marine and aviation insurance) and Mr. Ian Beaton acting as head of insurance (which includes property and liability insurance). They each have strategic and operational responsibility for the underwriting of the classes of business that they manage.

We underwrite according to specific disciplines, with the aim of maintaining the following principles:

•	operate within prescribed maximum underwriting authority limits;

•	make consistent use of peer review—all risks underwritten are subject to peer review by at least one qualified peer reviewer;

•	use independent reviewers;

•	use risk assessment models such as RMS, EQE and AIR to assist in the treaty underwriting process and use RMS to quantify our aggregate catastrophe exposures;

•	employ dedicated personnel who monitor the aggregation of our risks; and

•	prepare monthly aggregation reports for review by our senior management.

We delegate underwriting authority to our underwriters in accordance with an understanding of each individual's capabilities. We issue detailed letters of underwriting authority to each of our underwriters, which contain authority limits tailored to the classes of business written by the particular underwriter. The underwriting authority limits are regularly reviewed by management and are reviewed by the boards of directors of our Insurance Subsidiaries annually.

Our reinsurance and insurance segments have different risk acceptance guidelines, authority limits and accumulations. For most risks in our reinsurance segment, prior to quoting a price for a risk, the underwriter must seek at least one qualified peer review. In our insurance segment, review is required for all risks although this usually takes place after acceptance. These peer reviews are in place to ensure high standards of underwriting discipline and consistency.

With respect to our U.S. facultative property and casualty reinsurance lines of business prior to the end of 2003, WU Inc. wrote reinsurance under explicit authority limits in accordance with binding authority agreements. These agreements, two of which expired on December 31, 2003 and one of which expired on January 31, 2004, contained our operating guidelines, commissions, claims settlement authority limits, limits per risk coverage and aggregate premium limits. In addition, WU Inc. imposed authority limits on its individual underwriters. For risks falling outside an underwriter's authority, the underwriter consulted the relevant branch manager, senior or specialist underwriter, and ultimately the chief underwriting officer of WU Inc., as needed. The WU Inc. team that joined Aspen Re America reports to our Chief Casualty Officer.

Marketing

With respect to our reinsurance segment, our business is produced principally through brokers and reinsurance intermediaries. The brokerage distribution channel provides us with access to an efficient, variable cost and global distribution system without the significant time and expense which would be incurred in creating wholly-owned distribution networks. The brokers and reinsurance intermediaries typically act in the interest of ceding clients or insurers; however, they are instrumental to our continued relationship with our clients.

The following table shows our gross reinsurance premiums written by broker as of the years ended December 31, 2004 and 2003:

	Reinsurance		Reinsurance
	Twelve months ended December 31, 2004		Twelve months ended December 31, 2003
	($ in millions)	% of Total	($ in millions)	% of Total
Aon	$249.0	21.1%	$279.8	27.9%
Marsh	225.4	19.1%	171.6	17.1%
Benfield	173.0	14.7%	124.2	12.4%
Willis	138.1	11.7%	123.9	12.4%
Ballantyne	80.3	6.8%	43.1	4.3%
Others	311.9	26.6%	259.3	25.9%
Total	$1,177.7	100.0%	$1,001.9	100.0%

Our commercial lines of business are mostly produced through the U.K. regional and London broker network. Our U.S. property and casualty products are marketed through a select number of appointed wholesale brokers with the appropriate surplus lines licenses. The following table shows our gross insurance premiums written by brokers as of the years ended December 31, 2004 and 2003:

	Insurance		Insurance
	Twelve months ended December 31, 2004		Twelve months ended December 31, 2003
	($ in millions)	% of Total	($ in millions)	% of Total

Aon	$73.8	18.1%	$65.5	21.5%
Marsh	35.4	8.7%	22.5	7.4%
Willis	25.5	6.2%	22.6	7.4%
R.L. Davison	24.4	6.0%	19.3	6.3%
SBJ	20.4	5.0%	33.2	10.9%
Others	229.0	56.0%	141.8	46.5%
Total	$408.5	100.0%	$304.9	100.0%

Claims Management

We have a well-developed process in place for identifying, tracking and settling potential claims based on our own experience as well as our management's and staff's experience at Syndicate 2020. We have a staff of claims adjustors that will expand as needed to service our clients and to ensure claims handling consistency. The responsibilities of the claims department include reviewing loss reports, monitoring claims handling activities of clients, requesting additional information where appropriate, establishing case reserves and approving payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims. Our underwriters do not make the final decisions regarding the ultimate determination of reserves and settlement of claims; rather this is a function separately determined by our claims department. In addition, we regularly report to our board of directors on the status of our reserves and settlement of claims. We recognize that fair interpretation of our reinsurance agreements and insurance policies with our customers and timely payment of covered claims are a valuable service to our clients and enhance our reputation.

We have outsourced our handling of claims for the U.K. commercial property and liability lines of business to third-party specialist service providers. One provider has authority to handle claims up to £25,000 for property claims and £10,000 for liability claims. Another provider has authority to handle liability claims of up to £100,000. Claims above this level must be referred to our internal claim adjustors for all decisions. Our Chief Operating Officer oversees these outsourcing agreements. We manage, review and audit those claims handled under our outsourcing arrangements.

With respect to our U.S. property and automobile liability facultative reinsurance written during 2003 by WU Inc., WU Inc. has claims settlement authority for up to $250,000 per claim beyond which all claims settlements require our approval. WU Inc. is handling the run-off of the claims on our U.S. property and automobile reinsurance that it had written on our behalf. Aspen Re America is handling the run-off of the claims on our U.S. casualty facultative reinsurance that was written by WU Inc. until January 31, 2004.

Our U.S. property and casualty claims on policies written by Aspen Specialty are handled by a staff of claims adjustors that will expand as needed to service our clients. They supervise individual claims, assign tasks to independent adjustors and attorneys, and monitor their activity. We have established appropriate levels of authority for each claims adjustor as well as the senior claims executive for reserving and settlement of claims. We may also utilize the services of third-party specialist service providers similar to the U.K. insurance operation with similar controls. Reserving or settlement above $250,000 requires review and agreement by a member of the senior executive staff as well as the senior claims executive. Aspen Specialty currently oversees the run-off of claims on insurance policies written by Dakota Specialty.

Reinsurance

We purchase retrocession and reinsurance to limit and diversify our own risk exposure and to increase our own insurance underwriting capacity. These agreements provide for recovery of a portion of losses and loss expenses from reinsurers.

A significant portion of our business accumulates property exposures in catastrophe exposed zones throughout the world. At levels of likelihood up to 1 in 250 years, we consider Florida windstorms and California earthquakes to be our peak natural catastrophe exposures. In order to mitigate those and other exposures, we purchase, through several contracts, reinsurance to limit our losses in the event of a large catastrophic event. In 2004, the Company purchased a catastrophe retrocession program that covers us for a single catastrophic loss in excess of $80 million up to $350 million arising from our property classes of business including the accounts exposed to catastrophe losses and a separate program that protects us against catastrophe or individual risk losses (e.g., a large fire or explosion) in excess of $40 million up to $225 million arising from our property classes of business including facultative, pro rata treaty and per risk excess but excluding the catastrophe account.

In 2004 we also purchased catastrophe retrocession for losses at various levels below $80 million but which only provided for recoveries after the exhaustion of certain aggregate deductibles.

Many of the reinsurance contracts which we underwrite and which we purchase include terms under which additional payments, known as reinstatement premiums, are payable if claims are made. Certain of our reinsurance agreements provide renewal terms at a premium, based upon the gross premiums paid by us less the total claims paid by the reinsurers, known as the contract balance. For such agreements, the premium for renewal would not exceed the current premium plus a percentage of the expiring negative contract balance. If we decline to renew such agreements and the contract balance is negative, we are required to pay the reinsurers an additional premium. In another reinsurance agreement, if the claims exceed a specified amount, the reinsurer will not be obligated to pay such amounts until they choose to pay such claim amounts or until we pay the renewal premium (whichever is earlier). If we do not renew such agreement our excess of loss limit under the agreement will be reduced. We take these terms into account when assessing our overall exposure to catastrophic events, together with exposures arising from parts of our business, such as the property retrocession business that we write, but are excluded from our reinsurance cover.

In 2004, we also had two proportional reinsurance contracts with Montpelier Reinsurance Limited, one of our founding shareholders as described under "Certain Relationships and Related Party Transactions" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

As is the case with most reinsurance treaties, we remain liable to the extent that reinsurers do not meet their obligations under these agreements, and therefore we evaluate the financial condition of our reinsurers and monitor concentrations of credit risk. Of our reinsurers who have been rated by A.M. Best, 80.6% of our reinsurance is provided by those who have been assigned a rating of "A–" (Excellent; the fourth highest of fifteen rating levels). or better. As of December 31, 2004, except for fully collateralized reinsurance and approximately $600,000 of recoveries against which we have established a provision of approximately $200,000, we have no exposure to reinsurers rated by A.M. Best below "A–" In 2004, $131.5 million of reinsurance capacity was secured from an unrated reinsurance market. This amount was fully collateralized with cash and securities.

In addition we secured a further $100 million of cover under a fully collateralized risk transfer swap placed with a non-insurance related counter-party. This provides for recoveries following a severe Florida hurricane or Californian earthquake event with the availability and amounts of any such recoveries governed solely by the level of industry level loss in relation to pre-defined thresholds, subject to a contract maximum of $100 million. This contract has no indemnity provision and is therefore not accounted for as a reinsurance contract but as a derivative. The risk transfer swap is for a three-year term which commenced on August 17, 2004.

We are also a member of Pool Reinsurance Company Limited, commonly known as Pool Re, which is authorized to write reinsurance relating to terrorist risks on commercial property insurance and consequential losses in England, Scotland or Wales. Pool Re has a retrocession agreement with the Treasury of HM Government, to which it pays a reinsurance premium and from which it will recover any claims that exceed its resources. Pool Re provides an indemnity in respect of Aspen Re's ultimate net loss, in excess of our retention, relating to damage to commercial property and consequential losses in England, Scotland or Wales caused by an act of terrorism. Our retention is calculated by reference to our market share of this type of coverage and for 2003 was £100,000 per event. For 2004, our retention was £240,000 per event with an annual aggregate of £480,000. For 2005, our retention is £570,000 per event with an annual aggregate of £1,140,000.

Reserves

In establishing the reserves set by the Company, the Company's actuary employs a number of techniques to establish a "range of estimates." The insurance reserves are established for the total unpaid cost of claims and loss adjustment expenses, which cover events that have occurred before the balance sheet date. These reserves reflect the Company's estimates of the total cost of incurred but not reported ("IBNR") claims. Estimated amounts recoverable from reinsurers on unpaid losses and loss adjustment expenses are calculated to arrive at a net claims reserve.

For reported claims, reserves are established on a case by case basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. In estimating the cost of these claims, we consider circumstances related to the claims as reported, any information available from loss adjustors and information on the cost of settling claims with similar characteristics in previous periods. For IBNR claims, reserves are estimated using established actuarial methods. Both case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability policy coverages and inflation.

For classes of business which are not related to catastrophe, and where early claims experience may not provide a sound statistical basis to estimate the loss reserves, our approach is to establish an initial expected loss and loss expense ratio. This initial expected loss and loss expense ratio is then modified in light of the actual experience to date measured against the expected experience. Loss reserves for known catastrophic events are based upon a detailed analysis of our reported losses and potential exposures conducted in conjunction with our underwriters.

In selecting our estimates of the reserves for each line of business we take into account all of the factors set out above, and in particular the quality of the historical information the Company has on which to establish its reserves and the degree of estimation where information is received from cedents on an underwriting year basis and needs to be converted to an accident year basis. In addition, consideration is given to the point estimate produced by our independent consulting actuaries.

Loss and loss adjustment reserves represent estimates, including actuarial and statistical projections at a given point in time, of an insurer's or reinsurer's expectations of the ultimate settlement and administration costs of claims incurred, and it is likely that the ultimate liability may exceed or be less than such estimates, perhaps even significantly. These estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. To assist us in establishing appropriate loss and loss adjustment reserves, we have access to commercially available databases showing historical catastrophe losses. In addition, when reviewing a proposed reinsurance contract, we typically receive loss experience information with respect to the insured on such contract. However, reserve estimates by new reinsurers may be inherently less reliable than the reserve estimates of a reinsurer with a stable volume of business and an established claim history.

The following table shows an analysis of consolidated loss and loss expense reserve development net and gross of reinsurance recoverables as at December 31, 2004, 2003 and 2002:

Analysis of Consolidated Loss and Loss Expense Reserve Development Net of Reinsurance Recoverables

	As at December 31, 2002	As at December 31, 2003	As at December 31, 2004
	($ in millions)	($ in millions)	($ in millions)
Estimated liability for unpaid losses and loss expenses, net of reinsurance recoverables	$81.4	$482.2	$1,080.2
Liability re-estimate as of:
One year later	71.8	420.0
Two years later	53.1
Cumulative redundancy (deficiency)	28.3	62.0
Cumulative paid losses, net of reinsurance recoveries, as of:
One year later	9.0	88.0
Two years later	43.2

All our reserves relate to reinsurance or insurance policies incepting on or after January 1, 2002 except for the following amounts assumed as a result of acquisitions:

Net reserves as at December 31, 2004
($ in millions)
Aspen Re (formerly City Fire)	$2.4
Aspen Specialty (formerly Dakota Specialty)	2.8
$5.2

Investments

Our Investment Committee establishes investment guidelines and supervises our investment activity. The Investment Committee regularly monitors our overall investment results and reviews compliance with our investment objectives and guidelines. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.

We follow a conservative investment strategy designed to emphasize the preservation of invested assets and provide sufficient liquidity for the prompt payment of claims. The composition of the investments is a diversified portfolio of highly rated, liquid, fixed income securities of one to five years duration.

We utilize several third party investment managers to manage our assets. We agree to separate investment guidelines with each investment manager. These investment guidelines cover, among other things, limits on investments in the securities of any one issuer, credit quality, and limits on investments in any one sector. We expect our investment managers to adhere to strict overall portfolio credit and duration limits and a minimum "AA–" portfolio credit rating for the portion of the assets they manage.

The following presents the cost, gross unrealized gains and losses, and estimated fair value of investments in fixed maturities and other investments as at December 31, 2004 and 2003:

	As at December 31, 2004				As at December 31, 2003
	($ in millions)				($ in millions)
Investments (excluding cash)	Amortized Cost	Gross Unrealised Gains	Gross Unrealised Losses	Fair Market Value	Amortized Cost	Gross Unrealised Gains	Gross Unrealised Losses	Fair Market Value
Fixed Income Investments
U.S. Government and Agency Securities	$1,017.5	$0.7	$(5.9)	$1,012.3	$636.9	$1.1	$(0.1)	$637.9
Corporate Securities	551.6	0.7	(3.1)	549.2	71.2	0.2	(0.1)	71.3
Foreign Government	233.0	1.5	(0.3)	234.2	136.3	—	(2.0)	134.3
Municipals	3.6	—	—	3.6	2.0	—	—	2.0
Asset-backed securities	225.0	—	(2.1)	222.9	135.9	0.1	(0.6)	135.4
Mortgage-backed securities	185.5	0.1	(0.7)	185.0	66.5	0.8	(0.1)	67.2
Total Fixed Income	2,216.2	3.0	(12.1)	2,207.2	1,048.8	2.2	(2.9)	1,048.1
Short-term Investments	528.5	0.8	(0.6)	528.7	568.1	0.1	—	568.2
Total	$2,744.7	$3.8	$(12.7)	$2,735.9	$1,616.9	$2.3	$(2.9)	$1,616.3

U.S. Government and Agency Securities.    U.S. government and agency securities are composed of bonds issued by the U.S. Treasury and Government Sponsored Enterprises such as FNMA, FHLMC, FHLB and FFCB.

Corporate Securities.    Corporate securities are composed of both short-term and medium-term debt issued by corporations.

Foreign Government.    Foreign government securities are composed of bonds issued by the U.K. and Canadian governments.

Municipals.    Municipal securities are composed of bonds issued by U.S. municipalities.

Asset-Backed Securities. Asset-backed securities are securities backed by notes or receivables against assets other than real estate.

Mortgage-Backed Securities.    Mortgage-backed securities are securities that represent ownership in a pool of mortgages. Both principal and income are backed by the group of mortgages in the pool.

Short-term investments.    Short-term investments are both units in a U.S. dollar denominated bond fund operated by Wellington Management Company and money market funds. The bond fund is rated "AAA" by S&P. The fund invests in government securities, corporate securities, asset-backed securities, mortgage-backed securities, commercial paper and U.S. Treasury obligations. The money market funds are rated "AAA" by S&P and Moody's and invest in a variety of short-term instruments such as commercial paper, certificates of deposit, floating rate notes and medium term notes.

The maturity distribution and ratings for fixed income securities held as of December 31, 2004 and 2003 was as follows:

	As at December 31, 2004			As at December 31, 2003
	Amortized Cost	Fair Market Value	Average Ratings by Maturity	Amortized Cost	Fair Market Value	Average Ratings by Maturity
	($ in millions)			($ in millions)
Maturity and Ratings (excluding cash)
Due in one year or less	$107.3	$106.9	AAA	$103.4	$103.1	AAA
Due after one year through five years	1,662.8	1,656.6	AAA	738.7	738.1	AAA
Due after five years through ten years	35.6	35.8	AA+	4.3	4.3	AAA
Subtotal	1,805.7	1,799.3		846.4	845.5
Mortgage- and Asset-Backed Securities	410.5	407.9	AAA	202.4	202.6	AAA
Short-Term Investments	528.5	528.7	AAA	568.1	568.2	AA+
Total	$2,744.7	$2,735.9		$1,616.9	$1,616.3

The securities with a maturity over one year consist of U.S. and U.K. Government securities, supra-national securities as well as high grade corporate bonds, mortgage- and asset-backed securities.

For 2004, we engaged BlackRock Financial Management, Weiss, Peck & Greer LLC, Wellington Management Company (not an affiliate of Wellington), Alliance Capital Management L.P. and Credit Agricole to provide investment advisory and management services for our portfolio of assets. As of December 31, 2004, we had approximately $2,207.2 million of fixed income investments and $89 million of cash under management by outside firms. We have agreed to pay investment management fees based on the average market values of total assets held under management at the end of each calendar quarter. These agreements may be terminated generally by either party on short notice without penalty.

The total return of our portfolio of fixed income investments, cash and cash equivalents for the twelve months ended December 31, 2004 was 2.62%, as compared with the total return of 0.91% for the Lehman Brothers 1-3 Year Treasury Index for the same period. Total return is calculated based on total net investment return, including interest on cash equivalents, divided by the average market value of our investments and cash balances during the twelve months ended December 31, 2004.

For additional information concerning the Company's investments and reserves, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated herein by reference to our Annual Report on Form 10-K for the twelve months ended December 31, 2004.

Competition

The insurance and reinsurance industries are highly competitive. We compete with major U.S., U.K., Bermuda and other international insurers and reinsurers and underwriting syndicates, some of which have greater financial, marketing and management resources than we do. In particular, we generally compete with insurers that provide property-based lines of insurance and reinsurance, such as ACE, Aviva, Converium, Everest Re, General Re, Hannover Re, IPC, Lloyd's of London, Munich Re, PartnerRe, Platinum Underwriters, PXRE, Renaissance Re, Swiss Re, XL Re and British Aviation Insurance Group. In addition, there are other new Bermuda reinsurers competing in similar lines, such as Allied World, Arch, AXIS, Endurance Specialty and Montpelier Re. In our insurance lines of business, we compete with Affiliated FM, Allianz, AIG, Amlin, AXA, QBE, Liberty Mutual, Mitsui, Markel, Norwich Union, Royal & SunAlliance and Zurich as well as surplus lines insurance carriers in the United States such as Lexington, RLI, First State Management, Crum & Forster, Scottsdale and Admiral.

Competition in the types of business that we underwrite is based on many factors, including:

•	the experience of the management in the line of insurance or reinsurance to be written;

•	financial ratings assigned by independent rating agencies and actual and perceived financial strength;

•	responsiveness to clients, including speed of claims payment;

•	services provided, products offered and scope of business (both by size and geographic location);

•	relationships with brokers;

•	premiums charged and other terms and conditions offered; and

•	reputation.

Increased competition could result in fewer submissions, lower premium rates, and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. We are unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

Ratings

Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers, including us. Aspen Re currently has a financial strength rating of "A" (Excellent) by A.M. Best, the third highest of fifteen rating levels, "A" (Strong) by S&P, the seventh highest of twenty-two rating levels, and "A2" (Good) by Moody's, the eighth highest of twenty-three rating levels. Aspen Bermuda currently has a financial strength rating of "A–" (Excellent) by A.M. Best, the fourth highest of fifteen rating levels, "A" (Strong) by S&P and "A2" (Good) by Moody's. Aspen Specialty is currently rated "A–" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels. These ratings reflect A.M. Best's, S&P's and Moody's respective opinions of Aspen Re's, Aspen Specialty's and Aspen Bermuda's ability to pay claims and are not evaluations directed to investors in our ordinary shares and other securities and are not recommendations to buy, sell, or hold our ordinary shares and other securities. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). S&P maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). Moody's maintains a letter scale rating system ranging from "Aaa" (Exceptional) to "C" (Lowest). These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, S&P and Moody's.

Employees

As of December 31, 2004, we employed 261 persons through the Company and our wholly-owned subsidiaries, Aspen Bermuda, Aspen U.K. Services and Aspen U.S. Services, none of whom was represented by a labor union. As of December 31, 2004, 161 employees were based in the United Kingdom, 22 employees were based in Bermuda and 78 employees were based in the United States. As of December 31, 2002 and 2003, we employed 57 and 142 employees, respectively.

Regulatory Matters

General

The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers.

The discussion below summarizes the material laws and regulations applicable to the Company's Insurance Subsidiaries. We do not believe that any of our Insurance Subsidiaries is in violation of any such laws and regulations. In addition, our Insurance Subsidiaries have met and exceeded the solvency margins and ratios applicable to them.

Bermuda Regulation

The Insurance Act regulates insurance and reinsurance business and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act; the day-to-day supervision of insurers is the responsibility of the BMA. Accordingly, the Insurance Act regulates the insurance business of Aspen Bermuda which has been registered as a Class 4 insurer by the BMA; however, as a holding company, Aspen Holdings is not subject to Bermuda insurance regulations. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time. An Insurance Advisory Committee appointed by the Bermuda Minister of Finance ("Minister") advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers.    The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Aspen Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. Aspen Bermuda is not licensed to carry on long-term business.

Cancellation of Insurer's Registration.    An insurer's registration may be cancelled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

Principal Representative.    An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Aspen Bermuda's principal office is Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda, and Aspen Bermuda's principal representative is Marsh Management Services (Bermuda) Limited. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

Independent Approved Auditor.    Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Aspen Bermuda, are required to be filed annually with the BMA. Aspen Bermuda's independent auditor must be approved by the BMA and may be the same person or firm that audits Aspen Holdings' consolidated financial statements and reports for presentation to its shareholders. Aspen Bermuda's independent auditor is KPMG.

Loss Reserve Specialist.    As a registered Class 4 insurer, Aspen Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified actuary, must be approved by the BMA. Mr. Paul Koslover the Company's Chief Actuary has been approved to act as Aspen Bermuda's loss reserve specialist.

Statutory Financial Statements.    An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements, in the case of the Company, will be prepared in accordance with U.S. GAAP. As a general business insurer, Aspen Bermuda is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA. Aspen Bermuda's first official insurance filing with the Bermuda insurance regulators was for the period beginning November 6, 2002 and ending December 31, 2002.

Annual Statutory Financial Return.    Aspen Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions.    Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Aspen Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Aspen Bermuda:

(1)	is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

(A)	$100,000,000;

(B)	50% of net premiums written (being gross premiums written less any premiums ceded by Aspen Bermuda, but Aspen Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); or

(C)	15% of net losses and loss expense reserves;

(2)	is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Aspen Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

(3)	is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA (at least 7 days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

(4)	is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

(5)	is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

Additionally, under the Companies Act, Aspen Holdings and Aspen Bermuda may only declare or pay a dividend if Aspen Holdings or Aspen Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

While generally neither the Companies Act nor the Insurance Act restricts Aspen Bermuda's ability to provide loans or advances to Aspen Holdings, any such loans or advances will be subject to the principle that any action taken by a company (e.g., Aspen Bermuda) must have a corporate benefit for that company.

Minimum Liquidity Ratio.    The Insurance Act provides a minimum liquidity ratio for general business insurers, like Aspen Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Supervision, Investigation and Intervention.    The BMA may appoint an inspector with extensive powers to investigate the affairs of Aspen Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Aspen Bermuda to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of such documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise these powers in relation to any company which is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 percent or more of the shares or is entitled to exercise, or control the exercise, of more than 50 percent of the voting power at a general meeting. If it appears to the BMA that there is a risk of Aspen Bermuda becoming insolvent, or that Aspen Bermuda is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Aspen Bermuda (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities, (iii) not to make certain investments, (iv) to liquidate certain investments, (v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit Aspen Bermuda's premium income. The BMA intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

Disclosure of Information.    In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Under the Companies Act, the Minister has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

Certain Other Bermuda Law Considerations.    Aspen Holdings and Aspen Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Although Aspen Bermuda and Aspen Holdings are incorporated in Bermuda, both are classified as non-residents of Bermuda for exchange control purposes by the BMA. Pursuant to their non-resident status, Aspen Bermuda and Aspen Holdings may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on their ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of their ordinary shares.

Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, Aspen Holdings and Aspen Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; or (3) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of Aspen Holdings' business or Aspen Bermuda's business (as the case may be) carried on outside Bermuda. Aspen Bermuda is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have obtained from the BMA their permission for the issue and free transferability of the ordinary shares in the Company, as long as the shares are listed on the NYSE or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and of up to 20% of the ordinary shares to and among persons who are residents in

Bermuda for exchange control purposes. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement.

The Bermuda government actively encourages foreign investment in "exempted" entities like Aspen Holdings and Aspen Bermuda that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Aspen Holdings and Aspen Bermuda are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual and in the case of temporary work permits, the permits are generally granted for periods of three months.

U.K. Regulation

General.    On December 1, 2001, the FSA assumed its full powers and responsibilities as the single statutory regulator responsible for regulating the financial services industry in respect of the carrying on of "regulated activities" (including deposit taking, insurance, investment management and most other financial services carried on by way of business in the U.K.), with the objective of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing a proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA and has been granted permission to carry on that regulated activity or falls under an exemption.

The FSA's rules are contained in its Handbook of Rules & Guidance, one part of which is the "Integrated Prudential Sourcebook". Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to become authorized in both long-term and general insurance business. These two categories are both divided into "classes" (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under FSMA, effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the United Kingdom, constitutes a regulated activity requiring individual authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

Aspen Re has received authorization from the FSA to effect and carry out in the United Kingdom contracts of insurance in all classes of general business except credit and assistance business. As an authorized insurer in the United Kingdom, Aspen Re would be able to operate throughout the E.U., subject to certain regulatory requirements of the FSA and in some cases, certain local regulatory requirements. An insurance company with FSA authorization to write insurance business in the United Kingdom may provide cross-border services in other member states of the E.U. subject to notifying the FSA prior to commencement of the provision of services and to the FSA not having good reason to refuse consent. As an alternative, such an insurance company may establish a branch office within another member state subject to notifying the FSA prior to the establishment of the branch and the FSA not having good reason to refuse consent; in both cases the FSA will also notify the local regulatory body that may advise additional requirements specific to its jurisdiction that applies to the operation of the proposed classes of business.

As an FSA authorized insurer, the insurance and reinsurance businesses of Aspen Re will be subject to close supervision by the FSA. The FSA has recently strengthened its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the financial and operational condition (or "Prudential Regulation") of insurance and reinsurance business in the United Kingdom. There are a number of forthcoming changes to the FSA's rules that will affect insurance and reinsurance companies authorized in the U.K. For example, the FSA is currently in the process of implementing a number of changes, including capital adequacy requirements as described below. In addition, the Integrated Prudential Sourcebook imposes new evidential provisions relating to credit exposure to reinsurers. The Integrated Prudential Sourcebook also introduced new requirements in respect of prudential risk management and associated systems and controls. A key element of this is that high level risk policies for each of insurance, credit, market, liquidity, operational and group risk are required to be set by the authorized insurer's governing body. A number of the conduct of business rules, that have been introduced by the FSA with effect from January 14, 2005 in connection with the regulation of the sale and administration of general insurance, may also have an impact upon authorized insurers. Changes in the scope of the FSA's regulation may have an adverse impact on the business of Aspen Re.

Supervision.    The FSA carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants' reports, visits to insurance companies and regular formal interviews.

The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of insurance companies or groups carrying on business in the U.K. periodically, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action that the FSA requires and the likely consequences if this action is not taken.

The FSA carried out a risk assessment visit to Aspen Re during October and November of 2002. The results were received in January 2003. The only obligations arising from the assessment required Aspen Re to report and meet with the FSA. Aspen Re has provided the requested information to the FSA and has held quarterly meetings with the FSA as required.

Solvency Requirements.    The Integrated Prudential Sourcebook requires that insurance companies maintain capital resources equal to or in excess of its capital resources requirement (formerly known as a margin of solvency) at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the capital resources requirement is set out in the Integrated Prudential Sourcebook, and for these purposes, all the insurer's assets and liabilities are subject to specific valuation rules. Failure to maintain the capital resources requirement is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised. For financial years beginning on or after January 1, 2004, the calculation of the required capital resources requirement has been amended as a result of the implementation of the EU Solvency I Directives. In respect of liability business accepted, 150% of the actual premiums written and claims incurred must be included in the calculation, which has had the effect of increasing the capital resources requirement for Aspen Re.

Aspen Re is required to maintain capital resources requirement equal to the greater of (1) the sum of 18% of the first €50 million and 16% of the excess over €50 million of gross premiums (for these purposes premiums relating to certain categories of liability are uplifted by 50%) for the previous financial year (but where a financial year does not have 12 months the gross premium is adjusted to arrive at a figure that is proportionate to a 12-month financial year) less an allowance for anticipated reinsurance recoveries; (2) the sum of 26% of the average claims (for these purposes claims relating to certain categories of liability business are increased by 50%) paid for the first €35 million of claims and 23% of the average claims paid for claims comprising the excess over €35 million, as measured over a 36-month period less an allowance for anticipated reinsurance recoveries; and (3) the capital resources requirement for the prior financial year multiplied by the ratio (if it is less than 100%) expressed as a percentage, of technical provisions (net of reinsurance) for claims outstanding at the end of the prior financial year to technical provisions (net of reinsurance) for claims outstanding at the beginning of the prior financial year. The margin of solvency is subject to an absolute minimum of €400,000.

Each insurance company writing property, credit insurance business, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Integrated Prudential Sourcebook to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996. This reserve is calculated in accordance with the provisions of the Integrated Prudential Sourcebook where the amount of premiums for such classes exceed the minimum threshold set forth in the provisions.

An insurer is required to review its own capital needs to assess whether it has sufficient resources to ensure that there is no significant risk that its liabilities cannot be met as they fall due. This process is called the Individual Capital Assessment ("ICA"). If an insurer's assessment is that it should have more capital than is required under the capital resources requirement then the FSA would expect the insurer to hold the additional amount. In order to carry out the assessment as to the necessary financial resources that are required, insurers are required to identify the major sources of risk to its ability to meet its liabilities as they come due, and to carry out stress and scenario tests to identify an appropriate range of realistic adverse scenarios in which the risk crystallizes and to estimate the financial resources needed in each of the circumstances and events identified. Further, insurers are required to calculate an ECR, which is a risk-based formula for calculating capital needs. The FSA may review an insurer's ICA and its ECR and consider whether it has sufficient capital resources. If the FSA considers that there are insufficient capital resources it can give guidance advising the insurer of the amount and quality of capital resources that it considers necessary for that insurer.

In addition, an insurer that is part of a group, is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent undertaking and the EEA parent undertaking, in accordance with the FSA's rules. This return is not part of an insurer's own solvency return and hence will not be publicly available. Although there is no requirement at present for the parent undertaking solvency calculation to show a positive result, the FSA is required to take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. At December 31, 2004, Aspen Re exceeded such requirements. However, with the implementation of the European Union's Financial Groups Directive, there will be a requirement for insurance groups to hold an amount of capital indicated in the calculation of the parent company's solvency margin at the ultimate European Economic Area parent undertaking level from December 31, 2006. The purpose of these proposals is to prevent leveraging of capital arising from involvements in other group insurance firms. Given the current structure of the Company's group, this regulatory obligation will apply to Aspen Re's immediate parent company (Aspen U.K. Holdings), because it is incorporated in the U.K. and is Aspen Re's ultimate European Economic Area parent undertaking. Aspen U.K. Holdings will from December 31, 2006, have to have sufficient capital resources to match the capital requirements calculated under the rules (taking into account Aspen Re and Aspen Specialty as they are Insurance Subsidiaries of Aspen U.K. Holdings). It is possible that the effect of this requirement will be a need for additional capital at the level of Aspen U.K. Holdings. Further, an insurer is required to report in its annual returns to the FSA all material related party transactions (e.g., intra group reinsurance, whose value is more than 5% of the insurer's general insurance business amount).

Restrictions on Dividend Payments.    U.K. company law prohibits Aspen Re from declaring a dividend to its shareholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction.

In connection with the application to the FSA for consent to the change of control of City Fire, a scheme of operations was submitted to the FSA showing, among other things, a forecast profit and loss account (including forecast dividend payments) for the three financial periods 2003 to 2005 inclusive. Aspen Re is required to submit quarterly financial returns for this period including a summary profit and loss account and must identify and explain significant differences between actual results and forecasts submitted in the scheme of operations. Further, there is an obligation to notify the FSA of any matter that is likely to happen which represents a significant departure from the scheme of operations. Aspen Re is also under separate obligations to maintain its margin of solvency and to notify the FSA of any proposed significant dividend payment. Thus, while Aspen Re's scheme of operations forecasts dividends being paid in each of 2003, 2004 and 2005, if the fortunes of Aspen Re were to change such that a dividend payment would affect its ability to maintain its solvency margin, or if a greater dividend is proposed, it would be obliged to notify the FSA. In such circumstances, depending on the financial condition of Aspen Re, the FSA could use its own initiative powers to impose requirements on Aspen Re, including restrictions on dividend payments.

Reporting Requirements.    U.K. insurance companies must prepare their financial statements under the Companies Act which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file with the FSA regulatory returns, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Integrated Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA within two months and 15 days (or three months where the delivery of the return is made electronically) after year-end.

Supervision of Management.    The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified "controlled functions" within a regulated entity, must be approved by the FSA.

Change of Control.    The FSA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the ordinary shares would therefore be considered to have acquired "control" of Aspen Re.

Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied that both the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application could result in action being taken against Aspen Re by the FSA.

Intervention and Enforcement.    The FSA has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA. The FSA has power, among other things, to enforce and take disciplinary measures in respect of breaches of both the Integrated Prudential Sourcebook and breaches of the conduct of business rules generally applicable to authorized persons.

The FSA also has the power to institute proceedings for criminal offenses arising under FSMA, and to institute proceedings for the offense of insider dealing under Part V of the Criminal Justice

Act of 1993, and breaches of money laundering regulations. The FSA's stated policy is to pursue criminal prosecution in all appropriate cases.

Fees and Levies.    As an authorized insurer in the United Kingdom, Aspen Re is subject to FSA fees and levies based on Aspen Re's gross written premiums. The fees and levies charged by the FSA to Aspen Re are not material to the Company. Our fees paid to the FSA were £1.5 million for 2004. The FSA also requires authorized insurers to participate in an investors' protection fund, known as the Financial Services Compensation Scheme (the "FSCS"). The FSCS was established to compensate consumers of financial services, including the buyers of insurance, against failures in the financial services industry. Individual policyholders and small businesses may be compensated by the FSCS when an authorized insurer is unable, or likely to be unable, to satisfy policyholder claims. Aspen Re writes a small amount of insurance business that is protected by the FSCS. The levy charged to Aspen Re in connection with the FSCS is calculated on the amount of insurance business written by Aspen Re and covered by the FSCS.

U.S. Regulation

Aspen Specialty is licensed and domiciled in North Dakota and is eligible to write certain lines of insurance business on an approved, non-admitted basis in the majority of states in which it intends to write business. Aspen Management is a licensed surplus lines brokerage company based in Boston, Massachusetts. It has resident licenses to transact business as a licensed insurance producer and surplus lines broker. Aspen Re America is incorporated in Delaware and functions as a reinsurance intermediary with offices in New Jersey and Connecticut. It has obtained a corporate New Jersey resident reinsurance intermediary license and a corporate Connecticut non-resident reinsurance intermediary license.

U.S. Insurance Holding Company Regulation of Aspen Holdings.    Aspen Holdings, as the indirect parent of Aspen Specialty, Aspen U.S. Holdings, as the direct parent of Aspen Specialty, and Aspen Management, are subject to the insurance holding company laws of North Dakota, where Aspen Specialty is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the North Dakota Department of Insurance and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system affecting Aspen Specialty, including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the North Dakota Commissioner of Insurance.

Acquisition of Control of a North Dakota Domiciled Insurance Company.    North Dakota law requires that before a person can acquire control of any North Dakota domiciled insurance company, such as Aspen Specialty, the acquisition of control must be approved by the North Dakota Commissioner of Insurance. Prior to granting approval of an application to acquire control of a North Dakota domiciled insurer, the North Dakota Commissioner of Insurance is required by law to consider various factors, including, but not limited to, the financial strength of the applicant, the integrity and management experience of the applicant's board of directors and executive officers, the applicant's plans for the future operations of the insurer and any possible anti-competitive results in North Dakota that may arise from the proposed acquisition of control. North Dakota law provides that control over a North Dakota domiciled insurer is presumed to exist if any person directly or indirectly owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of a North Dakota insurer. Our bye-laws limit the voting power of any shareholder to less than 9.5%; nevertheless, because a person controlling 10% or more of our ordinary shares would indirectly control the same percentage of the share capital of Aspen Specialty, there can be no assurance that the North Dakota Commissioner of Insurance would not apply these restrictions on acquisition of control to any proposed acquisition of 10% or more of our ordinary shares.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Aspen Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Aspen Holdings might consider to be desirable.

Legislative Changes.    On November 26, 2002, the Terrorism Act was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. Any existing policy exclusions for such coverage were immediately nullified by the law, although such exclusions may be reinstated if either the insured consents to reinstatement or fails to pay any applicable increase in premium resulting from the additional coverage within 30 days of being notified of such. It should be noted that "act of terrorism" as defined by the law excludes purely domestic terrorism. For an act of terrorism to have occurred, the U.S. Treasury Secretary must make several findings, including that the act was committed on behalf of a foreign person or foreign interest. The Terrorism Act does not require coverage under our reinsurance contracts covering U.S. risks. The law expires automatically at the end of 2005, and we are currently unable to predict whether the Terrorism Act will lapse, be renewed or replaced by something else beyond 2005.

State Insurance Regulation of Aspen Specialty, Aspen Management and Aspen Re America.    State insurance authorities have broad regulatory powers with respect to various aspects of the surplus lines insurance business, including licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards and regulating investments and dividends. State insurance laws and regulations require Aspen Specialty to file financial statements with insurance departments in every state where it will be licensed or authorized or accredited or eligible to conduct insurance business; and the operations of Aspen Specialty are subject to examination by those departments at any time. Aspen Specialty will prepare statutory financial statements in accordance with Statutory Accounting Practices and procedures prescribed or permitted by its domicile state North Dakota. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. The North Dakota regulator has recently completed an examination of Aspen Specialty and did not raise any significant issues. Aspen Management which transacts business as a surplus lines brokerage company must also maintain appropriate licenses to transact such business.

Aspen Re America our reinsurance intermediary is subject to Delaware law and will be regulated by the New Jersey and Connecticut departments of insurance.

North Dakota State Dividend Limitations.    Under North Dakota insurance law, Aspen Specialty may not pay dividends to shareholders that exceed the greater of 10% of Aspen Specialty's statutory surplus as shown on its latest annual financial statement on file with the North Dakota Commissioner of Insurance, or 100% of Aspen Specialty's net income, not including realized capital gains, for the most recent calendar year, without the prior approval of the North Dakota Commissioner of Insurance unless 30 days have passed after receipt by the North Dakota Commissioner of Insurance of notice of Aspen Specialty's declaration of such payment without the North Dakota Commissioner of Insurance having disapproved of such payment. In addition, Aspen Specialty may not pay a dividend, except out of earned, as distinguished from contributed, surplus, nor when its surplus is less than the surplus required by law for the kind or kinds of business the company is authorized to transact, nor when the payment of a dividend would reduce its surplus to less than such amount. Aspen Specialty is required by North Dakota law to report to the North Dakota Commissioner of Insurance all dividends and other distributions to shareholders within five business days following the declaration thereof and no less than ten business days prior to payment thereof.

North Dakota State Risk-Based Capital Regulations.    North Dakota requires that North Dakota domiciled insurers report their risk-based capital based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The North Dakota Commissioner of Insurance uses the formula as an early warning regulatory tool to identify possibly inadequately capitalized insurers for the purposes of initiating regulatory action, and not as a means to rank insurers generally. North Dakota insurance law imposes broad confidentiality requirements on those engaged in any manner in the insurance business and on the North Dakota Commissioner of Insurance as to the use and publication of risk-based capital data. The North Dakota Commissioner of Insurance has explicit regulatory authority to require various actions by, or to take various actions against, insurers whose total adjusted capital does not exceed certain risk-based capital levels.

Statutory Accounting Principles.    Statutory accounting, or "SAP," is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

Statutory accounting practices established by the NAIC and adopted, in part, by the North Dakota Department of Insurance, determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiary and thus determine, in part, the amount of funds they have available to pay as dividends to us.

Operations of Aspen Re and Aspen Bermuda.    Aspen Re and Aspen Bermuda are not admitted to do business in the United States. The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers, such as Aspen Re and Aspen Bermuda, which are not admitted to do business within such jurisdictions. We do not intend that Aspen Bermuda or Aspen Re maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda—or, in the case of Aspen Re, the United Kingdom—where the conduct of such activities would require Aspen Re and Aspen Bermuda to be so admitted.

In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss adjustment expense reserves ceded to the reinsurer. Aspen Bermuda is not licensed, accredited or approved in any state in the United States. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

For its U.S. reinsurance activities, Aspen Re has established and must retain a multi-beneficiary U.S. trust fund for the benefit of its U.S. cedents so that they are able to take financial statement credit without the need to post cedent-specific security. The minimum trust fund amount is $20 million plus an amount equal to 100% of Aspen Re's U.S. reinsurance liabilities, which were $25.6 million and $385.6 million at December 31, 2003 and 2004, respectively. Aspen Re intends to apply for "trusteed reinsurer" approvals in states where U.S. cedents are domiciled.

Aspen Re is also writing surplus lines business in certain states of the United States where it has obtained the applicable approvals or eligibilities. In certain U.S. jurisdictions, in order to obtain surplus lines approvals and eligibilities, a company must first be included on the Quarterly Listing of Alien Insurers ("Quarterly Listing") that is maintained by the International Insurers Department ("IID") of the NAIC.

Pursuant to the IID requirements, Aspen Re has established a U.S. surplus lines trust fund with a U.S. bank to secure U.S. surplus lines policies. The initial minimum trust fund amount is $5.4 million. In subsequent years, Aspen Re must add an amount equal to 30% of its U.S. surplus lines liabilities, as at year end and certified by an actuary, subject to the current maximum of $60 million. The balance held in the trust at December 31, 2004 was $5.5 million.

Applications for state surplus lines approvals and eligibilities will be required in certain jurisdictions. As with the IID, certain jurisdictions require annual requalification filings. Such filings customarily include financial and related information, updated national and state-specific business plans, descriptions of reinsurance programs, updated officers and directors biographical affidavits and similar information.

Apart from the financial and related filings required to maintain Aspen Re's place on the Quarterly Listing and its jurisdiction-specific approvals and eligibilities, Aspen Re generally will not be subject to regulation by U.S. jurisdictions. Specifically, rate and form regulations otherwise applicable to authorized insurers will generally not apply to Aspen Re's surplus lines transactions.

Similarly, U.S. solvency regulation tools—including risk-based capital standards, investment limitations, credit for reinsurance and holding company filing requirements—otherwise applicable to authorized insurers do not generally apply to alien surplus lines insurers such as Aspen Re.

MANAGEMENT

Directors and Executive Officers of the Registrant

Directors

Pursuant to provisions that were in our bye-laws and a shareholders' agreement by and among us and certain shareholders prior to our initial public offering, certain of our shareholders had the right to appoint or nominate and remove directors to serve on our board of directors. Mr. Melwani was appointed, and Mr. Rosenthal was nominated, as directors by Blackstone. Mr. Cormack was appointed director by Candover. Mr. Avery was appointed director by Wellington. Mr. Salame was nominated director by CSFB Private Equity. After our initial public offering, no specific shareholder has the right to appoint or nominate or remove one or more directors pursuant to an explicit provision in our bye-laws or otherwise.

Our bye-laws provide for a classified Board, divided into three classes of directors, with each class elected to serve a term of three years. Our incumbent Class I Directors are scheduled to serve until our 2005 Annual General Meeting, our incumbent Class II Directors are scheduled to serve until our 2006 Annual General Meeting and our incumbent Class III Directors are scheduled to serve until our 2007 Annual General Meeting.

Anthony Taylor was initially appointed as a director by Montpelier Re and was a Class I Director commencing on June 21, 2002. He has since resigned from the Company's board of directors on January 21, 2004 because as CEO of Montpelier Re, he believed it was difficult for him to contribute fully to the Company from both an operational and governance perspective. Bret Pearlman was initially appointed as a director by Blackstone and was a Class III Director commencing on June 21, 2002. He resigned from the Company's board of directors on July 29, 2004 because he accepted a position with Elevation Partners.

The Company has initiated a directors' search for possible replacement directors and is considering potential candidates who would meet the independence and other requirements.

As of March 1, 2005, we had the following directors on our board of directors:

Name	Age	Position	Director Since
Class I Directors:
Christopher O'Kane	50	Chief Executive Officer of the Company and Aspen Re and Chairman of Aspen Bermuda	2002
Heidi Hutter (1)(2)(3)	47	Director	2002
Class II Directors:
Paul Myners (3)	56	Chairman of the Company and Aspen Re	2002
Julian Cusack (3)	54	Chief Financial Officer of the Company and Chief Executive Officer of Aspen Bermuda	2002
Norman L. Rosenthal (1)(4)	53	Director	2002
Class III Directors:
Julian Avery (2)(4)	59	Director	2003
Ian Cormack (1)	57	Director	2003
Prakash Melwani (2)(3)(4)	46	Director	2003
Kamil M. Salame (2)(3)	36	Director	2002

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Investment Committee

(4)	Member of the Corporate Governance and Nominating Committee

Paul Myners.    Mr. Myners has been our Chairman and a director since June 21, 2002. He is also currently the Chairman of Aspen Re, a position he has held since June 2002, of the Guardian Media Group, a position held since March 2000 and of Marks and Spencer, a position held since May 2004. Mr. Myners is a non-executive director of The Bank of New York. He completed a review of Institutional Investment for Her Majesty's Treasury in 2001 and was a member of the Financial Reporting Council, the body responsible for overseeing the process for setting U.K. accounting standards. From August 1, 1987 until November 2001, he held the position of Chairman of Gartmore Investment Management and previously served as an executive director of National Westminster Bank, Coutts & Co., and as an independent director of the Investment Management Regulatory Organization, the Lloyd's Market Board, Celltech Group, the Scottish National Trust, PowerGen plc and Orange plc.

Christopher O'Kane.    Mr. O'Kane has been our Chief Executive Officer and a director since June 21, 2002. He is also currently the Chief Executive Officer of Aspen Re and Chairman of Aspen Bermuda. Prior to the creation of Aspen Holdings, from November 2000 until June 2002, Mr. O'Kane served as a director of Wellington and Chief Underwriting Officer of Lloyd's Syndicate 2020 where he built his specialist knowledge in the fields of property insurance and reinsurance, together with active underwriting experience in a range of other insurance disciplines. From September 1998 until November 2000, Mr. O'Kane served as one of the underwriting partners for Syndicate 2020. Prior to joining Syndicate 2020, Mr. O'Kane served as deputy underwriter for Syndicate 51 from January 1993 to September 1998. Mr. O'Kane has over 16 years of specialty insurance and reinsurance underwriting experience, beginning his career as a Lloyd's broker.

Julian Cusack, Ph.D.    Mr. Cusack has been our Chief Financial Officer and a director since June 21, 2002. He is also currently the Chief Executive Officer of Aspen Bermuda since 2002. From 2002 until March 31, 2004, he was also Finance Director of Aspen Re. Mr. Cusack previously worked with Wellington where he was Managing Director of WUAL from 1992 to 1996, and in 1994 joined the board of directors of Wellington Underwriting Holdings Limited. He was Group Finance Director of Wellington from 1996 to 2002.

Julian Avery.    Mr. Avery has been a director since April 9, 2003. He served as Chief Executive Officer of Wellington since 2000 until September 20, 2004. Prior to becoming Chief Executive Officer, Mr. Avery had been Managing Director of Wellington since 1996. He was also a director of WUAL since 1996 and its Chairman since 2001. Mr. Avery is also a solicitor and served on the Council of Lloyd's from December 2000 until February 2005. He was Deputy Chairman of the Lloyd's Market Association Services Limited. He is a non-executive director of East Surrey Holdings plc, Warner Estate Holdings plc and chairman of Invesco Perpetual Aim VCT PLC.

Ian Cormack.    Mr. Cormack has been a director since September 22, 2003 and has served also as a non-executive director of Aspen Re. Mr. Cormack is a Senior Partner in Cormack Tansey Partners, a strategic consulting firm that he established in 2002. From 2000 to 2002, he was Chief Executive Officer of AIG Inc.'s insurance financial services and asset management in Europe. From 1997 to 2000, he was Chairman of Citibank International plc and Co-head of the Global Financial Institutions Client Group at Citigroup. He was also Country Head of Citicorp in the United Kingdom from 1992 to 1996. Mr. Cormack also serves as a member of Millennium Associates AG's Global Advisory Board and Chairman of Entertaining Finance Ltd. and previously served as Chairman of CHAPS, the high value clearing system in the United Kingdom, and a Member of the Board of Clearstream (Luxembourg). Mr. Cormack is also a non-executive chairman of Aberdeen Growth Opportunities Venture Capital Trust 2 plc and a non-executive director of MphasiS BFL Ltd. (India). He was a member of the U.K. Chancellor's City Advisory Panel from 1993 to 1998.

Heidi Hutter.    Ms. Hutter has been a director since June 21, 2002 and has served as a non-executive director of Aspen Re since June 2002. She has served as Chief Executive Officer of Black Diamond Group, LLC since 2001 and has over twenty-five years of experience in property/casualty reinsurance. Ms. Hutter began her career in 1979 with Swiss Reinsurance Company in New York, where she specialized in the then new field of finite reinsurance. From 1993 to 1995, she was Project Director for the Equitas Project at Lloyd's of London, which became the largest run-off reinsurer in the world. From 1996 to 1999, she served as Chief Executive Officer of Swiss Re America and was a member of the Executive Board of Swiss Re in Zurich. Ms. Hutter also serves as a director of Aquila, Inc. and Talbot Underwriting Ltd. and its corporate affiliates.

Prakash Melwani.    Mr. Melwani has been a director since July 21, 2003. In May 2003, Mr. Melwani joined Blackstone as a Senior Managing Director in its Private Equity Group. He is also a member of the firm's Private Equity Investment Committee. Prior to joining Blackstone, Mr. Melwani was a founder, in 1988, of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London.

Norman L. Rosenthal, Ph.D.    Dr. Rosenthal has been a director since June 21, 2002. He is also currently President of Norman L. Rosenthal & Associates, Inc., a management consulting firm which specializes in the property casualty insurance industry. Previously, Dr. Rosenthal was a managing director and senior equity research analyst at Morgan Stanley & Co. following the property casualty insurance industry. He joined Morgan Stanley's equity research department covering the insurance sector in 1981 and remained there until 1996. Dr. Rosenthal also currently serves on the board of directors of The Plymouth Rock Company, Palisades Safety and Insurance Management Corporation and the High Point Safety and Insurance Management Company. Dr. Rosenthal previously served on the board of directors of Mutual Risk Management Ltd. from 1997 to 2002, and Vesta Insurance Group from 1996 to 1999.

Kamil M. Salame.    Mr. Salame has been a director since June 21, 2002. He has been a partner of DLJ Merchant Banking Partners, the primary private equity funds of Credit Suisse First Boston Private Equity since June 2004 and, prior to then, a principal. Mr. Salame joined Donaldson, Lufkin & Jenrette's Merchant Banking Group, a predecessor to Credit Suisse First Boston Private Equity, in 1997. Previously he was a member of Donaldson, Lufkin & Jenrette's Leveraged Finance Group. Mr. Salame is a director of Montpelier Re and US Express Leasing, Inc.

Committees of the Board of Directors

Audit Committee: Messrs. Cormack and Rosenthal and Ms. Hutter. The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the board of directors, as to their selection and reviews the plan, fees and results of their audit. Mr. Cormack is Chairman of the Audit Committee. The Audit Committee held five meetings during 2004.

The members of the audit committee have substantial experience in assessing the performance of companies, gained as members of our board of directors and audit committee, as well as by serving on the boards of directors of other companies. Our audit committee is comprised of seasoned business professionals, whereby one member has over 30 years of experience in the financial services industry, another member has over 25 years of experience in the property and casualty reinsurance business, and another member has over 15 years of experience as an equity research analyst following the insurance industry. As a result, they each have an understanding of U.S. GAAP financial statements. However, none of them has acquired the attributes of a financial expert through the specific means permitted under the Sarbanes-Oxley Act. Accordingly, the board of directors does not consider any of them to be a "financial expert" as defined in the applicable regulations. Nevertheless, our board of directors believes that they competently perform the functions required of them as members of the audit committee and, given their background and understanding of the Company, it would not be in the best interest of the Company at this time to replace any of them with another person to qualify a member of the audit committee as a financial expert.

Compensation Committee: Messrs. Avery, Melwani and Salame and Ms. Hutter. The Compensation Committee, oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans. Mr. Melwani is Chairman of the Compensation Committee. The Compensation Committee held four meetings during 2004.

Investment Committee: Messrs. Myners, Cusack, Melwani and Salame and Ms. Hutter. The Investment Committee is an advisory committee to the board of directors which formulates our investment policy and oversees all of our significant investing activities. Mr. Myners is Chairman of the Investment Committee. The Investment Committee held four meetings during 2004.

Corporate Governance and Nominating Committee: Messrs. Avery, Melwani and Rosenthal. The Corporate Governance and Nominating Committee, among other things, establishes the board of directors' criteria for selecting new directors and oversees the evaluation of the board of directors and management. Dr. Rosenthal is Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held four meetings during 2004.

Executive Officers

The table below sets forth certain information concerning our executive officers as of March 1, 2005:

Name	Age	Position
Christopher O'Kane (1)	50	Chief Executive Officer of Aspen Holdings and Aspen Re and Chairman of Aspen Bermuda
Julian Cusack (1)	54	Chief Financial Officer of Aspen Holdings and Chief Executive Officer of Aspen Bermuda
Sarah Davies	40	Chief Operating Officer
David May	58	Head of Casualty Reinsurance, Chief Casualty Officer
James Few	33	Chief Underwriting Officer of Aspen Bermuda, Head of Property Reinsurance
Nicholas Bonnar	40	Head of Specialty
Ian Beaton	34	Head of Insurance
David Curtin	47	General Counsel of Aspen Re

(1)	Biography available above under "—Directors" above.

Sarah Davies.    Since June 21, 2002, Ms. Davies has served as our Chief Operating Officer. From 1999 to 2002 she served as WUAL's Operations Director. Ms. Davies initially joined Wellington in 1993 from Munich Re U.K. as a property reinsurance underwriter. Starting in 1995, she served as Market Research Manager of WUAL.

David May.    Since June 21, 2002, Mr. May has served as our Chief Casualty Officer. In 1995, he joined Wellington and served as manager in the casualty reinsurance division for Lloyd's Syndicate 51. From 1986 to 1995, he was a senior manager at Munich Re U.K. in charge of casualty underwriting.

James Few.    Mr. Few has been our Head of Property Reinsurance since June 1, 2004 and Aspen Bermuda's Chief Underwriting Officer since November 1, 2004. Before joining Aspen Bermuda, he had been an underwriter at Aspen Re since June 21, 2002. Mr. Few previously worked as an underwriter with Wellington from 1999 until 2002 and from 1993 until 1999 was an underwriter and client development manager at Royal & Sun Alliance.

Nicholas Bonnar.    Mr. Bonnar has been our Head of Specialty since November 19, 2004, having joined Aspen Re as a senior underwriter on December 4, 2002. Prior to joining us, Mr. Bonnar was an underwriter at XL London Markets from May 1997 until July 2002, during which time, in October 2000, he was appointed as director and Active Underwriter of Syndicate 588. From 1994 until 1997, he was an underwriter with PB Coffey and Others (Lloyd's Syndicate 902) and from 1987 until 1994 he was with Lloyd Thompson Insurance Brokers.

Ian Beaton.    Since January 2005, Mr. Beaton has served as our Head of Insurance. From April 2003 to January 2005, he was our Head of Corporate Development. Prior to joining us in April 2003, he was Associate Principal at McKinsey & Company, Inc. which he joined in 1993.

David Curtin.    Since September 2, 2003, Mr. Curtin has served as General Counsel of Aspen Re. Prior to joining the Company, Mr. Curtin served as Senior Vice President and General Counsel of ICO Global Communications Limited from January 2001 until October 2002. He joined ICO as Chief Banking and Financial Counsel in November 1998 and became Deputy General Counsel in March 2000. From 1988 to 1998 he was with Jones, Day, Reavis and Pogue in New York and London and from 1985 to 1988 he was with Bingham, Dana & Gould in Boston.

SELLING SHAREHOLDERS

The following table sets forth information as of March 1, 2005 regarding beneficial ownership of ordinary shares by each selling shareholder. Beneficial ownership is calculated based on 69,315,099 shares of our ordinary shares outstanding as of March 1, 2005, except as noted in footnotes (4), (5) and (10) below with respect to Investor Options held by Wellington and the Names Trustee.

Name and Address of Beneficial Owner	Beneficial Ownership of Selling Shareholders Prior to the Offering (1)			Number of Ordinary Shares Offered (2)	Beneficial Ownership of Selling Shareholders After the Offering (1)(2)
	Number		Percentage		Number		Percentage
The Blackstone Group	18,000,000	(3)	25.97%	2,032,152	15,967,848		23.04%
345 Park Avenue, 31st Floor New York, NY 10154 USA
Wellington Underwriting plc	15,043,580	)(4)(5)	20.58%	1,271,346	13,772,234	(6)	18.84%
88 Leadenhall Street London EC3A 3BA England
Credit Suisse First Boston Private Equity	7,000,000	(7)	10.10%	790,185	6,209,815		8.96%
11 Madison Avenue, 16th Floor New York, NY 10010 USA
Candover Investments plc, its subsidiaries and funds under management	6,980,700	(8)	10.07%	788,006	6,192,694		8.93%
20 Old Bailey London EC4M 7LN England
3i Group plc	3,000,000		4.33%	338,651	2,661,349		3.84%
91 Waterloo Road London SE1 8XP England
Phoenix Equity Partners	3,000,000	(9)	4.33%	699,202	2,300,798		3.32%
33 Glasshouse Street London W1B 5DG England
Appleby Trust (Bermuda) Limited	2,578,329	)(5)(10)	3.63%	387,175	2,191,154	(11)	3.09%
Argyle House 41a Cedar Avenue Hamilton HM 12 Bermuda
Montpelier Re Holdings Ltd.	2,500,000	(12)	3.61%	141,104	2,358,896		3.40%
Mintflower Place 8 Par-La-Ville Road Hamilton HM08 Bermuda

Name and Address of Beneficial Owner	Beneficial Ownership of Selling Shareholders Prior to the Offering (1)			Number of Ordinary Shares Offered (2)	Beneficial Ownership of Selling Shareholders After the Offering (1)(2)
	Number		Percentage		Number	Percentage
Mourant & Co. Trustees Limited	19,300	(13)	*	2,179	17,121	*
as trustees of the Candover 2001 Employee Benefit Trust 22 Grenville Street St Helier Jersey JE4 8PX Channel Islands

*	Less than 1%

(1)	Our bye-laws generally provide for voting adjustments in certain circumstances. See "Description of Share Capital—Voting Adjustments" in the accompanying prospectus.

(2)	Assumes no exercise of the underwriters' option to purchase a maximum of 870,000 additional shares from the selling shareholders to cover over-allotments of shares.

(3)	Includes 13,730,800 ordinary shares held by BCP Excalibur Holdco (Cayman) Limited, 1,042,220 ordinary shares held by BFIP Excalibur Holdco (Cayman) Limited, 629,720 ordinary shares held by BGE Excalibur Holdco (Cayman) Limited and 2,597,260 ordinary shares held by BOCP Excalibur Holdco (Cayman) Limited. Blackstone FI2 Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP III"), Blackstone FI Offshore Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BOCP III") and Blackstone Family Investment Partnership (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BFIP III"), are the sole members of BCP Excalibur Holdco (Cayman) Limited, BOCP Excalibur Holdco (Cayman) Limited, and BFIP Excalibur Holdco (Cayman) Limited, respectively. As the sole general partner of each of BCP III and BFIP III, and the sole investment general partner of BOCP III, Blackstone Management Associates III L.L.C., a Delaware limited liability company ("BMA III"), may be deemed to be the beneficial owner of 17,370,280 ordinary shares. As the sole member of BGE Excalibur II Limited, a Cayman Islands exempted limited company, which itself is the sole director and sole voting member of BGE Excalibur Holdco (Cayman) Limited, a Cayman Islands exempted limited company ("BGE"), Blackstone LR Associates (Cayman) III LDC, a Cayman Islands limited duration company ("BLR III") may be deemed to be the beneficial owner of 629,720 ordinary shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of each of BMA III and BLR III (the "Blackstone Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA III or BLR III. As a result, the Blackstone Founding Members may be deemed to beneficially own the ordinary shares that BMA III or BLR III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares. Prakash Melwani, one of our directors, is a Senior Managing Director in the Private Equity Group of Blackstone. Mr. Melwani disclaims beneficial ownership of any of the ordinary shares or options held by Blackstone.

(4)	Includes 11,262,460 ordinary shares and exercisable options to purchase 3,781,120 non-voting shares, which options have become exercisable or lapse upon the occurrence of several events and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance. For a more detailed description of the Investor Options, see Part II, Item 5(g) set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated herein by reference. We have been notified by Wellington that it has entered into a loan agreement with Barclays Bank plc and a syndicate of banks. Wellington has pledged its ordinary shares in Aspen Holdings to Barclays Bank plc and the syndicate under the loan facility. If

Wellington defaults under the loan agreement, it is possible that Barclays and the syndicate would become shareholders in Aspen Holdings. Julian Avery, one of our directors, was Chief Executive Officer of Wellington until September 20, 2004.

(5)	We note that both the Names' Trustee and Wellington have the ability to exercise their options on a cashless basis, which would impact the number of ordinary shares issued upon exercise. However, we are unable at this time to calculate the number of ordinary shares issued upon a cashless exercise of the outstanding options because the calculation involves average market price of the ordinary shares over a period of time prior to the exercise date, we have assumed for purposes of the computation of the percentage of the beneficial ownership that the options are exercised on a cash basis. Ordinary shares issued upon the exercise of options on a cashless basis will be issued as a bonus issue of shares in accordance with section 40(2)(a) of the Companies Act. This section provides that the share premium account of a company may be applied in paying up shares issued to shareholders as fully paid shares.

(6)	Includes 9,991,114 ordinary shares and exercisable options to purchase 3,781,120 shares. See notes 4 and 5 above.

(7)	Includes 827,190 ordinary shares held by MBP III Plan Investors, L.P., 31,470 ordinary shares held by Millennium Partners II, L.P., 46,300 ordinary shares held by DLJ MB Partners III GmbH & Co. KG, 69,780 ordinary shares held by DLJ Offshore Partners III-2, C.V., 97,970 ordinary shares held by DLJ Offshore Partners III-1, C.V., 381,740 ordinary shares held by DLJ Offshore Partners III, C.V., and 5,545,550 ordinary shares held by DLJMB Overseas Partners III, C.V., which, along with all of the shareholders named in this footnote are referred to collectively as the "DLJ Related Entities." Credit Suisse First Boston, a Swiss bank, owns all the voting stock of Credit Suisse First Boston (USA), Inc. (formerly Donaldson, Lufkin & Jenrette, Inc.) ("CSFB-USA"). The DLJ Related Entities are merchant banking funds advised by indirect subsidiaries of CSFB USA. Affiliates of DLJ Related Entities own an approximately 2.2% interest in Montpelier Re Holdings Ltd., which is also a beneficial owner of the ordinary shares of the Company. See footnote (9) below. Kamil Salame, one of our directors, is a partner of DLJ Merchant Banking Partners, the primary private funds of Credit Suisse First Boston's Alternative Capital Division. Mr. Salame disclaims beneficial ownership of any of the ordinary shares owned by the DLJ Related Entities.

(8)	Includes 783,050 ordinary shares held by Candover Investments plc, 35,620 ordinary shares held by Candover (Trustees) Limited, 153,790 ordinary shares held by Candover 2001 GmbH & Co. KG, 466,630 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 5 Limited Partnership, 111,680 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 4 Limited Partnership, 394,250 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 3 Limited Partnership, 699,290 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 2 Limited Partnership, 1,109,410 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 1 Limited Partnership, 634,880 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 6 Limited Partnership, 81,490 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 5 Limited Partnership, 115,670 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 4 Limited Partnership, 1,170,400 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 3 Limited Partnership, 365,420 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 2 Limited Partnership and 859,120 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 1 Limited Partnership, but excludes 19,300 ordinary shares held by Mourant & Co. Trustees Limited ("Mourant") as trustee of The Candover 2001 Employee Benefit Trust.

(9)	Includes 8,440 ordinary shares held by Phoenix Equity Partners IV Co-Investment Plan, 9,240 ordinary shares held by Phoenix Equity Partners III & IV Executive Investment Plan L.P., 197,850 ordinary shares held by Phoenix Equity Nominees Limited as attorney for Donaldson, Lufkin & Jenrette Securities Corporation, 408,050 ordinary shares held by Phoenix Equity Partners IV "C" L.P., 1,061,420 ordinary shares held by Phoenix Equity Partners IV "B" L.P. and 1,315,000 ordinary shares held by Phoenix Equity Partners IV "A" L.P. (collectively, the "Phoenix Equity Partners"). Phoenix Equity Nominees Limited holds these shares on behalf of the Phoenix Equity Partners as their nominee or attorney-in-fact. As the sole general partner of each of Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A," Phoenix General Partner Limited Partnership IV, a U.K. Limited Partnership ("PGPLP IV"; which in turn is managed by Phoenix Thistle General Partner Limited and Phoenix Equity Partners Limited), may be deemed to be the beneficial owner of 2,793,710 ordinary shares. Messrs. David Gregson, Hugh Lenon, James Thomas, Alastair Muirhead, David Burns, Kevin Keck, Adrian Yurkwich and Richard Daw are the directors of Phoenix Equity Partners Limited and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A." As a result, the directors of Phoenix Equity Partners Limited may be deemed to beneficially own the ordinary shares that Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A" may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares. In addition, CSFB is an investor in Aspen Holdings through its investment in Phoenix Equity Partners. CSFB, through its affiliate DLJ Investment Partner II Limited, is entitled to 14% of the management fees relating to the management of Phoenix Equity Partners.

(10)	Includes 867,931 ordinary shares held by the Names' Trustee, formerly known as Harrington Trust Limited which holds the ordinary shares for the benefit of the Unaligned Members and exercisable options to purchase 1,710,398 non-voting shares, which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance. For a more detailed description of the Investor Options, see Part II, Item 5(g) set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated herein by reference. The Names' Trustee, as the successor trustee of the Names' Trust, is the holder of ordinary shares and options in the Company for the benefit of the Unaligned Members effective November 2003.

(11)	Includes 480,756 ordinary shares and exercisable options to purchase 1,710,398 shares. See notes 5 and 10 above.

(12)	2,500,000 ordinary shares are held by Montpelier Reinsurance Ltd., a direct subsidiary of Montpelier Re Holdings Ltd.

(13)	Does not include ordinary shares held by Candover Investments plc, its subsidiaries and funds under management. Mourant & Co. Trustees Limited holds the ordinary shares as trustees of the Candover 2001 Employee Benefit Trust. See footnote 8 above.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 22, 2005 , the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. are acting as representatives the following respective numbers of ordinary shares:

Underwriters	Number of Shares
Credit Suisse First Boston LLC	2,580,000
Deutsche Bank Securities Inc.	1,290,000
Morgan Stanley & Co. Incorporated	1,290,000
Goldman, Sachs & Co.	645,000
Dowling & Partners Securities, LLC	215,000
Fox-Pitt, Kelton Inc.	215,000
Keefe, Bruyette & Woods, Inc	215,000
Total	6,450,000

The underwriting agreement provides that the underwriters are obligated to purchase all the ordinary shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 870,000 additional outstanding shares from the selling shareholders at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ordinary shares.

The underwriters propose to offer the ordinary shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling commission of $ 0.60 per share. The underwriters and selling group members may allow a discount of $ 0.10 per share on sales to other broker/dealers. After the public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation the selling shareholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by selling shareholders	$1.00	$1.00	$6,450,000	$7,320,000

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of any grants under the Company's share incentive plan outstanding on the date hereof.

Our directors and certain of our officers and shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any of these transactions are to be settled by delivery of our ordinary shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement.

We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

The underwriters from time to time provide investment banking and financial advisory services to us. They have received customary fees and commissions for these transactions. Affiliates of Credit Suisse First Boston LLC, underwriters of this offering, participate as a lender under our credit facilities. Mr. Kamil M. Salame, one of our directors, is a director of the Private Equity Group of Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, which includes entities that are selling a portion of their holdings in this offering.

A prospectus and prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses and prospectus supplements electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The ordinary shares are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

In particular, each underwriter has represented and agreed that:

•	it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the offering of the ordinary shares, will not offer or sell any ordinary shares to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom; it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the FSMA) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the ordinary shares and that it will comply with the Securities Selling Prospectus Act of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in a public offering in the Federal Republic of Germany with respect to any ordinary shares otherwise than in accordance with the Securities Selling Prospectus Act and any other act replacing or supplementing the Securities Selling Prospectus Act and all other applicable laws and regulations;

•	the ordinary shares are being offered and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any ordinary shares to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the ordinary shares, and that such offers, sales and distributions have been and will be made in the Republic of France only to (a) qualified investors (investisseurs qualifiés) and/or (b) a restricted group of investors (cercle restreint d'investisseurs), all as defined in Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998; and

•	the ordinary shares may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the course of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the course of their profession or trade may not participate in the offering of the ordinary shares, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the ordinary shares may not be considered an offer or the prospect of an offer to sell or exchange the ordinary shares.

The offering of the ordinary shares has not been registered with the Commissione Nazionale per le Società e la Borsa ("CONSOB") pursuant to Article 94, paragraph 1 of Legislative Decree No. 58 of 24 February 1998, as amended ("Legislative Decree No. 58"). Therefore, (i) the ordinary shares cannot be offered in the Republic of Italy ("Italy") in a solicitation to the public at large (sollecitazione all'investimento); and (ii) the ordinary shares can only be offered in Italy to "professional investors" (investitori professionali), as defined under Article 31, paragraph 2, of CONSOB Regulation No. 11522 of 1 July 1998, as amended, or pursuant to another exemption from the registration requirement set forth by Article 94, paragraph 1 of Legislative Decree No. 58. The offer and sale of the ordinary shares in Italy can in any event be effected only in accordance with any applicable Italian laws and regulations, including Legislative Decree No. 385 of 1 September 1993 (the so-called "Banking Act"), and any other securities, tax and exchange control regulations and any applicable requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

LEGAL MATTERS

Certain matters as to U.S. law in connection with this prospectus supplement will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Certain matters as to Bermuda law in connection with this prospectus supplement will be passed upon for us by Appleby Spurling Hunter, Hamilton, Bermuda. Certain matters as to U.S. law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus supplement. We specifically incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2004.

We will provide to each person to whom a copy of this prospectus supplement is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may request a copy of such information by writing or telephoning us at:

Aspen Insurance Holdings Limited
Attention: Company Secretary
Victoria Hall, 11 Victoria Street
Hamilton HM 11
Bermuda
(441) 295-8201

You should rely only upon the information provided in this prospectus supplement, accompanying prospectus or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than that on the front cover of the document.

PROSPECTUS

$1,863,109,486

ASPEN INSURANCE HOLDINGS LIMITED

$500,000,000 in Ordinary Shares; Preference Shares; Depositary Shares Representing Ordinary Shares or Preference Shares; Senior or Subordinated Debt Securities; Warrants to
Purchase Ordinary Shares, Preference Shares or Debt Securities; and
Purchase Contracts and Purchase Units

52,998,036 Ordinary Shares of Aspen Insurance Holdings Limited
Offered by the Selling Shareholders From Time to Time

We may from time to time offer and sell:

•	ordinary shares;

•	preference shares;

•	depositary shares representing ordinary shares or preference shares;

•	senior or subordinated debt securities;

•	warrants to purchase ordinary shares, preference shares or debt securities; and

•	purchase contracts and purchase units.

We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of a series of securities we are offering and selling, as well as the specific terms of these securities. You should read this prospectus and any accompanying supplement carefully before you invest in these securities.

We may offer securities in amounts, at prices and on terms to be determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of $500,000,000.

In addition, selling shareholders named in this prospectus may sell up to 52,998,036 of our ordinary shares from time to time. We will not receive any of the proceeds from the sale of our ordinary shares by selling shareholders.

Our ordinary shares are traded on the New York Stock Exchange under the symbol "AHL." Other than for our ordinary shares, there is no market for the other securities we may offer.

Investing in these securities involves certain risks. See "Risk Factors" section starting on page 1 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, the Bermuda Monetary Authority (the "BMA") or the Bermuda Registrar of Companies has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of securities of a Bermuda exempted company. The consent of the BMA will be required prior to the issuance and/or transfer of the securities being offered pursuant to this prospectus. The BMA and the Bermuda Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 3, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process, relating to the ordinary shares, preference shares, depositary shares, debt securities, warrants, purchase contracts and purchase units described in this prospectus. This means:

•	we may issue any combination of securities covered by this prospectus from time to time, up to a total initial offering price of $500,000,000 and in the case of a secondary offering of our ordinary shares, the selling shareholders may sell up to 52,998,036 of our ordinary shares covered by this prospectus from time to time;

•	we or any selling shareholder, as the case may be, will provide a prospectus supplement each time these securities are offered pursuant to this prospectus; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add to, update or change information contained in this prospectus.

This prospectus provides you with a general description of the securities we or any selling shareholder may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. Each time we or any selling shareholder sell securities, we or any selling shareholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

In this prospectus, references to the "Company," "we," "us" or "our" refer to Aspen Insurance Holdings Limited ("Aspen Holdings") or Aspen Holdings and its wholly-owned subsidiaries Aspen Insurance UK Limited ("Aspen Re"), Aspen (UK) Holdings Limited ("Aspen U.K. Holdings"), Aspen Insurance UK Services Limited ("Aspen U.K. Services"), Aspen Insurance Limited ("Aspen Bermuda"), Aspen U.S. Holdings, Inc. ("Aspen U.S. Holdings"), Aspen Specialty Insurance Company ("Aspen Specialty"), Aspen Specialty Insurance Management Inc. ("Aspen Management"), Aspen Re America, Inc. ("Aspen Re America"), Aspen Insurance U.S. Services Inc. ("Aspen U.S. Services") and any other direct or indirect subsidiary collectively, as the context requires. Aspen Re, Aspen Bermuda and Aspen Specialty are each referred to herein as an "Insurance Subsidiary," and collectively referred to as the "Insurance Subsidiaries."

Any statements in this prospectus concerning the provisions of any document are not complete. Such references are made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

ii

RISK FACTORS

Investing in our securities involves risk. Please see the "Risk Factors" described in our Annual Report on Form 10-K for our most recent fiscal year, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may include, and we may from time to time make, other verbal or written, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "do not believe," "anticipate," "expect," "plan," "estimate," "intend" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and other factors, our actual results could differ materially from those anticipated in the forward-looking statements, and the differences could be significant. The risks, uncertainties and other factors set forth below and under "Risk Factors" and other cautionary statements made in this prospectus and any prospectus supplements should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplements and any documents incorporated by reference.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those set forth under "Risk Factors" and the following:

•	our short operating history;

•	the impact of acts of terrorism and acts of war;

•	greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

•	the effectiveness of our loss limitation methods;

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	loss of key personnel;

•	the inability to maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors;

•	the effects of terrorist-related insurance legislation and laws;

•	decreased demand for our insurance or reinsurance products and cyclical downturn of the industry;

•	changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

•	Aspen Holdings or Aspen Bermuda becomes subject to income taxes in the United States or the United Kingdom; and

•	the effect on the insurance markets, business practices and relationships of current litigation, investigations and regulatory activity by the New York State Attorney General's office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise or disclose any difference between our actual results and those reflected in such statements.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by the points made above. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

OUR COMPANY

Overview

We are a Bermuda holding company that provides property and casualty reinsurance in the global market, property and liability insurance, and marine and aviation insurance principally in the United Kingdom and the United States through our wholly-owned subsidiaries located in London, Bermuda and the United States. For the nine months ended September 30, 2004, we wrote $1,370.0 million in gross premiums, of which $1,082.6 million related to reinsurance and $287.4 million related to insurance. As of September 30, 2004, approximately 50.8% of our reinsurance gross premiums written covered risks located in the United States and Canada, approximately 14.9% covered risks located in the United Kingdom and the balance covered worldwide risks and risks located in Western Europe, Japan and Australia. Our insurance business covers commercial risks predominantly located in the United Kingdom and the United States, with a small portion in Ireland and elsewhere.

We manage our operations around two business segments: reinsurance and insurance. For the nine months ended September 30, 2004, approximately 79.0% of our gross premiums written were from our reinsurance operations and approximately 21.0% of our gross premiums written were from our insurance operations. These two business segments and their respective lines of business may, at times, have different business cycles, allowing us to manage our business by emphasizing one segment over the other, or one line of business within a particular segment over another, depending on market conditions.

Our reinsurance segment consists of property reinsurance, casualty reinsurance and specialty reinsurance lines of business. We strive to differentiate ourselves by providing our customers with innovative and customized reinsurance solutions to complex risks by utilizing our intellectual capital and our underwriters' extensive experience in the marketplace.

We operate in three major jurisdictions: London, Bermuda and the United States. Our casualty reinsurance, and some property reinsurance operations, are centered in London, one of the major reinsurance markets in the world. The London Market attracts customers from all over the world seeking flexible and innovative solutions for a wide variety of property, casualty and specialty risks. The London Market is also known for its high concentration of brokers and insurers, and for its highly developed infrastructure.

Our operational base in London allows our management and underwriters to continue to access their long-standing broker and client relationships in this important market. We believe that our presence in the London Market also gives us the advantage of convenient access to extensive resources of underwriting and other professional services, such as actuarial analysis, claims adjustment and consulting services. Aspen Re also writes reinsurance through our U.S. reinsurance intermediary, Aspen Re America.

In addition to the London Market, we have expanded our property reinsurance operations to the Bermuda market through Aspen Bermuda. We believe that Aspen Bermuda will allow us to continue to diversify our business and to take advantage of the favorable regulatory and operating environment that Bermuda provides.

Our insurance segment consists of commercial property insurance and commercial liability insurance lines of business. We currently focus on U.K.-based commercial risks placed through our established contacts with the London and broader U.K. broker community, as well as U.S. surplus lines insurance.

Our insurance operations are conducted primarily in London and the United States. In the United Kingdom and Ireland we underwrite property and liability lines for small and medium-sized commercial customers. We believe that we are able to underwrite these risks successfully because of the specialized knowledge of our dedicated underwriting team and our underwriters' credibility and relationships in the London Market and throughout the U.K. regional markets.

For our U.S. surplus lines business, we write both property and casualty insurance business.

Our principal executive offices are located at Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda and our telephone number at that location is (441) 295-8201.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

Our Offered Securities

We may from time to time offer under this prospectus, separately or together:

•	ordinary shares, which we would expect to list on the New York Stock Exchange;

•	preference shares, the terms and series of which would be described in the related prospectus supplement;

•	depositary shares, each representing a fraction of an ordinary share or a particular series of preference shares, which will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts;

•	senior debt securities;

•	subordinated debt securities, which will be subordinated in right of payment to our senior indebtedness;

•	warrants to purchase ordinary shares and warrants to purchase preference shares, which will be evidenced by share warrant certificates and may be issued under a share warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities;

•	warrants to purchase debt securities, which will be evidenced by debt warrant certificates and may be issued under a debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities;

•	purchase contracts obligating holders to purchase from us a specified number of ordinary shares or preference shares at a future date or dates; and

•	purchase units, consisting of a purchase contract and, as security for the holder's obligation to purchase ordinary shares or preference shares under the purchase contract, any of (1) our debt securities, (2) debt obligations of third parties, including U.S. Treasury securities, or (3) our preference shares.

The aggregate initial offering price of these offered securities will not exceed $500,000,000.

Offered Securities by the Selling Shareholders

The selling shareholders may also offer from time to time under this prospectus up to 52,998,036 of our ordinary shares.

RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERENCE SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2003 and 2002 and the nine months ended September 30, 2004:

	As at September 30,	As at December 31,
	2004	2003	2002 (1)
	($ in millions, except ratios)
Ratio of earnings to fixed charges (3)(4)	52.75x	519.75x	—	(2)

(1)	We were incorporated on May 23, 2002.

(2)	Not meaningful because Aspen Holdings had no debt financings outstanding as of such date.

(3)	For purposes of computing these ratios, earnings consist of net income before tax, excluding interest expense, net realized investment gains (losses) and net foreign exchange gains (losses). Fixed charges consist of interest expense, amortization of capitalized debt expenses, and an imputed interest component for rental expense.

(4)	We have no dividend bearing preference shares during the periods covered by the table listed above.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization as of September 30, 2004 on an actual basis. The financial information presented below is unaudited. This table should be read in conjunction with the consolidated financial statements and related notes.

As of September 30, 2004 (1)
($ in millions)
Debt Outstanding:
Long-Term Debt (senior unsecured notes)	$249.3
Shareholders' Equity:
Ordinary Shares (par value 0.15144558¢) each	$1,094.0
Retained earnings	297.4
Accumulated other comprehensive income, net of taxes	26.3
Total shareholder's equity	1,417.7
Total Capitalization	$1,667.0

(1)	This table does not give effect to:

•	the options granted to Wellington Underwriting plc ("Wellington") for 3,781,120 non-voting shares and to the Appleby Trust (Bermuda) Limited ("Names' Trustee") for the benefit of the members of Syndicate 2020 who are not corporate members of Wellington (the "Unaligned Members") for an additional 1,710,398 non-voting shares, which options are exercisable into non-voting shares and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance (the options held by Wellington and the Names' Trustee are collectively referred to as the "Investor Options");

•	4,299,161 options to purchase ordinary shares, 108,739 restricted share units, and 150,074 performance share awards granted to our employees under our share incentive plan as of February 1, 2005; and

•	1,166,596 ordinary shares available for future grants and issuances under our share incentive plan.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any of the proceeds from the sale of our ordinary shares by selling shareholders.

DESCRIPTION OF SHARE CAPITAL

The following summary of provisions of our bye-laws is qualified in its entirety by the provisions of the bye-laws which are incorporated by reference as an exhibit to the registration statement to which this prospectus relates. A more detailed description of the Investor Options and the employee options is set forth in our Annual Report on Form 10-K for the year ended December 31, 2003 under Part II, Item 5(h) and Part III, Item 11 "Executive Compensation — Share Incentive Plan," respectively. Any amendment to our registration statement filed under the Exchange Act on Form 8-A on November 25, 2003 with the SEC filed for the purpose of updating such description is also hereby incorporated by reference.

Authorized Share Capital

As of February 1, 2005, Aspen Holdings has authorized share capital of 1,076,416,910 shares of par value 0.15144558¢ per share, of which 969,629,030 are ordinary shares, 6,787,880 are non-voting shares which automatically convert into ordinary shares upon issuance and 100,000,000 are preference shares. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and by our bye-laws which have been incorporated by reference as an exhibit to the registration statement to which this prospectus relates, as well as to the shareholders' agreement, the registration rights agreement, the option instrument which have been described below or which descriptions have been incorporated by reference.

Ordinary Shares

In general, subject to the adjustments regarding voting set forth in "— Voting Adjustments" below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our ordinary shares prevailing from time to time. The sale of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares.

History of Ordinary Shares Issuances

As of January 1, 2003, we had 56,876, 360 ordinary shares outstanding. On February 11, 2003 and August 11, 2003, we issued 43,420 and 4,340 ordinary shares, respectively, to our employees. On December 4, 2003, pursuant to our initial public offering we issued a total of 12,102,600 ordinary shares (including the over-allotment option). On December 9, 2003, and December 17, 2003, we issued 126,706 and 25,877 ordinary shares, respectively, to the Names' Trustee in accordance with the option instrument governing the Investor Options. As of December 31, 2003, there were 69,179,303 ordinary shares outstanding. During the first quarter of 2004, we repurchased 5,000 ordinary shares from one of our previous employees. In October 2004, we issued 135,321 ordinary shares to the Names' Trustee in connection with the exercise of Investor Options, and 5,475 ordinary shares to an employee who exercised his vested options. As of February 1, 2005, there were 69,315,099 ordinary shares outstanding, 5,491,518 Investor Options granted that will be exercisable for shares or lapse upon the earlier occurrence of several events, 4,299,161 options to purchase shares granted to employees, 108,739 restricted share units granted to employees and 150,074 performance shares granted to employees, each under our share incentive plan. Our board of directors approved the issuance of all such ordinary shares, and regulatory approval was sought where necessary.

Voting Adjustments

In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the shares of a shareholder in the Company are treated as "controlled shares" (as determined pursuant to section 958 of the Code) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by the issued shares of Aspen Holdings, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all shares of the Company that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Aspen Holdings whose shares were not "controlled shares" of the 9.5% U.S. Shareholder so long as such: (i) reallocation does not cause any person to become a 9.5% U.S. Shareholder; (ii) no portion of such reallocation shall apply to the shares held by Wellington or the Names' Trustee, except where the failure to apply such increase would result in any person becoming a 9.5% shareholder, and (iii) reallocation shall be limited in the case of existing shareholders 3i Group plc ("3i"), Phoenix Equity Partners and its affiliates ("Phoenix") and Montpelier Reinsurance Limited ("Montpelier Re") so that none of their voting rights exceed 10%.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by them.

We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of ordinary shares attributable to any person. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder's voting rights. All information provided by the shareholder shall be treated by the Company as confidential information and shall be used by the Company solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).

Acquisition of Ordinary Shares by the Company

Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us or a third party at fair market value, as determined in the good faith discretion of our board of directors, the minimum number of ordinary shares which is necessary to avoid or cure any material adverse tax consequences to us, our subsidiaries or our shareholders or affiliates if our board of directors unanimously determines that failure to exercise such option would result in such material adverse tax consequences.

Issuance of Shares

In accordance with our bye-laws, our board of directors has the power to issue any unissued shares of the Company, except that our board of directors may not issue preference shares having voting rights or powers (other than any mandatory voting rights or powers required under the Bermuda Companies Act 1981, as amended (the "Companies Act")) unless a resolution authorizing such issuance is approved by a majority of the votes cast at a meeting of the Company's shareholders.

Non-Voting Shares

Holders of our non-voting shares have the same rights as the holders of ordinary shares, except that (unless otherwise granted a vote pursuant to the provisions of the Companies Act) they have no right to vote on any matters put before the shareholders of Aspen Holdings. Since the completion of our initial public offering, each non-voting share will automatically convert, immediately upon issue, into one ordinary share carrying rights to vote.

Shareholders' Agreement

The Company has entered into an amended and restated shareholders' agreement dated as of September 30, 2003 with The Blackstone Group and its affiliates ("Blackstone"), Wellington, Candover Partners Limited and its affiliates ("Candover"), Mourant & Co. Trustee Limited ("Mourant"), Credit Suisse First Boston Private Equity and its affiliates ("CSFB Private Equity"), Montpelier Re, the Names' Trustee, 3i, Phoenix, Olympus Partners and its affiliates ("Olympus") and The Lexicon Partnership LLP ("Lexicon") and, for limited purposes, Mr. Myners, Mr. O'Kane, Mr. Cusack, Ms. Davies and Mr. May.

The shareholders' agreement defines certain rights and obligations of the shareholders parties to the shareholders' agreement with respect to the transfer of shares and other matters. Pursuant to the terms of the shareholders' agreement, generally if any existing shareholder party thereto (or group of existing shareholder parties thereto) proposes to transfer 20% or more of our outstanding shares, then the other shareholders party to the shareholders' agreement have a right to participate proportionally in the transfer.

If a change of control (as defined in the shareholders' agreement) is approved by the board of directors and by investors (as defined in the shareholders' agreement) holding not less than 60% of the voting power of shares held by the investors (in each case, after taking into account voting power adjustments under the bye-laws), Wellington, certain entities affiliated with Wellington and the Names' Trustee undertake to:

•	exercise their respective voting rights as shareholders to approve the change of control; and

•	tender their respective shares for sale in relation to the change of control on terms no less favorable than those on which the investors sell their shares.

Each shareholder party to the shareholders' agreement agreed to vote its shares and otherwise take all reasonable action within its power to give effect to the foregoing and the cashless exercise provision of the Investor Options.

Each shareholder party has agreed to require any transferee of the ordinary shares beneficially owned by such shareholder within 36 months after our initial public offering to sign a deed of adherence to the shareholders' agreement, except if such transfer is pursuant to a registered public offering, sale pursuant to Rule 144 of the Securities Act or certain other circumstances.

Generally, the shareholders' agreement may only be amended if the amendment is in writing and signed by or on behalf of the Company (acting with the approval of the board of directors) and the shareholder parties holding 75% of the voting power of the shares held by the shareholder parties, provided that any amendment or variation of the shareholders' agreement that would adversely affect a shareholder party thereto in a disproportionate manner relative to the other shareholder parties thereto may not be effected without the consent of such disproportionately affected shareholder.

Directors, officers and employees of the Company who currently hold ordinary shares are deemed third party beneficiaries of some of the provisions of the shareholders' agreement. However, these directors, officers and employees are not entitled to vote in connection with any amendment or variation of the shareholders' agreement, unless such amendment or variation adversely affects only them or adversely affects them in a disproportionate manner relative to the other shareholder parties thereto, in which case the consent of a majority of voting power of ordinary shares held by these directors, officers and employees is required.

We have agreed to pay the reasonable legal fees and expenses incurred by the shareholders parties to the shareholders' agreement in connection with the negotiation, preparation and execution of the shareholders' agreement, the registration rights agreement, the management shareholders' agreements (and all other documents relating to the 2003 Share Incentive Plan) and all other matters in connection with our initial public offering prior to the completion date of our initial public offering.

In addition, we have agreed to pay the reasonable legal fees and expenses incurred by all of our management shareholders, taken together, in connection with the negotiation, preparation and execution of the shareholders' agreement, the registration rights agreement, the management shareholders' agreements (and all other documents relating to the 2003 Share Incentive Plan) and all other matters in connection with our initial public offering prior to the completion date of our initial public offering and the management service contracts; provided that, we shall only reimburse our management shareholders for any such legal fees and expenses incurred for the services of one firm of legal counsel.

We have agreed to pay each year the reasonable costs of administration of the Names' Trust incurred by the Names' Trustee and will bear the reasonable or pre-approved costs of Names' Trustee incurred in connection with the transmission of notices received by the Names' Trustee (in its capacity as trustee for the Names' Trust) to the Unaligned Members and any other communications with the Unaligned Members which are made to or by the Names' Trustee on behalf of the Unaligned Members.

Management and Employee Shareholder's Agreements

Certain employees and directors of the Company who were granted options or who were shareholders prior to our initial public offering (each, an "Employee Shareholder" and collectively, the "Employee Shareholders") have entered into a shareholder's agreement with the Company. Under the agreement, the Employee Shareholders have certain registration rights under the registration rights agreement described below, subject to a maximum number of shares to be registered in connection with any particular offering. The Employee Shareholders have appointed Christopher O'Kane as their representative to act as their attorney and have given their power of attorney to him to receive notices and other communications and take decisions and exercise approvals, consents and other rights, on their behalf, under or in connection with the registration rights agreement.

Under the agreement, the Employee Shareholders are restricted from transferring their shares prior to the fifth anniversary of the agreement (in most cases, August 2008), subject to certain exceptions including, but not limited to, (i) a sale of the ordinary shares pursuant to the Employee Shareholders' registration rights under the registration rights agreement, (ii) a transfer of the ordinary shares pursuant to the Employee Shareholders' "tag-along" rights under the shareholders' agreement described above, or (iii) a transfer at any time after the completion date of our initial public offering of an aggregate number of ordinary shares that (together with ordinary shares previously transferred pursuant to clause (i), (ii) or (iii)), that does not exceed 5% of the holdings (including ordinary shares underlying vested options) of any such Employee Shareholder at the time of completion of our initial public offering in any 12-month period.

Registration Rights Agreement

We have entered into an amended and restated registration rights agreement, dated November 14, 2003, with Blackstone, Wellington, Candover, Mourant, CSFB Private Equity, Montpelier Re, the Names' Trustee, 3i, Phoenix, Olympus and Lexicon, pursuant to which we may be required to register our ordinary shares held by such parties under the Securities Act. At any time any such shareholder party or group of shareholders (other than directors, officers or employees of the Company) that holds in the aggregate $50 million of our shares has the right to request registration for a public offering of all or a portion of its shares, subject to the limitations and restrictions provided in the agreement.

In addition, under certain circumstances, if we propose to register the sale of any of our securities under the Securities Act (other than a registration on Form S-8 or F-4), such parties holding our ordinary shares or other securities convertible into, exercisable for or exchangeable for our ordinary shares, will have the right to participate in such registration, and proportionately in any sale. The filing of the registration statement to which this prospectus relates triggered such rights.

Parties to the registration rights agreement who wish to register their ordinary shares must notify us within 10 days of receipt of our notice that a registration statement will be filed, though a 20 business day period will apply for the Names' Trustee to allow it additional time to coordinate with the Names' Trust beneficiaries. If the registration requested would not be delayed by the extended period provided to the Names' Trustee, then the Names' Trustee will participate in the underwritten offering. If a delay would occur as a result of the extended period to the Names' Trustee, then the Names' Trustee would be entitled to request the registration of ordinary shares it holds on behalf of the Unaligned Members, for a non-underwritten direct resale of such shares under a separate registration statement to be filed by us.

Generally, the registration rights agreement may only be amended if the amendment is in writing and signed by or on behalf of shareholders party to the registration rights agreement holding 75% of the number of ordinary shares (or securities exchangeable or exercisable for or convertible into ordinary shares) that are considered registrable under the registration rights agreement ("Registrable Securities"), provided that any amendment or variation of the registration rights agreement that would adversely affect a shareholder party thereto in a disproportionate manner relative to the other shareholders parties thereto may not be effected without the consent of such disproportionately affected shareholder.

Directors, officers and employees of the Company who currently hold ordinary shares and options are deemed third party beneficiaries of some of the provisions of the registration rights agreement. However, these directors, officers and employees are not entitled to vote in connection with any amendment or variation of the registration rights agreement, unless such amendment or variation adversely affects only them or adversely affects them in a disproportionate manner relative to the other shareholders parties thereto, in which case the consent of a majority of the number of Registrable Securities held by these directors, officers and employees is required.

Bye-laws

In addition to the provisions of our bye-laws described elsewhere in this prospectus, the following provisions are a summary of some of the other important provisions of our bye-laws.

Our Board and Corporate Action.    Our bye-laws provide that the board shall consist of not less than six and not more than 15 directors. Subject to our bye-laws and Bermuda law, the directors shall be elected or appointed by holders of ordinary shares. Our board of directors is divided into three classes, designated Class I, Class II and Class III and is elected by the shareholders as follows. Each director shall serve for a term ending on the date of the third annual general meeting of shareholders next following the annual general meeting at which such director was elected, provided that (i) Directors initially designated as Class I Directors shall serve for an initial term ending on the date of the third annual general meeting of Shareholders following June 21, 2002, (ii) directors initially designated as Class II Directors shall serve for an initial term ending on the fourth annual general meeting following June 21, 2002, and (iii) directors initially designated as Class III Directors shall serve for an initial term ending on the fifth annual general meeting following June 21, 2002. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected or until such director is removed from office or such office is otherwise vacated. In the event of any change in the number of directors, the board of directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board without a meeting and with no need to give notice, except in the case of removal of auditors or directors. The quorum necessary for the transaction of business of the board of directors may be fixed by the board of directors and, unless so fixed at any other number, shall be a majority of directors in office from time to time and in no event less than two directors, provided, that the majority of the directors present does not consist of persons residing in the United Kingdom for U.K. tax purposes.

Shareholder Action.    Except as otherwise required by the Companies Act and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws). Our bye-laws require 21 days' notice of annual general meetings.

The following actions shall be approved by the affirmative vote of at least seventy-five percent (75%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under the bye-laws): any amendment to Bye-Laws 13 (first sentence — Modification of Rights); 24 (Transfer of Shares); 49 (Voting); 63, 64, 65 and 66 (Adjustment of Voting Power); 67 (Other Adjustments of Voting Power), 76 (Purchase of Shares), 84 or 85 (Certain Subsidiaries); provided, however, that in the case of any amendments to Bye-Laws 24, 63, 64, 65, 66, 67 or 76, such amendment shall only be subject to this voting requirement if the board determines in its sole discretion that such amendment could adversely affect any shareholder in any non-de minimis respect. The following actions shall be approved by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under the bye-laws): (i) a merger or amalgamation with, or a sale, lease or transfer of all or substantially all of the assets of the Company to, a third party, where any shareholder does not have the same right to receive the same consideration as all other shareholders in such transaction; or (ii) discontinuance of the Company out of Bermuda to another jurisdiction.

Amendment.    Our bye-laws may be revoked or amended by a majority of the board of directors, but no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws) or such greater majority as required by our bye-laws.

Voting of Non-U.S. Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of Aspen Re, Aspen Bermuda, Aspen U.K. Holdings or Aspen U.K. Services or any other directly held non-U.S. subsidiary of ours (together, the "Non-U.S. Subsidiaries"), our directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the Non-U.S. Subsidiary. Substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of the Non-U.S. Subsidiaries.

Capital Reduction.    In the event of a reduction of capital, our bye-laws require that such reduction apply to the entire class or series of shares affected. We may not permit a reduction of part of a class or series of shares.

Preference Shares

As of the date of this prospectus, there were no preference shares in issue. Subject to certain limitations contained in our bye-laws and any limitations prescribed by applicable law, our board of directors is authorized to issue preference shares in one or more series and to fix the rights, preferences privileges and restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by our shareholders. Such preference shares, upon issuance against full consideration (not less than the par value of such shares), will be fully paid and nonassessable. The particular rights and preferences of such preference shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preference shares, will be described in the prospectus supplement.

Because the following summary of the terms of preference shares is not complete, you should refer to our memorandum of association and bye-laws and any applicable resolution of our board of directors for complete information regarding the terms of the class or series of preference shares described in a prospectus supplement. Whenever we refer to particular sections or defined terms of our memorandum of association and bye-laws and an applicable resolution of our board of directors, such sections or defined terms are incorporated herein by reference.

A prospectus supplement will specify the terms of a particular class or series of preference shares as follows:

•	the number of shares to be issued and sold and the distinctive designation thereof;

•	the dividend rights of the preference shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preference shares and any limitations, restrictions or conditions on the payment of such dividends;

•	the voting powers, if any, of the preference shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of share capital, to elect one or more of our directors;

•	the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preference shares may be redeemed, at whose option such a redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms, if any, upon which the preference shares will be convertible into or exchangeable for our shares of any other class, classes or series;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of preference shares, which the holders of the preference shares will be entitled to receive upon our liquidation, dissolution, winding up, amalgamation, merger or sale of assets;

•	the terms, if any, of any purchase, retirement or sinking fund to be provided for the preference shares;

•	the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preference shares are outstanding;

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our memorandum of association and bye-laws; and

•	a discussion of certain U.S. federal income tax considerations.

Subject to the specification of the above terms of preference shares and as otherwise provided with respect to a particular class or series of preference shares, in each case as described in a supplement to this prospectus, the following general provisions will apply to each class or series of preference shares.

    Dividends

The holders of preference shares will be entitled to receive dividends, if any, at such rate established by the board of directors in accordance with the bye-laws, payable on specified dates each year for the respective dividend periods ending on such dates ("dividend periods"), when and as declared by our board of directors and subject to Bermuda law and regulations. Such dividends will accrue on each preference share from the first day of the dividend period in which such share is issued or from such other date as our board of directors may fix for such purpose. All dividends on preference shares will be cumulative. If we do not pay or set apart for payment the dividend, or any part thereof, on the issued and outstanding preference shares for any dividend period, the deficiency in the dividend on the preference shares must thereafter be fully paid or declared and set apart for payment (without interest) before any dividend may be paid or declared and set apart for payment on the ordinary shares. The holders of preference shares will not be entitled to participate in any other or additional earnings or profits of ours, except for such premiums, if any, as may be payable in case of our liquidation, dissolution or winding up.

Any dividend paid upon the preference shares at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made.

No dividends will be paid upon any shares of any class or series of preference shares for a current dividend period unless there will have been paid or declared and set apart for payment dividends required to be paid to the holders of each other class or series of preference shares for all past dividend periods of such other class or series. If any dividends are paid on any of the preference shares with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preference shares then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each class or series of preference shares in the proportions that the dividends then accumulated and payable on each class or series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preference shares.

Our ability to pay dividends depends, in part, on the ability of our subsidiaries to pay dividends to us. Under Bermuda law, a company may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the declaration or payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, our Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends to us.

Dividends on the preference shares will have a preference over dividends on the ordinary shares.

    Liquidation, Dissolution or Winding Up

In case of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each class or series of preference shares will be entitled to receive out of our assets in money or money's worth the liquidation preference with respect to that class or series of preference shares. These holders will also receive an amount equal to all accrued but unpaid dividends thereon (whether or not earned or declared), before any of our assets will be paid or distributed to holders of ordinary shares.

It is possible that, in case of our voluntary or involuntary liquidation, dissolution or winding up, our assets could be insufficient to pay the holders of all of the classes or series of preference shares then outstanding the full amounts to which they may be entitled. In that circumstance, the holders of each outstanding class or series of preference shares will share ratably in such assets in proportion to the amounts which would be payable with respect to such class or series if all amounts payable thereon were paid in full.

Our consolidation, amalgamation or merger with or into any other company or corporation, or a sale of all or any part of our assets, will not be deemed to constitute a liquidation, dissolution or winding up.

    Redemption

Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, the following general redemption provisions will apply to each class or series of preference shares. Any redemption of the preference shares may only be made in compliance with Bermuda law.

On or prior to the date fixed for redemption of a particular class or series of preference shares or any part thereof as specified in the notice of redemption for such class or series, we will deposit adequate funds for such redemption, in trust for the account of holders of such class or series, with a bank or trust company that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000. If the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account have been stated in the redemption notice, then from and after the mailing of the notice and the making of such deposit the shares of the class or series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to us will cease and terminate except only the right of the holders of the shares:

•	to transfer such shares prior to the date fixed for redemption;

•	to receive the redemption price of such shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed; and

•	on or before the close of business on the fifth business day preceding the date fixed for redemption to exercise privileges of conversion, if any, not previously expired.

Any moneys so deposited by us which remain unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the redemption date, be paid to us upon our request, after which repayment the holders of the shares called for redemption can no longer look to such bank or trust company for the payment of the redemption price but must look only to us for the payment of any lawful claim for such moneys which holders of such shares may still have. After such six-year period, the right of any shareholder or other person to receive such payment may lapse through limitations imposed in the manner and with the effect provided under the laws of Bermuda. Any portion of the moneys so deposited by us, in respect of preference shares called for redemption that are converted into ordinary shares, will be repaid to us upon our request.

In case of redemption of only a part of a class or series of preference shares, we will designate by lot, in such manner as our board of directors may determine, the shares to be redeemed, or will effect such redemption pro rata.

Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions, or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares, limited to funds otherwise available for dividends or distributions or out of the company's share premium account before the redemption date.

Under Section 42 of the Companies Act, no redemption of shares may be made by a company if, on the date of the redemption, there are reasonable grounds for believing that the company is, or after the redemption would be, unable to pay its liabilities as they become due. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. A minimum issued share capital of $12,000 must always be maintained.

Our ability to effect a redemption of our preference shares may be subject to the performance of our Insurance Subsidiaries. Distributions to us from our Insurance Subsidiaries will also be subject to Bermuda, U.K. and U.S. insurance laws and regulatory constraints.

    Conversion Rights

Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, and subject in each case to applicable Bermuda law, the following general conversion provisions will apply to each class or series of preference shares that is convertible into ordinary shares.

All ordinary shares issued upon conversion will be fully paid and nonassessable, and will be free of all taxes, liens and charges with respect to the issue thereof except taxes, if any, payable by reason of issuance in a name other than that of the holder of the shares converted and except as otherwise provided by applicable law or the bye-laws.

The number of ordinary shares issuable upon conversion of a particular class or series of preference shares at any time will be the quotient obtained by dividing the aggregate conversion value of the shares of such class or series surrendered for conversion, by the conversion price per share of ordinary shares then in effect for such class or series. We will not be required, however, upon any such conversion, to issue any fractional share of ordinary shares, but instead we will pay to the holder who would otherwise be entitled to receive such fractional share if issued, a sum in cash equal to the value of such fractional share based on the last reported sale price per ordinary share on the New York Stock Exchange at the date of determination. Preference shares will be deemed to have been converted as of the close of business on the date of receipt at the office of the transfer agent of the certificates, duly endorsed, together with written notice by the holder of his election to convert the shares.

Except as otherwise provided with respect to a particular class or series of preference shares and subject in each case to applicable Bermuda law, our memorandum of association and bye-laws, the basic conversion price per ordinary share for a class or series of preference shares, as fixed by our board of directors, will be subject to adjustment from time to time as follows:

•	In case we (1) pay a dividend or make a distribution to all holders of outstanding ordinary shares as a class in ordinary shares, (2) subdivide or split the outstanding ordinary shares into a larger number of shares or (3) combine the outstanding ordinary shares into a smaller number of shares, the basic conversion price per ordinary share in effect immediately prior to that event will be adjusted retroactively so that the holder of each outstanding share of each class or series of preference shares which by its terms is convertible into ordinary shares will thereafter be entitled to receive upon the conversion of such share the number of ordinary shares which that holder would have owned and been entitled to receive after the happening of any of the events described above had such share of such class or series been converted immediately prior to the happening of that event. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination. Such adjustments will be made successively whenever any event described in this clause occurs.

•	In case we issue to all holders of ordinary shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares at a price per share less than the current market price per ordinary share at the record date for determination of shareholders entitled to receive such rights or warrants, the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the sum of number of ordinary shares outstanding at such record date and the number of ordinary shares which the aggregate exercise price (before deduction of underwriting discounts or commissions and other expenses of the Company in connection with the issue) of the total number of shares so offered for subscription or purchase would purchase at such current market price per share and of which the denominator will be the sum of the number of ordinary shares outstanding at such record date and the number of additional ordinary shares so offered for subscription or purchase. An adjustment made pursuant to this clause will become effective retroactively immediately after the record date for determination of shareholders entitled to receive such rights or warrants. Such adjustments will be made successively whenever any event described in this clause occurs.

•	In case we distribute to all holders of ordinary shares as a class evidences of indebtedness or assets (other than cash dividends), the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the difference between the current market price per ordinary share at the record date for determination of shareholders entitled to receive such distribution and the fair value (as determined by our board of directors) of the portion of the evidences of indebtedness or assets (other than cash dividends) so distributed applicable to one ordinary share and of which the denominator will be the current market price per ordinary share. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date. Such adjustments will be made successively whenever any event described in this clause occurs.

For the purpose of any computation under the last clause above, the current market price per ordinary share on any date will be deemed to be the average of the high and low sales prices of the ordinary shares, as reported in the New York Stock Exchange — Composite Transactions (or such other principal market quotation as may then be applicable to the ordinary shares) for each of the 30 consecutive trading days commencing 45 trading days before such date.

No adjustment will be made in the basic conversion price for any class or series of preference shares in effect immediately prior to such computation if the amount of such adjustment would be less than fifty cents. However, any adjustments which by reason of the preceding sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. Notwithstanding anything to the contrary, any adjustment required for purposes of making the computations described above will be made not later than the earlier of (1) three years after the effective date described above for such adjustment or (2) the date as of which such adjustment would result in an increase or decrease of at least 3% in the aggregate number of ordinary shares issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All calculations will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

In the case of any capital reorganization or reclassification of ordinary shares, or if we amalgamate or consolidate with or merge into, or sell or dispose of all or substantially all of our property and assets to, any other company or corporation, proper provisions will be made as part of the terms of such capital reorganization, reclassification, amalgamation, consolidation, merger or sale that any shares of a particular class or series of preference shares at the time outstanding will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of ordinary shares deliverable upon conversion of such preference shares would have been entitled upon such capital reorganization, reclassification, consolidation, amalgamation or merger.

No dividend adjustment with respect to any preference shares or ordinary shares will be made in connection with any conversion.

Whenever there is an issue of additional ordinary shares requiring a change in the conversion price as provided above, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a class or series of preference shares, we will file with our transfer agent or agents, a statement signed by one of our executive officers, describing specifically such issue of additional ordinary shares or such other event (and, in the case of a capital reorganization, reclassification, amalgamation, consolidation or merger, the terms thereof) and the actual conversion prices or basis of conversion as changed by such issue or event and the change, if any, in the securities issuable upon conversion. Whenever we issue to all holders of ordinary shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares, we will also file in like manner a statement describing the same and the consideration they will receive. The statement so filed will be open to inspection by any holder of record of shares of any class or series of preference shares.

Preference shares converted to ordinary shares will cease to form part of the authorized preference share capital and will, instead, become part of our authorized and issued ordinary share capital.

    Reissuance of Shares

Any preference shares retired by purchase, redemption, or through the operation of any sinking fund or redemption or purchase account, will have the status of authorized but unissued preference shares, and may be reissued as part of the same class or series or may be reclassified and reissued by our board of directors in the same manner as any other authorized and unissued shares.

    Voting Rights

Except as indicated below or as modified by any prospectus supplement or as otherwise required by applicable law, the holders of preference shares will have no voting rights.

The applicable prospectus supplement for a series may provide that, whenever dividends payable on any class or series of preference shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of the preference shares of that class or series then outstanding, the holders of preference shares of that class or series, together with the holders of each other class or series of preference shares ranking on a parity with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effectuate such right.

The applicable prospectus supplement for a series may provide that, whenever such special voting power of such holders of the preference shares has vested, such right may be exercised initially either at a special meeting of the holders of preference shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. The right of such holders of preference shares to elect members of our board of directors will continue until such time as all dividends accumulated on such preference shares have been paid in full, at which time that special right will terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends and any member of our board of directors appointed as described above shall vacate office.

At any time when such special voting power has vested in the holders of any such preference shares as described in the preceding paragraph, our chairman/chief executive officer will, upon the written request of the holders of record of at least 10% of such preference shares then outstanding addressed to our secretary, call a special general meeting of the holders of such preference shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our proper officers within 20 days after our secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of such preference shares then outstanding may designate in writing one of their number to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless we otherwise designate.

Any holder of such preference shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of ordinary shareholders.

At any annual or special meeting at which the holders of such preference shares have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of such preference shares will be required to constitute a quorum of such preference shares for the election of any director by the holders of such preference shares, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of such preference shares will not prevent the election of directors other than those to be elected by such preference shares, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by such preference shares, voting as a class.

During any period in which the holders of such preference shares have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled by vote of a majority of our board of directors pursuant to the bye-laws. During such period the directors so elected by the holders of such preference shares will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of such preference shares to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of such preference shares to vote as a class for directors as provided herein, the term of office of the directors then in office so elected by the holders of such preference shares will terminate.

The rights attached to any class of preference shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be altered or abrogated with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a resolution passed by the holders of not less than three-fourths of the votes cast at a separate general meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or having different restrictions. Further, the rights attaching to any shares shall be deemed not to be altered by the creation or issue of any share ranking in priority for payment of a dividend or in respect of capital or which confer on the holder thereof voting rights more favorable than those conferred by such ordinary share. In the event we were to merge into or amalgamate with another company, the approval of the holders of three-fourths of the issued shares would be required (voting as a separate class, if affected in a manner that would constitute a variation of the rights of such preference shares) in addition to shareholder approval pursuant to the Companies Act. In addition, holders of preference shares would be entitled to vote at a court-ordered meeting in respect of a compromise or arrangement pursuant to section 99 of the Companies Act and their consent would be required with respect to the waiver of the requirement to appoint an auditor and to lay audited financial statements before a general meeting pursuant to section 88 of the Companies Act.

On any item on which the holders of the preference shares are entitled to vote, such holders will be entitled to one vote for each preference share held.

    Restrictions in Event of Default in Dividends on Preference Shares

Unless we provide otherwise in a prospectus supplement, if at any time we have failed to pay dividends in full on the preference shares, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the preference shares outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time we have failed to pay in full amounts payable with respect to any obligations to retire preference shares, thereafter and until such amounts shall have been paid in full or set apart in trust for payment:

(1)	we may not redeem less than all of the preference shares at such time outstanding unless we obtain the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preference shares given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, at which the holders of the preference shares shall vote separately as a class, regardless of class or series;

(2)	we may not purchase any preference shares except in accordance with a purchase offer made in writing to all holders of preference shares of all classes or series upon such terms as our board of directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; provided that (a) we, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any class or series, may use shares of such class or series acquired by it prior to such failure and then held by it as treasury stock and (b) nothing will prevent us from completing the purchase or redemption of preference shares for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and

(3)	we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire any shares of any other class of our stock ranking junior to the preference shares as to dividends and upon liquidation.

    Preemptive Rights

No holder of preference shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series or to any security convertible into such shares.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors.    Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of Aspen Holdings for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors.    Under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determine otherwise. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements.    Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, shareholders holding at least 50% of our shareholders' aggregate voting power in the ordinary shares shall constitute a quorum for the transaction of business. In general, except for the removal of the Company's auditors or directors, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

Dividends.    Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up for unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Aspen Bermuda's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints.

Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements.    We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining our objectives contained within our memorandum of association. Under our bye-laws, we may, except in certain circumstances, with the approval of at least a majority of the voting power of votes cast (after taking account of any voting power adjustments under the bye-laws) at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any merger, dissenting stockholders of the subsidiary would have appraisal rights.

Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except for certain amalgamations, a resolution of shareholders approved by a majority of at least a majority of the votes cast (after taking account of any voting power adjustments under the bye-laws). If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding ordinary shares not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Indemnification of Directors and Officers.    Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by this person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) that director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders Meetings.    Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Aspen Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of shareholders.

Staggered Board of Directors.    Bermuda law does not contain statutory provisions specifically requiring staggered board of directors arrangements for a Bermuda exempted company. These provisions, however, may validly be provided for in the bye-laws governing the affairs of a company and our bye-laws do so provide. Similarly, Delaware law permits corporations to have a staggered board of directors.

Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws.    Our bye-laws may be revoked or amended by the board of directors, which may from time to time revoke or amend them in any way by a resolution of the board of directors passed by a majority of the directors then in office and eligible to vote on the resolution, but no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws) or such greater majority as required by bye-laws.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

Our ordinary shares are listed on the New York Stock Exchange under the trading symbol "AHL."

Transfer Agent, Registrar and Dividend Disbursing Agent

The transfer agent, registrar and dividend disbursing agent for the ordinary shares is Mellon Investor Services LLC.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to our ordinary shares or a particular series of preference shares) of a ordinary share or a fraction of a share of a particular class or series of preference shares as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The ordinary shares or the shares of the class or series of preference shares represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a ordinary share or preference share represented by such depositary share, to all the rights and preferences of the ordinary shares or preference shares represented thereby (including dividend, voting, redemption and liquidation rights). The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional ordinary shares or fractional shares of the applicable class or series of preference shares in accordance with the terms of the offering described in the related prospectus supplement. If necessary, the deposit agreement and depositary receipt will be incorporated by reference pursuant to a Current Report on Form 8-K.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax considerations.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received in respect of the related ordinary shares or preference shares to the record holders of depositary shares relating to such ordinary shares or preference shares in proportion to the number of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related ordinary shares or class or series of preference shares and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related ordinary shares or class or series of preference shares on the basis set forth in the prospectus supplement for such ordinary shares or class or series of preference shares, but holders of such whole ordinary shares or preference shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole ordinary shares or preference shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional ordinary shares or preference shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

Whenever we redeem ordinary shares or preference shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing ordinary shares or shares of the related class or series of preference shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such ordinary shares or class or series of preference shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Ordinary shares or Preference Shares

Upon receipt of notice of any meeting at which the holders of ordinary shares or preference shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such ordinary shares or preference shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for ordinary shares or preference shares, as applicable) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of ordinary shares or preference shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the ordinary shares or preference shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will vote all ordinary shares or preference shares held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such ordinary shares or preference shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (1) all outstanding depositary shares have been redeemed, (2) there has been a final distribution in respect of the ordinary shares or the preference shares in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares outstanding, unless otherwise provided in the related prospectus supplement.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related ordinary shares or preference shares and any redemption of such ordinary shares or preference shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of ordinary shares or preference shares evidenced thereby until all such taxes and charges with respect to such depositary receipt or such ordinary shares or preference shares are paid by the holders thereof.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of ordinary shares or preference shares.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preference shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preference shares for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF THE DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate and may be amended or supplemented by terms described in the applicable prospectus supplement. The following description is subject to, and is qualified in its entirety by reference to, the indenture for senior unsecured securities (the "senior indenture") and the subordinated indenture for subordinated securities (the "subordinated indenture) each entered into or to be entered into between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the "trustee"). Our senior debt securities are to be issued under an indenture between us and Deutsche Bank Trust Company Americas, as trustee, dated August 16, 2004 as supplemented. Our subordinated debt securities are to be issued under a subordinated indenture between us and Deutsche Bank Trust Company Americas, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture," and the trustees under each of the indentures are sometimes referred to herein collectively as the "trustees" and each individually as a "trustee." The particular terms of the series of debt securities offered by any prospectus supplement, and the extent to which general provisions described below may apply to the offered series of debt securities, will be described in the prospectus supplement.

The following summaries of the material terms and provisions of the indentures and the related debt securities are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures, including the definitions of certain terms in the indentures and those terms to be made a part of the indentures by the Trust Indenture Act of 1939, as amended. Wherever we refer to particular articles, sections or defined terms of an indenture, without specific reference to an indenture, those articles, sections or defined terms are contained in all indentures. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

The following description of the terms of the indentures and the related debt securities is a summary. We have summarized only those portions of the indentures and the debt securities which we believe will be most important to your decision to hold the debt securities. You should keep in mind, however, that it is the indentures and not this summary that defines your rights as a holder of the debt securities. You may obtain a copy of the indentures by requesting one from us or the trustee.

In this description, references to "we," "us" and "our" are to Aspen Holdings only, and do not include any of our subsidiaries. Certain capitalized terms used herein are defined in the indentures.

The indentures do not limit the aggregate principal amount of the debt securities which we may issue under them and provide that we may issue debt securities under them from time to time in one or more series. The indentures do not limit the amount of other indebtedness or the debt securities which we or our subsidiaries may issue.

The prospectus supplement relating to a particular series of debt securities offered thereby will describe the following terms of the offered series of debt securities:

•	the title of such debt securities and the series in which such debt securities will be included, which may include medium-term notes, the aggregate principal amount of such debt securities and any limit upon such principal amount;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such series of debt securities will be payable;

•	the rate or rates at which such series of debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such series of debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to such series of debt securities will be payable, any of such series of debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

•	whether any of such series of debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such series of debt securities may be redeemed, in whole or in part, at our option;

•	whether we will be obligated to redeem or purchase any of such series of debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such series of debt securities so redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any series of debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•	whether the series of debt securities will be listed on any national securities exchange;

•	whether the series of debt securities will be convertible into ordinary shares and/or exchangeable for other securities issued by us, and, if so, the terms and conditions upon which such series of debt securities will be so convertible or exchangeable;

•	if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such series of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such series of debt securities;

•	whether the principal of, any premium or interest on or any additional amounts with respect to such series of debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such series of debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such series of debt securities;

•	whether such series of debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•	whether such series of debt securities are the senior debt securities or subordinated debt securities and, if the subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, the relative degree, if any, to which such series of subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not;

•	in the case of subordinated debt securities, any limitation on the issuance of additional Senior Indebtedness;

•	any deletions from, modifications of or additions to the Events of Default or covenants of ours with respect to such series of debt securities;

•	whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to such series of debt securities;

•	a discussion of certain U.S. federal income tax considerations;

•	whether any of such series of debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such series of debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

We will have the ability under the indentures to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any series of debt securities will be payable at the office or agency maintained by us for such purposes (initially the corporate trust office of the trustee). In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. Interest on such debt securities which have a redemption date after a regular record date, and on or before the following interest payment date, will also be payable to the persons in whose names the debt securities are so registered. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to (1) issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount and may for various other reasons be considered to have original issue discount for U.S. federal income tax purposes. In general, original issue discount is included in the income of holders on a yield-to-maturity basis. Accordingly, depending on the terms of the debt securities, holders may be required to include amounts in income prior to the receipt thereof. Special U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, other than as described below under "Certain Provisions Applicable to the Senior Debt Securities — Limitation on Liens on Stock of Subsidiaries" and "Certain Provisions Applicable to the Senior Debt Securities — Limitations on Disposition of Stock of Designated Subsidiaries," the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding to any deletions from, modifications of or additions to the Events of Defaults described below or our covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for ordinary shares, preference shares or other securities issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and bye-laws.

Optional Redemption

Unless otherwise described in a prospectus supplement, relating to any debt securities, we may redeem the debt securities at any time, in whole or in part, at the redemption price. Unless otherwise described in a prospectus supplement, debt securities will not be subject to sinking fund or other mandatory redemption or to redemption or repurchase at the option of the holders upon a change of control, a change in management, an asset sale or any other specified event. We currently have no debt securities outstanding that are subject to redemption or repurchase at the option of the holders.

Selection and Notice

Unless otherwise described in a prospectus supplement, we will send the holders of the debt securities to be redeemed a notice of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the debt securities, unless otherwise agreed in a holders' redemption agreement, the trustee will select in a fair and appropriate manner, including pro rata or by lot, the debt securities to be redeemed in whole or in part.

Unless we default in payment of the redemption price, the debt securities called for redemption shall cease to accrue any interest on or after the redemption date.

Ranking

Unless otherwise provided in a prospectus supplement, our senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes the senior debt securities) of ours as described below under "Certain Provisions Applicable to the Subordinated Debt Securities" and in the applicable prospectus supplement.

Because we are a holding company, our rights and the rights of our creditors (including the holders of our debt securities) and shareholders to participate in distributions by certain of our subsidiaries upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary or our creditor may have the benefit of a guaranty from our subsidiary. None of our creditors has the benefit of a guaranty from any of our subsidiaries. The rights of our creditors (including the holders of our debt securities) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

Consolidation, Amalgamation, Merger and Sale of Assets

Unless otherwise described in a prospectus supplement, each indenture provides that we may not (1) consolidate or amalgamate with or merge into any person (whether or not affiliated with us) or convey, transfer, sell or lease our properties and assets as an entirety or substantially as an entirety to any person (whether or not affiliated with us), or (2) permit any person (whether or not affiliated with us) to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless (a) such person is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of the indenture, a member of the Organization of Economic Cooperation and Development and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to the debt securities issued thereunder, and the performance of our obligations under the indenture and the debt securities issued thereunder; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or of a Designated Subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and (c) certain other documents are delivered.

Certain Other Covenants

Except as otherwise permitted under "Certain provisions applicable to the senior debt securities — Limitations on Liens of Stock of Designated Subsidiaries" and "— Limitations on disposition of stock of designated subsidiaries" described below and "— Consolidation, Amalgamation, Merger and Sale of Assets" described above, we will do or cause to be done all things necessary to maintain in full force and effect our legal existence, rights (charter and statutory) and franchises. We are not, however, required to preserve any right or franchise if we determine that it is no longer desirable in the conduct of our business and the loss is not disadvantageous in any material respect to any holders of the debt securities.

Events of Default

Unless we provide other or substitute Events of Default in a prospectus supplement, the following events will constitute an event of default under the indentures with respect to the debt securities (whatever the reason for such event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	default in the payment of any interest on the debt securities, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of or any premium, if any, on the debt securities, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

(3)	default in the performance, or breach, of any covenant or warranty of ours contained in the indenture, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in the indenture;

(4)	default in the payment at maturity of our Indebtedness in excess of $50,000,000 or if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our Indebtedness (other than indebtedness which is non-recourse to us) happens and results in acceleration of more than $50,000,000 in principal amount of such Indebtedness (after giving effect to any applicable grace period), and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 60 days after there has been given written notice as provided in the indenture;

(5)	we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

(6)	certain events relating to our bankruptcy, insolvency or reorganization; or

(7)	our default in the performance or breach of the conditions relating to amalgamation, consolidation, merger or sale of assets stated above, and the continuation of such violation for 60 days after notice is given to the Company.

If an event of default with respect to the debt securities (other than an event of default described in clause (6) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities by written notice as provided in the indenture may declare the principal amount of all outstanding debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities may, under certain circumstances, rescind and annul such acceleration. An event of default described in clause (6) of the preceding paragraph will cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or any holder.

Each indenture provides that, within 60 days after the trustee shall have knowledge of the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities, the trustee will transmit, in the manner set forth in the indenture and subject to the exceptions described below, notice of such default to the holders of the debt securities unless such default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, if any, or interest on, or additional amounts with respect to, any debt securities, the trustee may withhold such notice if and so long as the board, executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interests of the holders of the debt securities.

Under each indenture, if an event of default occurs, has not been waived and is continuing with respect to the debt securities, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities by all appropriate judicial proceedings. The indentures provide that, subject to the duty of the trustees during any default to act with the required standard of care, the trustees will be under no obligation to exercise any of their rights or powers under the indentures at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustees reasonable indemnity. Subject to such provisions for the indemnification of the trustees, and subject to applicable law and certain other provisions of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees, with respect to the debt securities.

Under the Companies Act, any payment or other disposition of property made by us within six months prior to the commencement of our winding up will be invalid if made with the intent to fraudulently prefer one or more of our creditors at a time that we were unable to pay our debts as they became due.

Modification and Waiver

We and the trustees may modify, amend or supplement the indentures with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities; provided, however, that no such modification, amendment or supplement may, without the consent of the holder of each outstanding debt security affected thereby under the relevant indenture,

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, the debt securities;

•	reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, the debt securities;

•	change our obligation to pay additional amounts with respect to the debt securities;

•	change the redemption provisions of the debt securities or, following the occurrence of any event that would entitle a holder to require us to redeem or repurchase the debt securities at the option of the holder, adversely affect the right of redemption or repurchase at the option of such holder, of the debt securities;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to, the debt securities is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt securities (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date);

•	reduce the percentage in principal amount of the debt securities, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of the debt securities in the applicable section of the indenture;

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

•	modify any of the above provisions.

In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness (as defined elsewhere in this prospectus) without the prior written consent of the holders of the Senior Indebtedness.

We and the trustees may modify or amend the indentures and the debt securities without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets that complies with the merger covenant;

•	add to our covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the debt securities;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which will not materially adversely affect the interests of the holders of the debt securities;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the debt securities under the indenture;

•	add any additional events of default with respect to the debt securities;

•	provide for conversion or exchange rights of the holders of the debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of the debt securities.

The holders of at least a majority in aggregate principal amount of the debt securities may, on behalf of the holders of the debt securities, waive compliance by us with certain restrictive provisions of the indentures. The holders of not less than a majority in aggregate principal amount of the debt securities may, on behalf of the holders of the debt securities, waive any past default and its consequences under the indentures with respect to the debt securities, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to the debt securities or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security.

Under each indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default under clause (3) in "— Events of Default" described above.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or called for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or Government Obligations (as defined below) in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if the debt securities have become due and payable) or with respect to principal, any premium and interest to the maturity or redemption date thereof, as the case may be.

Each indenture provides that, unless the provisions of Section 12.2 are made inapplicable to the debt securities pursuant to Section 3.1 of the indenture, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from our obligations with respect to the debt securities under certain covenants and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or Government Obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on the debt securities on the scheduled due dates or any prior redemption date.

Such a trust may only be established if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which we are a party or by which we are bound,

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date,

•	we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture, and

•	with respect to defeasance, we have delivered to the trustee an officers' certificate as to solvency and the absence of intent of preferring holders over our other creditors.

"Government Obligations" means debt securities which are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States which, in the case of clauses (1) or (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt.

In the event we effect covenant defeasance with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of the stated maturity or redemption date but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Payment of Additional Amounts

Unless otherwise described in a prospectus supplement, we will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which Aspen Holdings is organized or otherwise considered to be a resident for tax purposes or any other jurisdiction from which or through which a payment on the debt securities is made by Aspen Holdings (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any note such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction (including any such withholding or deduction from such additional amounts), will not be less than the amount provided for in such note or in the indenture to be then due and payable.

We will not be required to pay any additional amounts for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, or enforcement of rights with respect to, such note, (b) presented, where presentation is required, such note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such note could not have been presented for payment elsewhere, or (c) presented, where presentation is required, such note for payment more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such note for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such note to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(4)	any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

(5)	any combination of items (1), (2), (3) and (4).

In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such note if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the note.

Redemption for Tax Purposes

Unless otherwise described in a prospectus supplement, we may redeem the debt securities at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, if at any time we determine in good faith that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of any taxing jurisdiction (or of any political subdivision or taxation authority thereof affecting taxation) or any change in the position regarding the application or official interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which change in position becomes effective after the issuance of the debt securities, or (2) any action taken by any taxing jurisdiction (or any political subdivision or taxing authority thereof affecting taxation) which action is generally applied or is taken with respect to the Company, we would be required as of the next interest payment date to pay additional amounts with respect to the debt securities as provided in "Payment of Additional Amounts" above and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the debt securities under this provision, we will give written notice of such election to the trustee and the holders of the debt securities. Interest on the debt securities will cease to accrue unless we default in the payment of the redemption price.

Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which we would be obliged to make such payment of additional amounts or withholding if a payment in respect of the debt securities were then due. In any event, prior to the publication or mailing or any notice of redemption of the debt securities pursuant to the foregoing, we will deliver to the trustee an opinion of independent tax counsel of recognized standing reasonably satisfactory to the trustee to the effect that the circumstances referred to above exist. The trustee will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the debt securities.

Global Debt securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

The indentures provide that if:

(1)	the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days of written notice;

(2)	we determine that the debt securities of a particular series will no longer be represented by global securities and executes and delivers to the trustee a company order to such effect; or

(3)	an Event of Default with respect to a series of the debt securities has occurred and is continuing,

the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations.

Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Governing Law

Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Information Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement, Deutsche Bank Trust Company Americas is the trustee and paying agent under the indentures and is one of a number of banks with which Aspen Holdings and its subsidiaries maintain banking relationships in the ordinary course of business.

CERTAIN PROVISIONS APPLICABLE TO THE
SENIOR DEBT SECURITIES

Limitations on Liens on Stock of Designated Subsidiaries

Under the senior indenture, we covenanted that, so long as any debt securities are outstanding, we will not, nor will we permit any subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (each, a "Lien") upon any shares of capital stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the debt securities (and, if we so elect, any other Indebtedness of ours that is not subordinate to the debt securities and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured.

For purposes of the indenture, "capital stock" of any person means any and all share capital, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity.

The term "Designated Subsidiary" means any present or future consolidated subsidiary of ours, the consolidated book value of which constitutes at least 20% of our consolidated book value. As of February 1, 2005, our only Designated Subsidiaries were Aspen Re and Aspen Bermuda.

The term "Indebtedness" means, with respect to any person:

(1)	the principal of and any premium and interest on (a) indebtedness of such person for money borrowed or (b) indebtedness evidenced by debt securities, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(2)	all capitalized lease obligations of such person;

(3)	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(5)	all obligations of the type referred to in clauses (1) through (4) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise, the amount thereof being deemed to be the lesser of the stated recourse, if limited, and the amount of the obligations or dividends of the other person;

(6)	all obligations of the type referred to in clauses (1) through (5) of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(7)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (6) above.

Limitations on Disposition of Stock of Designated Subsidiaries

The senior indenture also provides that, so long as any debt securities are outstanding and except in a transaction otherwise governed by such indenture, we will not, nor will we permit any subsidiary to (other than to us or another Designated Subsidiary) issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, and will not permit any Designated Subsidiary to issue (other than to us or another Designated Subsidiary) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Designated Subsidiary would remain a subsidiary of the Company and we would own, directly or indirectly, less than 80% of the shares of capital stock of such Designated Subsidiary (other than preferred stock having no voting rights of any kind); provided, however, that the foregoing will not prohibit (1) any issuance, sale, assignment, transfer or other disposition made for at least a fair market value consideration as determined by our board of directors pursuant to a resolution adopted in good faith and (2) any such issuance or disposition of securities required by any law or any regulation or order of any governmental or insurance regulatory authority.

Notwithstanding the foregoing, (1) we may merge, amalgamate or consolidate any Designated Subsidiary into or with another direct or indirect subsidiary of ours, the shares of capital stock of which we own at least 80%, and (2) we may, subject to the provisions described under "Description of Debt Securities Consolidation, Amalgamation, Merger and Sale of Assets" above, sell, assign, transfer or otherwise dispose of the entire capital stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by our board of directors pursuant to a resolution adopted in good faith.

CERTAIN PROVISIONS APPLICABLE TO THE
SUBORDINATED DEBT SECURITIES

The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. As of February 1, 2005, none of our debt is secured. In the event of:

(1)	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

(2)	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy; or

(3)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours;

then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities, or payments to acquire such securities (other than pursuant to their conversion), may be made (1) if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness of ours has been accelerated because of a default. The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

The term "Senior Indebtedness" means all Indebtedness of ours outstanding at any time, except:

(1)	the subordinated debt securities;

(2)	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities;

(3)	Indebtedness of ours to an affiliate of ours;

(4)	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

(5)	trade accounts payable.

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

DESCRIPTION OF THE WARRANTS TO PURCHASE ORDINARY
SHARES OR PREFERENCE SHARES

The following statements with respect to the ordinary share warrants and preference share warrants are summaries of, and subject to, the detailed provisions of a share warrant agreement to be entered into by us and a share warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The share warrants, evidenced by share warrant certificates, may be issued under a share warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If share warrants are offered, the related prospectus supplement will describe the designation and terms of the share warrants, including without limitation the following:

•	the offering price, if any;

•	the aggregate number of warrants;

•	the designation and terms of the ordinary shares or preference shares purchasable upon exercise of the share warrants;

•	if applicable, the date on and after which the share warrants and the related offered securities will be separately transferable;

•	the number of ordinary shares or preference shares purchasable upon exercise of one share warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the share warrants shall commence and the date on which such right shall expire;

•	a discussion of certain U.S. federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the share warrants; and

•	any other terms of the share warrants.

The ordinary shares or preference shares issuable upon exercise of the share warrants will, when issued in accordance with the share warrant agreement, be fully paid and nonassessable.

Exercise of Share Warrants

Share warrants may be exercised by surrendering to the share warrant agent the share warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent (such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), indicating the warrantholder's election to exercise all or a portion of the share warrants evidenced by the certificate. Surrendered share warrant certificates will be accompanied by payment of the aggregate exercise price of the share warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt thereof by the share warrant agent, the share warrant agent will requisition from the transfer agent for the ordinary shares or the preference shares, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of ordinary shares or preference shares purchased. If less than all of the share warrants evidenced by any share warrant certificate are exercised, the share warrant agent will deliver to the exercising warrantholder a new share warrant certificate representing the unexercised share warrants.

Antidilution and Other Provisions

The exercise price payable and the number of ordinary shares or preference shares purchasable upon the exercise of each share warrant and the number of share warrants outstanding will be subject to adjustment in certain events which will be described in a prospectus supplement. These may include the issuance of a stock dividend to holders of ordinary shares or preference shares, respectively, or a combination, subdivision or reclassification of ordinary shares or preference shares, respectively. In lieu of adjusting the number of ordinary shares or preference shares purchasable upon exercise of each share warrant, we may elect to adjust the number of share warrants. No adjustment in the number of shares purchasable upon exercise of the share warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of share warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding share warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of ordinary shares or preference shares into which such share warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of share warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under a debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;

•	the aggregate number of debt warrants;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	a discussion of certain U.S. federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed (with signature(s) guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), and by payment in full of the exercise price, as set forth in the related prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS
AND THE PURCHASE UNITS

We may issue purchase contracts, obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of our ordinary shares, preference shares, debt securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above, as specified in the applicable prospectus supplement, at a future date or dates. The price per security may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts and to be described in the applicable prospectus supplement. The purchase contracts may be issued separately or as a part of purchase units consisting of a purchase contract and, as security for the holder's obligations to purchase the securities under the purchase contracts, either:

(1)	our senior debt securities or our subordinated debt securities;

(2)	our preference shares; or

(3)	debt obligations of third parties, including U.S. Treasury securities.

The applicable prospectus supplement will specify the securities that will secure the holder's obligations to purchase securities under the applicable purchase contract. Unless otherwise described in a prospectus supplement, the securities related to the purchase contracts securing the holders' obligations to purchase securities will be pledged to a collateral agent, for our benefit, under a pledge agreement. The pledged securities will secure the obligations of holders of purchase contracts to purchase securities under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement except upon the termination or early settlement of the related purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a purchase contract will retain full beneficial ownership of the related pledged securities.

The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts.

Except as described in a prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the purchase contract.

SELLING SHAREHOLDERS

The following table sets forth information as of February 4, 2005 regarding beneficial ownership of ordinary shares by each selling shareholder that may offer ordinary shares pursuant to this registration statement. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders' interest. Beneficial ownership is calculated based on 69,315,099 shares of our ordinary shares outstanding as of February 4, 2005.

Name and Address of Beneficial Owner (1)	Beneficial Ownership of Principal Shareholders Prior to the Offering (2)			Number of Ordinary Shares Offered	Beneficial Ownership of Principal Shareholders After the Offering (2)
	Number	Percentage			Number	Percentage
The Blackstone Group(4)	18,000,000	25.97%		(3)	(3)	(3)
345 Park Avenue, 31st Floor New York, NY 10154 USA
Wellington Underwriting plc(5)	11,262,460	20.58	%(6)	(3)	(3)	(3)
88 Leadenhall Street London EC3A 3BA England
Credit Suisse First Boston Private Equity(7)	7,000,000	10.10%		(3)	(3)	(3)
11 Madison Avenue, 16th Floor New York, NY 10010 USA
Candover Investments plc, its subsidiaries and funds under management(8)	6,980,700	10.07%		(3)	(3)	(3)
20 Old Bailey London EC4M 7LN England
3i Group plc	3,000,000	4.33%		(3)	(3)	(3)
91 Waterloo Road London SE1 8XP England
Phoenix Equity Partners(9)	3,000,000	4.33%		(3)	(3)	(3)
33 Glasshouse Street London W1B 5DG England
Montpelier Re Holdings Ltd.(10)	2,500,000	3.61%		(3)	(3)	(3)
Mintflower Place 8 Par-La-Ville Road Hamilton HM08 Bermuda
Appleby Trust (Bermuda) Limited(11)	867,931	3.63	%(6)	(3)	(3)	(3)
Argyle House 41a Cedar Avenue Hamilton HM 12 Bermuda

Name and Address of Beneficial Owner (1)	Beneficial Ownership of Principal Shareholders Prior to the Offering (2)		Number of Ordinary Shares Offered	Beneficial Ownership of Principal Shareholders After the Offering (2)
	Number	Percentage		Number	Percentage
The Lexicon Partnership LLP	100,000	*	(3)	(3)	(3)
No. 1 Paternoster Square London EC4M 7DX England
Mourant & Co. Trustees Limited(12)	19,300	*	(3)	(3)	(3)
22 Grenville Street St Helier Jersey JE4 8PX Channel Islands
Paul Myners (13)(14)	100,000	*	(3)	(3)	(3)
Chairman
Ian Cormack (13)(15)	2,170	*	(3)	(3)	(3)
Director
Heidi Hutter (13)(16)	4,340	*	(3)	(3)	(3)
Director
Norman Rosenthal (13)(17)	6,850	*	(3)	(3)	(3)
Director
Christopher O'Kane (13)(18)	30,430	*	(3)	(3)	(3)
Chief executive officer and director
Julian Cusack (13)(19)	13,040	*	(3)	(3)	(3)
Chief financial officer and director
Sarah Davies (13)(20)	13,040	*	(3)	(3)	(3)
Chief operating officer
David May (13)(21)	6,520	*	(3)	(3)	(3)
Head of casualty reinsurance
Andrew Aldwinckle (13)(22)	1,500	*	(3)	(3)	(3)
Underwriter
Nicholas Kershaw Bonnar (13)(23)	16,120	*	(3)	(3)	(3)
Head of specialty lines
Juliette Bonnar (13)(24)	1,500	*	(3)	(3)	(3)
Christopher John Burtonshaw (13)(25)	4,000	*	(3)	(3)	(3)
Claims manager
Ian Campbell (13)(26)	1,150	*	(3)	(3)	(3)
Finance director
Michael P. Clifton (13)(27)	2,170	*	(3)	(3)	(3)
Underwriter
Jacopo D'Antonio (13)(28)	2,170	*	(3)	(3)	(3)
Underwriter
Clive Edwards (13)(29)	1,150	*	(3)	(3)	(3)
Manager, UK commercial development

Name and Address of Beneficial Owner (1)	Beneficial Ownership of Principal Shareholders Prior to the Offering (2)		Number of Ordinary Shares Offered	Beneficial Ownership of Principal Shareholders After the Offering (2)
	Number	Percentage		Number	Percentage
Hugh Charles Evans (13)(30)	1,150	*	(3)	(3)	(3)
Planning & control, casualty
James Few (13)(31)	3,330	*	(3)	(3)	(3)
Chief underwriting officer
Michael Fitzpatrick (13)	500	*	(3)	(3)	(3)
Claims adjuster
Stephen Fox (13)(32)	2,170	*	(3)	(3)	(3)
Senior underwriter
Michael Green (13)(33)	4,670	*	(3)	(3)	(3)
Underwriter
Russell Griffiths (13)(34)	1,150	*	(3)	(3)	(3)
Manager, UK commercial business unit
Stephen P.G. Hill (13)(35)	1,150	*	(3)	(3)	(3)
Underwriter
Habib Kattan (13)(36)	5,475	*	(3)	(3)	(3)
Richard Keeling (13)(37)	2,170	*	(3)	(3)	(3)
Director, Aspen Re
Justin Joseph Lee (13)	400	*	(3)	(3)	(3)
Underwriting assistant
Stefan Long (13)(38)	1,150	*	(3)	(3)	(3)
Underwriter
Robert Mankiewitz (13)(39)	4,150	*	(3)	(3)	(3)
Compliance officer
Nicholas Charles Marples (13)(40)	300	*	(3)	(3)	(3)
Assistant claims manager
Andrew Mellor (13)(41)	1,150	*	(3)	(3)	(3)
Underwriter
Thomas Milligan (13)(42)	4,430	*	(3)	(3)	(3)
Underwriter
Alistair Milward (13)(43)	4,970	*	(3)	(3)	(3)
Manager, reinsurance business unit
Ian Richard Oakley (13)(44)	1,150	*	(3)	(3)	(3)
Underwriter
Peter Rowe (13)(45)	1,400	*	(3)	(3)	(3)
Senior claims manager
Paul Rudden (13)(46)	8,340	*	(3)	(3)	(3)
Senior underwriter
Jonathan Steer (13)(47)	1,150	*	(3)	(3)	(3)
Claims manager
Toby Stubbs (13)(48)	3,330	*	(3)	(3)	(3)

Name and Address of Beneficial Owner (1)	Beneficial Ownership of Principal Shareholders Prior to the Offering (2)		Number of Ordinary Shares Offered	Beneficial Ownership of Principal Shareholders After the Offering (2)
	Number	Percentage		Number	Percentage
Mark Theaker (13)(49)	1,150	*	(3)	(3)	(3)
Pricing control
Kate Vacher (13)(50)	3,330	*	(3)	(3)	(3)
Underwriter/Head of business planning
Piers Vacher (13)(51)	3,330	*	(3)	(3)	(3)
Underwriter

*	Less than 1%

(1)	Unless otherwise stated, the address for each director, officer and employee is c/o Aspen Insurance UK Limited, 100 Leadenhall Street, London EC3A 3DD, United Kingdom. The address for Mr. Cusack is c/o Aspen Insurance Holdings Limited, Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda.

(2)	Our bye-laws generally provide for voting adjustments in certain circumstances. See "Description of Share Capital — Voting Adjustments".

(3)	Each of the selling shareholders may offer up to the number of ordinary shares listed in the first column of this table, subject to the provisions of the registration rights agreement. The prospectus supplement issued in connection with any offering by any of the selling shareholders will provide further details with respect to the number of ordinary shares to be offered by each selling shareholder and the number of ordinary shares that would be beneficially owned by each selling shareholder following such an offering. The selling shareholders may elect to sell all or part of their ordinary shares in the event that we commit to an underwritten public offering of our ordinary shares. In addition, the selling shareholders may sell all or part of their ordinary shares in an offering in which we do not participate, subject to the provisions of the registration rights agreement. The decision by any of the selling shareholders to sell any of their respective ordinary shares in an offering will depend upon the market price of our ordinary shares at that time and other factors deemed relevant by such selling shareholder. Notwithstanding the registration of ordinary shares held by the selling shareholders, the selling shareholders may also sell their ordinary shares pursuant to applicable exemptions from registration, including but not limited to Rule 144 under the Securities Act.

(4)	Includes 13,730,800 ordinary shares held by BCP Excalibur Holdco (Cayman) Limited, 1,042,220 ordinary shares held by BFIP Excalibur Holdco (Cayman) Limited, 629,720 ordinary shares held by BGE Excalibur Holdco (Cayman) Limited and 2,597,260 ordinary shares held by BOCP Excalibur Holdco (Cayman) Limited. Blackstone FI2 Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP III"), Blackstone FI Offshore Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BOCP III") and Blackstone Family Investment Partnership (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BFIP III"), are the sole members of BCP Excalibur Holdco (Cayman) Limited, BOCP Excalibur Holdco (Cayman) Limited, and BFIP Excalibur Holdco (Cayman) Limited, respectively. As the sole general partner of each of BCP III and BFIP III, and the sole investment general partner of BOCP III, Blackstone Management Associates III L.L.C., a Delaware limited liability company ("BMA III"), may be deemed to be the beneficial owner of 17,370,280 ordinary shares. As the sole member of BGE Excalibur II Limited, a Cayman Islands exempted limited company, which itself is the sole director and sole voting member of BGE Excalibur Holdco (Cayman) Limited, a Cayman Islands exempted limited company ("BGE"), Blackstone LR Associates (Cayman) III LDC, a Cayman Islands limited duration company ("BLR III") may be deemed to be the beneficial owner of 629,720 ordinary shares. Messrs. Peter

G. Peterson and Stephen A. Schwarzman are the founding members of each of BMA III and BLR III (the "Blackstone Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA III or BLR III. As a result, the Blackstone Founding Members may be deemed to beneficially own the ordinary shares that BMA III or BLR III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares. Prakash Melwani, one of our directors, is a Senior Managing Director in the Private Equity Group of Blackstone. Mr. Melwani disclaims beneficial ownership of any of the ordinary shares or options held by Blackstone.

(5)	11,262,460 ordinary shares are being registered. Does not include exercisable options to purchase 3,781,120 non-voting shares, which options have become exercisable or lapse upon the occurrence of several events and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance. The computation of the percentage of beneficial ownership prior to the offering includes 3,781,120 options which have become exercisable. For a more detailed description of the Investor Options, see Part II, Item 5(h) set forth in our Annual Report on Form 10-K for the year ended December 31, 2003. We have been notified by Wellington that it has entered into a loan agreement with Barclays Bank plc and a syndicate of banks. Wellington has pledged its ordinary shares in Aspen Holdings to Barclays Bank plc and the syndicate under the loan facility. If Wellington defaults under the loan agreement, it is possible that Barclays and the syndicate would become shareholders in Aspen Holdings. Julian Avery, one of our directors, was Chief Executive Officer of Wellington until September 20, 2004.

(6)	Includes the outstanding ordinary shares and, for the computation of the percentage of beneficial ownership prior to the offering for Wellington and the Names' Trustee, assumes the exercise of all outstanding options on a cash basis by Wellington or the Names' Trustee, as the case may be, to purchase non-voting shares, which non-voting shares so acquired will automatically convert into ordinary shares upon issuance. We note that both the Names' Trustee and Wellington have the ability to exercise their options on a cashless basis, which would impact the number of ordinary shares issued upon exercise. However, we are unable at this time to calculate the number of ordinary shares issued upon a cashless exercise of the outstanding options because the calculation involves average market price of the ordinary shares over a period of time prior to the exercise date, we have assumed for purposes of the computation of the percentage of the beneficial ownership that the options are exercised on a cash basis. Ordinary shares issued upon the exercise of options on a cashless basis will be issued as a bonus issue of shares in accordance with section 40(2)(a) of the Companies Act. This section provides that the share premium account of a company may be applied in paying up shares issued to shareholders as fully paid shares.

(7)	Includes 827,190 ordinary shares held by MBP III Plan Investors, L.P., 31,470 ordinary shares held by Millennium Partners II, L.P., 46,300 ordinary shares held by DLJ MB Partners III GmbH & Co. KG, 69,780 ordinary shares held by DLJ Offshore Partners III-2, C.V., 97,970 ordinary shares held by DLJ Offshore Partners III-1, C.V., 381,740 ordinary shares held by DLJ Offshore Partners III, C.V., and 5,545,550 ordinary shares held by DLJMB Overseas Partners III, C.V., which, along with all of the shareholders named in this footnote are referred to collectively as the "DLJ Related Entities." Credit Suisse First Boston, a Swiss bank, owns all the voting stock of Credit Suisse First Boston (USA), Inc. (formerly Donaldson, Lufkin & Jenrette, Inc.) ("CSFB-USA"). The DLJ Related Entities are merchant banking funds advised by indirect subsidiaries of CSFB USA. Affiliates of DLJ Related Entities own an approximately 4.4% interest in Montpelier Re Holdings Ltd., which is also a beneficial owner of the ordinary shares of the Company. See footnote (9) below. Kamil Salame, one of our directors, is a partner of DLJ Merchant Banking Partners, the primary private funds of Credit Suisse First Boston's Alternative Capial Division. On December 7, 2004, Credit Suisse First Boston announced that it intends to spin out its DLJ Merchant Banking business, including the transfer of the management of the DLJ Related Entities to an independent company to be formed by investment professionals from the existing DLJ Merchant Banking business. It is anticipated that Credit Suisse First Boston will engage the new company as a subadvisor to manage the existing investments of the DLJ Related Entities. Mr. Salame disclaims beneficial ownership of any of the ordinary shares owned by the DLJ Related Entities.

(8)	Includes 783,050 ordinary shares held by Candover Investments plc, 35,620 ordinary shares held by Candover (Trustees) Limited, 153,790 ordinary shares held by Candover 2001 GmbH & Co. KG, 466,630 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 5 Limited Partnership, 111,680 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 4 Limited Partnership, 394,250 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 3 Limited Partnership, 699,290 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 2 Limited Partnership, 1,109,410 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 1 Limited Partnership, 634,880 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 6 Limited Partnership, 81,490 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 5 Limited Partnership, 115,670 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 4 Limited Partnership, 1,170,400 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 3 Limited Partnership, 365,420 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 2 Limited Partnership and 859,120 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 1 Limited Partnership, but excludes 19,300 ordinary shares held by Mourant & Co. Trustees Limited ("Mourant") as trustee of The Candover 2001 Employee Benefit Trust.

(9)	Includes 8,440 ordinary shares held by Phoenix Equity Partners IV Co-Investment Plan, 9,240 ordinary shares held by Phoenix Equity Partners III & IV Executive Investment Plan L.P., 197,850 ordinary shares held by Phoenix Equity Nominees Limited as attorney for Donaldson, Lufkin & Jenrette Securities Corporation, 408,050 ordinary shares held by Phoenix Equity Partners IV "C" L.P., 1,061,420 ordinary shares held by Phoenix Equity Partners IV "B" L.P. and 1,315,000 ordinary shares held by Phoenix Equity Partners IV "A" L.P. (collectively, the "Phoenix Equity Partners"). Phoenix Equity Nominees Limited holds these shares on behalf of the Phoenix Equity Partners as their nominee or attorney-in-fact. As the sole general partner of each of Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A," Phoenix General Partner Limited Partnership IV, a U.K. Limited Partnership ("PGPLP IV"; which in turn is managed by Phoenix Thistle General Partner Limited and Phoenix Equity Partners Limited), may be deemed to be the beneficial owner of 2,793,710 ordinary shares. Messrs. David Gregson, Hugh Lenon, James Thomas, Alastair Muirhead, David Burns, Kevin Keck, Adrian Yurkwich and Richard Daw are the directors of Phoenix Equity Partners Limited and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A." As a result, the directors of Phoenix Equity Partners Limited may be deemed to beneficially own the ordinary shares that Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A" may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares. In addition, CSFB is an investor in Aspen Holdings through its investment in Phoenix Equity Partners. CSFB, through its affiliate DLJ Investment Partner II Limited, is entitled to 14% of the management fees relating to the management of Phoenix Equity Partners.

(10)	2,500,000 ordinary shares are held by Montpelier Re., a direct subsidiary of Montpelier Re Holdings Ltd.

(11)	867,931 ordinary shares held by the Names' Trustee, formerly known as Harrington Trust Limited which holds the ordinary shares for the benefit of the Unaligned Members. Does not include options to purchase 1,710,398 non-voting shares. The computation of the percentage of beneficial ownership prior to the offering includes 1,710,398 options which are exercisable. Options held by the Names' Trustee for the benefit of the Unaligned Members become exercisable or lapse upon the occurrence of several events and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance. For a more detailed description of the Investor Options, see Part II, Item 5(h) set forth in our Annual Report on Form 10-K for the year ended December 31, 2003. The Names' Trustee, as the successor trustee of the Names' Trust, is the holder of ordinary shares and options in the Company for the benefit of the Unaligned Members effective November 2003.

(12)	Does not include ordinary shares held by Candover Investments plc, its subsidiaries and funds under management. See footnote 8 above.

(13)	Except as otherwise indicated, each selling shareholder is either an employee, a former employee, a relative of such a person, or a trust for the benefit of one of the foregoing persons or his or her family members. Outstanding ordinary shares held by employee selling shareholders are included in this registration statement, and it does not include vested options held by such employee selling shareholders. For a description of the terms of the options held by such individual selling shareholders granted under our employee share option plan, see "Executive Compensation — Share Incentive Plan" set forth in Part III, Item 11, in our Annual Report on Form 10-K for the year ended December 31, 2003. Directors, officers and employees may not trade in the Company's shares during blackout periods, the regular ones of which currently commence seven days after the end of each quarter and end three days after the Company announces its quarterly or yearly earnings. In addition, officers and employees who held ordinary shares or were granted options to purchase ordinary shares in the Company prior to our initial public offering are each party to a management shareholder's agreement pursuant to which they are restricted from selling their ordinary shares through approximately August 2008, subject to certain exceptions including registration rights under the registration rights agreement and 5% of their pre-initial public offering shareholdings per year.

(14)	Mr. Myners also holds vested options exercisable for 152,343 ordinary shares which are not included in this registration statement.

(15)	Mr. Cormack also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement.

(16)	Ms. Hutter, one of our directors, is the beneficial owner of 870 ordinary shares. Includes 3,470 ordinary shares held by The Black Diamond Group, LLC. As Chief Executive Officer of The Black Diamond Group, LLC, Ms. Hutter has shared voting and investment power over the 3,470 ordinary shares beneficially owned by The Black Diamond Group, LLC. The business address of Ms. Hutter is c/o Black Diamond Group, 100 Congress Avenue, Suite 2000, Austin Texas 78701. Ms. Hutter also holds vested options exercisable for 39,522 ordinary shares which are not included in this registration statement.

(17)	Mr. Rosenthal also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement. Mr. Rosenthal, one of our directors, was nominated by Blackstone and appointed by the board of directors. Mr. Rosenthal disclaims beneficial ownership of any of the ordinary shares held by Blackstone. The business address of Mr. Rosenthal is c/o Norman L. Rosenthal & Associates, Inc., 415 Spruce Street, Philadelphia, PA 19106.

(18)	Mr. O'Kane also holds vested options exercisable for 481,037 ordinary shares which are not included in this registration statement.

(19)	Mr. Cusack also holds vested options exercisable for 164,017 ordinary shares which are not included in this registration statement.

(20)	Ms. Davies also holds vested options exercisable for 153,715 ordinary shares which are not included in this registration statement.

(21)	The 6,520 ordinary shares held by Mr. May include 300 ordinary shares held by Mr. May's son Aaron Nicholas May, 300 ordinary shares held by his son Jacob Marcus May, 300 ordinary shares held by his daughter Kendra Bethany May and 300 ordinary shares held by his son Toby Sebastian May. Mr. May also holds vested options exercisable for 75,175 ordinary shares which are not included in this registration statement.

(22)	Mr. Aldwinckle also holds vested options exercisable for 12,964 ordinary shares which are not included in this registration statement.

(23)	Includes 14,120 ordinary shares, 500 ordinary shares held by Mr. Bonnar as guardian for C. Bonnar, 500 ordinary shares held by Mr. Bonnar as guardian for E. Bonnar, 1,000 ordinary shares held by Mr. Bonnar as guardian for R. Bonnar. Mr. Bonnar also holds vested options exercisable for 46,981 ordinary shares which are not included in this registration statement.

(24)	Mrs. Bonnar is the wife of Mr. Bonnar.

(25)	Mr. Burtonshaw also holds vested options exercisable for 3,298 ordinary shares which are not included in this registration statement.

(26)	Mr. Campbell also holds vested options exercisable for 22,489 ordinary shares which are not included in this registration statement.

(27)	Mr. Clifton also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement.

(28)	Mr. D'Antonio also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement.

(29)	Mr. Edwards also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(30)	Mr. Evans also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(31)	Mr. Few also holds vested options exercisable for 47,496 ordinary shares which are not included in this registration statement.

(32)	Mr. Fox also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement.

(33)	Mr. Green also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement

(34)	Mr. Griffiths also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(35)	Mr. Hill also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(36)	Mr. Kattan was formerly an employee whose position was of reinsurance manager.

(37)	Mr. Keeling also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement.

(38)	Mr. Long also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(39)	Mr. Mankiewitz also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(40)	Mr. Marples also holds vested options exercisable for 1,940 ordinary shares which are not included in this registration statement.

(41)	Mr. Mellor also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(42)	Mr. Milligan also holds vested options exercisable for 18,439 ordinary shares which are not included in this registration statement.

(43)	Mr. Milward also holds vested options exercisable for 19,758 ordinary shares which are not included in this registration statement.

(44)	Mr. Oakley also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(45)	Mr. Rowe also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(46)	Mr. Rudden also holds vested options exercisable for 39,522 ordinary shares which are not included in this registration statement.

(47)	Mr. Steer also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(48)	Mr. Stubbs also holds vested options exercisable for 30,297 ordinary shares which are not included in this registration statement. Mr. Stubbs was formerly an employee whose position was of an underwriter.

(49)	Mr. Theaker also holds vested options exercisable for 10,539 ordinary shares which are not included in this registration statement.

(50)	Mrs. Vacher also holds vested options exercisable for 47,496 ordinary shares which are not included in this registration statement.

(51)	Mr. Vacher also holds vested options exercisable for 38,057 ordinary shares which are not included in this registration statement.

MATERIAL TAX CONSIDERATIONS

The following summary of our taxation, the taxation of Aspen Holdings and the taxation of our shareholders and holders of debt securities is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Additional information regarding the specific tax effect of each offering of securities will be set forth in the related prospectus supplement.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations (i) under "Material Tax Considerations — Taxation of Aspen Holdings and Subsidiaries — Bermuda", "Material Tax Considerations — Taxation of Shareholders — Bermuda Taxation" and "Material Tax Considerations — Taxation of Holders of Debt Securities — Bermuda Taxation" is based upon the advice of Appleby Spurling Hunter, Hamilton, Bermuda, our Bermuda counsel, (ii) under "Material Tax Considerations — Taxation of Aspen Holdings and Subsidiaries — United Kingdom" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, London, United Kingdom, and (iii) under "Material Tax Considerations — Taxation of Aspen Holdings and Subsidiaries — United States", "Material Tax Considerations —Taxation of Shareholders — United States Taxation" and "Material Tax Considerations — Taxation of Holders of Debt Securities — United States Taxation" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York, (the advice of such firms does not include any factual or accounting matters, determinations or conclusions, amounts and computations and amounts of components thereof or facts relating to our business or activities. The discussion is based upon current law. The tax treatment of a holder of shares or debt securities, or of a person treated as a holder of shares or debt securities for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Aspen Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CAREFULLY EXAMINE THE RELATED PROSPECTUS SUPPLEMENT AND SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING OUR SHARES OR DEBT SECURITIES.

Taxation of Aspen Holdings and Subsidiaries

Bermuda.

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Aspen Holdings and Aspen Bermuda have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Aspen Holdings and Aspen Bermuda or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. Aspen Holdings and Aspen Bermuda could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to Aspen Holdings and Aspen Bermuda. Aspen Holdings and Aspen Bermuda each pay annual Bermuda government fees, and Aspen Bermuda pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United Kingdom.

Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services are companies incorporated and managed in the United Kingdom and are, therefore, resident in the United Kingdom for United

Kingdom corporation tax purposes and will be subject to the United Kingdom corporation tax on their worldwide profits (including revenue profits and capital gains), whether or not such profits are remitted to the United Kingdom. The maximum rate of United Kingdom corporation tax is currently 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services. Dividends received by Aspen U.K. Holdings from Aspen Re and Aspen U.K. Services should be exempt from U.K. corporation tax pursuant to the exemption contained in Section 208 Income and Corporation Taxes Act 1988.

None of us except for Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services are incorporated in the United Kingdom. Accordingly, except for Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, intend to manage our affairs so that none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, are resident in the United Kingdom for tax purposes.

A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.

The directors of each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services (which should be treated as resident in the United Kingdom by virtue of being incorporated and managed there), intend that we will operate in such a manner so that none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, carry on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend that any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

If any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us were to be treated as carrying on a trade in the United Kingdom through a permanent establishment, our results of operations and your investment could be materially adversely affected.

United States.

The following discussion is a summary of all material U.S. federal income tax considerations relating to our operations. A foreign corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual determination. Because the Internal Revenue Code of 1986, as amended (the "Code"), regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the Internal Revenue Service ("IRS") will not contend successfully that Aspen Holdings and/or its foreign subsidiaries are or will be engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed below. A foreign corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. Aspen Bermuda intends to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that it is subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the additional "branch profits" tax.

If Aspen Bermuda is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), Aspen Bermuda would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. Aspen Bermuda currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that Aspen Bermuda will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of Aspen Holdings' shareholders. Aspen Holdings would not be eligible for treaty benefits because it is not an insurance company. Accordingly, Aspen Holdings and Aspen Bermuda have conducted and intend to conduct substantially all of their foreign operations outside the United States and to limit their U.S. contacts so that neither Aspen Holdings nor Aspen Bermuda should be treated as engaged in the conduct of a trade or business in the United States.

Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Aspen Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of Aspen Bermuda's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If Aspen Bermuda is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of Aspen Bermuda's investment income could be subject to U.S. income tax.

Under the income tax treaty between the United Kingdom and the United States, a U.K. company is entitled to the benefits of the U.K. Treaty (the "U.K. Treaty") only if various complex requirements can be satisfied. Broadly, these requirements include (i) during at least half of the days during the relevant taxable period, at least 50% of Aspen U.K. Holdings', Aspen Re's and Aspen U.K. Services' stock must be beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of each of Aspen U.K. Holdings', Aspen Re's and Aspen U.K. Services' gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation, (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to each of Aspen U.K. Holdings', Aspen Re's and Aspen U.K. Services' business conducted in the United Kingdom or (iii) at least 50% of the aggregate vote and value of their shares is owned directly or indirectly by five or fewer companies the principal class of shares of which is listed and regularly traded on a recognized stock exchange. Although we cannot be certain that Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services will be eligible for treaty benefits under the U.K. Treaty because of factual and legal uncertainties regarding (i) the residency and citizenship of Aspen Holdings' shareholders, and (ii) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify. As a result, Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services should be subject to U.S. federal income tax on their income found to be effectively connected with a U.S. trade or business only if such income is attributable to the conduct of a trade or business carried on through a permanent establishment in the United States and the branch profits tax will not apply. Aspen U.K. Holdings and Aspen U.K. Services each have conducted and intend to conduct their activities in a manner so that each of them should not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result. Because of the binding authorities granted by Aspen Re to Aspen Re America and Aspen Management it is likely that Aspen Re would be characterized as having a permanent establishment in the United States and the IRS may be able to successfully assert that Aspen Re has a permanent establishment in the United States as a result of the WU Inc. binding authorities. However, we believe that such characterization and successful assertion by the IRS should not materially adversely affect our results of operations or your investment.

Under the U.K. Treaty, the additional U.S. branch profits tax may be imposed at a rate of up to 5% absent an applicable exception to the extent Aspen U.K. Holdings, Aspen Re or Aspen U.K. Services has a permanent establishment in the United States.

Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.K. Treaty the withholding rate is reduced (1) on dividends from less than 10% owned corporations to 15%, (2) on dividends from 10% or more owned corporations to 5% and (3) on interest to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Aspen Bermuda are 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Aspen Re if (i) it is entitled to the benefits of the U.K. Treaty and (ii) the policies are not entered into as part of a conduit arrangement.

Aspen U.S. Holdings, Aspen Re America and Aspen U.S. Services are Delaware corporations, Aspen Specialty is a North Dakota corporation and Aspen Management is a Massachusetts corporation and as such each is subject to taxation in the United States at regular corporate rates. Additionally dividends paid by Aspen U.S. Holdings will be subject to a 30% U.S. withholding tax subject to reduction under the income tax treaty between the United States and the United Kingdom to 5%.

Taxation of Shareholders

Bermuda Taxation.

Currently, there is no Bermuda withholding or other tax payable on principal, interests or dividends paid to the holders of the ordinary shares.

United States Taxation.

The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of our shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their shares in this offering pursuant to a related prospectus supplement and who hold their ordinary shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass through entities, persons who are considered with respect to any of us as "United States shareholders" for purposes of the controlled foreign corporation ("CFC") rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of Aspen Holdings or the stock of any of our foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any foreign government. Persons considering making an investment in our shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Taxation of Dividends. Subject to the discussions below relating to the potential application of the CFC, related person insurance income ("RPII") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Aspen Holdings (as computed using U.S. tax principles). We believe dividends paid by us before 2009 should be eligible for reduced rates of tax because we believe our shares should be treated as readily tradeable on an established securities market in the United States. Such dividends will not be eligible for the dividends received deduction. To the extent such distributions exceed Aspen Holdings' earnings and profits, they will be treated first as a return of the shareholder's basis in their shares to the extent thereof, and then as gain from the sale of a capital asset.

Classification of Aspen Holdings or Its Foreign Subsidiaries as Controlled Foreign Corporations. Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned by 10% U.S. Shareholders on any day of the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who owns shares of Aspen Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of Aspen Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

The RPII CFC Provisions. The following discussion generally is applicable only if the RPII of a foreign Insurance Subsidiary, determined on a gross basis, is 20% or more of such company's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which such company's RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, Aspen Holdings believes that each of the foreign Insurance Subsidiaries met the 20% Ownership Exception in prior years of operation and that the gross RPII of each of the foreign Insurance Subsidiaries as a percentage of its gross insurance income will be below the 20% threshold for each tax year for the foreseeable future. Additionally, as Aspen Holdings is not licensed as an insurance company we do not anticipate that Aspen Holdings will have insurance income, including RPII.

RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of a foreign Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of Aspen Holdings' shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. Each foreign Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of Aspen Holdings by vote or value.

RPII Exceptions. The special RPII rules do not apply to a foreign Insurance Subsidiary if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of Aspen Holdings (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of the foreign Insurance Subsidiary for the taxable year (the "20% Gross Income Exception"), (iii) the foreign Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) the foreign Insurance Subsidiary elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. Where none of these exceptions applies to a foreign Insurance Subsidiary, each U.S. Person owning or treated as owning any shares in Aspen Holdings (and therefore, indirectly, in each foreign Insurance Subsidiary) on the last day of Aspen Holdings' taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of the company or companies, as the case may be, that failed to qualify for the exception for the portion of the taxable year during which the foreign Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of such company's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. Our foreign Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we do not expect that the gross RPII of either foreign Insurance Subsidiary will equal or exceed 20% of such company's gross insurance income in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

Computation of RPII. In order to determine how much RPII a foreign Insurance Subsidiary has earned in each taxable year, our foreign Insurance Subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of Aspen Holdings and are U.S. Persons. Aspen Holdings may not be able to determine whether any of the underlying direct or indirect insureds to which our foreign Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, Aspen Holdings may not be able to determine accurately the gross amount of RPII earned by each of our foreign Insurance Subsidiaries in a given taxable year. For any year in which gross RPII of a foreign Insurance Subsidiary is 20% or more of its gross insurance income for the year and the 20% Ownership Exception does not apply, Aspen Holdings may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Aspen Holdings is unable to determine whether a beneficial owner of shares is a U.S. Person, Aspen Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

If, as expected, the RPII of each foreign Insurance Subsidiary is less than 20% of its gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Holders. Every RPII shareholder who owns shares on the last day of any fiscal year of Aspen Holdings in which the 20% Ownership Exception does not apply to a foreign Insurance Subsidiary and the gross insurance income constituting RPII for that year equals or exceeds 20% of such company's gross insurance income should expect that for such year it will be required to include in gross income its share of such company's RPII for the portion of the taxable year during which such company was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of company's RPII.

Basis Adjustments. A RPII shareholder's tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Aspen Holdings out of previously taxed RPII income. The RPII shareholder's tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.

Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to our foreign Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in our shares should consult his tax advisor as to the effects of these uncertainties.

Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Aspen Holdings determines that gross RPII constitutes 20% or more of the gross insurance income of a foreign Insurance Subsidiary and the 20% Ownership Exception does not apply, Aspen Holdings will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above.

Dispositions of Ordinary Shares. Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, U.S. holders of shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, that no U.S. shareholder of Aspen Holdings should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of Aspen Holdings; to the extent this is the case, the application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Aspen Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because Aspen Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of shares.

Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its assets produce passive income (the "50% test").

If Aspen Holdings were characterized as a PFIC during a given year, U.S. Persons holding shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such persons made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that Aspen Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make these elections. In addition, if Aspen Holdings were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Aspen Holdings to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax with respect to dividends paid before 2009.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . .." of any other corporation in which it owns at least 25% of the value of the stock.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that each of our Insurance Subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our Insurance Subsidiaries should be treated as passive. Additionally, we expect that in each year of operations the passive income and assets of Aspen U.K. Holdings, Aspen U.K. Services will not meet the 75% test or the 50% test because they should have sufficient non-passive income and assets. Finally, we expect that the passive income and assets of Aspen U.S. Holdings, Aspen U.S. Services and Aspen Management will be de minimis in each year of operations with respect to the overall income and assets of Aspen Holdings and its subsidiaries. Under the look-through rule Aspen Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Aspen Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

Foreign tax credit. Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes (and for taxable years beginning after December 31, 2006 will constitute either "passive" or "general" income). Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds. Information returns may be filed with the IRS in connection with distributions on our shares and the proceeds from a sale or other disposition of our shares unless the holder of our shares establishes an exemption from the information reporting rules. A holder of shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Proposed U.S. Tax Legislation. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Taxation of Holders of Debt Securities

Bermuda Taxation.

Currently, there is no Bermuda withholding tax on interest paid by the Company.

United States Taxation.

The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of the debt securities. Unless otherwise stated, this summary deals only with holders of debt securities who acquire the debt securities at their original issue price and who hold the debt securities as capital assets. The following discussion is only a discussion of the material United States federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular holder of debt securities in light of such holder's specific circumstances. In addition, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain holders of debt securities, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax-exempt organizations, expatriates, investors in pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to alternative minimum tax or persons who hold the debt securities as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the debt securities or the holders of debt securities. Persons considering making an investment in the debt securities should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

If a partnership holds the debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debt securities, you should consult your tax advisor.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the debt securities that is, for U.S. federal income tax purposes:

(1) an individual citizen or resident of the United States,

(2) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its source,

(4) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes, or

(5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

U.S. Holders of Debt Securities.

Interest Payments. Unless otherwise specified in the related prospectus supplement, interest paid to a U.S. holder on a debt security will be includible in such holder's gross income as ordinary interest income in accordance with the holder's regular method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the debt securities generally will constitute passive income, or, in the case of certain U.S. holders, financial services income (and for taxable years beginning after December 31, 2006 will constitute "passive" or "general" income).

Sale, Exchange, Redemption and Other Disposition of Debt securities. Upon the sale, exchange, redemption or other disposition of a debt security, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest not previously included in income, which will be taxable as interest) and the holder's adjusted tax basis in such debt security. A U.S. holder's adjusted tax basis in a debt security generally will equal the cost of such debt security and any such gain or loss generally will be capital gain or loss. For U.S. holders other than corporations, preferential tax rates may apply to such long-term capital gain compared to rates that may apply to ordinary income. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of a debt security generally will be treated as U.S. source gain or loss, as the case may be.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of interest on the debt securities and the proceeds from a sale or other disposition of the debt securities unless the holder of the debt securities establishes an exemption from the information reporting rules. A holder of debt securities that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders of Debt Securities.

The following discussion is limited to the United States federal income tax consequences relevant to a beneficial owner of a debt security that is a "non-U.S. holder". For purposes of this discussion, a "non-U.S. holder" is a holder of the debt securities that is a nonresident alien individual or a corporation, estate or trust that is not a U.S. holder.

Interest and Disposition. In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. holder will not be subject to U.S. federal income tax with respect to payments of interest on, or gain upon the disposition of, debt securities, unless:

•	the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	in the case of gain upon the disposition of debt securities, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year and certain other conditions are met.

Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

Information Reporting and Backup Withholding. If the debt securities are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the debt securities are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

European Union Savings Tax Directive

On June 3, 2003 the European Union ("EU") Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive is scheduled to be applied by EU member states ("Member States") from July 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive each Member State will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State; however, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments. The transitional period is to commence on the date from which the directive is to be applied by Member States and to terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

PLAN OF DISTRIBUTION

Distributions by Aspen Holdings and the Selling Shareholders

We and/or the selling shareholders may sell offered securities in any one or more of the following ways from time to time:

(1)	through agents;

(2)	to or through underwriters;

(3)	through dealers; or

(4)	directly to purchasers.

In sales to or through underwriters in a demand registration by the selling shareholders, a selling shareholder may only sell ordinary shares through underwriting syndicates led by one or more managing underwriters, as designated by the selling shareholders initiating the demand registration, who shall be named in the applicable prospectus supplement. In an underwritten offering in which we are offering our ordinary shares, selling shareholders may only sell ordinary shares through underwriting syndicates led by one or more managing underwriters selected by us, who shall be named in the applicable prospectus supplement.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds to us and/or the selling shareholders from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such offered securities may be listed. Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling shareholders may offer their ordinary shares in one or more offerings pursuant to one or more prospectus supplements, and each such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent the ordinary shares offered pursuant to a prospectus supplement remain unsold, the selling shareholder may offer those ordinary shares on different terms pursuant to another prospectus supplement, provided that no selling shareholder may offer or sell more ordinary shares in the aggregate than are indicated in the table set forth under the caption "Selling Shareholders" pursuant to any such prospectus supplements. Notwithstanding this plan of distribution, each of the selling shareholders also may resell all or a portion of its ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We and/or the selling shareholders may sell the securities through agents from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or the selling shareholders to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

Each of the selling shareholders may offer its ordinary shares at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for ordinary shares; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities) through distribution to its members, partners or shareholders; in exchange or over-the-counter market transactions; and/or in private transactions.

If offered securities are sold by means of an underwritten offering, we and/or the selling shareholders will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased. We and/or the selling shareholders may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we and/or the selling shareholders grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we and/or the selling shareholders will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase offered securities may be solicited directly by us and/or the selling shareholders and the sale thereof may be made by us and/or the selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of ordinary shares to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell our ordinary shares short using this prospectus and deliver ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares to financial institutions that in turn may sell the ordinary shares using this prospectus. We may pledge or grant a security interest in some or all of the ordinary shares covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us and/or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters, dealers or remarketing firms may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

Each series of offered securities will be a new issue and, other than the ordinary shares which are listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms, as well as their respective affiliates, may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or the selling shareholders in the ordinary course of business.

CURRENCY OF PRESENTATION

In this prospectus, we present our financial statements in U.S. dollars. In this prospectus, references to "U.S. Dollars," "dollars," "$," or "¢" are to the lawful currency adopted by the United States of America, references to "British Pounds," "pounds" or "£" are to the lawful currency of the United Kingdom, and references to "euros" or "€" are to the lawful currency adopted by the certain member states of the European Union (the "E.U."), unless the context otherwise requires.

This prospectus contains a translation of some British Pound amounts into U.S. dollars at specified exchange rates solely for your convenience. See "Exchange Rate Information" below for information about the rates of exchange between British Pounds and U.S. Dollars for the periods indicated.

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

EXCHANGE RATE INFORMATION

Unless this report provides a different rate, the translations of British Pounds into U.S. Dollars have been made at the rate of £1 to $1.7902, which was the closing exchange rate on December 31, 2003 for the British Pound/U.S. Dollar exchange rate as displayed on the Bloomberg Service under USD — GBP "Currencies" HP screen. Using this rate does not mean that British Pound amounts actually represent those U.S. Dollars amounts or could be converted into U.S. Dollars at that rate.

The following table sets forth the history of the exchange rates of one British Pound to U.S. Dollars for the periods indicated.

BRITISH POUND/U.S. DOLLAR EXCHANGE RATE HISTORY(1)

	Last(2)	High	Low	Average(3)

Month Ended January 31, 2005	1.8829	1.9044	1.8595	1.8784
Month Ended December 31, 2004	1.9181	1.9467	1.9147	1.9301
Month Ended November 30, 2004	1.9095	1.9095	1.8342	1.8613
Month Ended October 31, 2004	1.8372	1.8412	1.7795	1.8073
Month Ended September 30, 2004	1.8120	1.8131	1.7731	1.7932
Month Ended August 30, 2004	1.8024	1.8470	1.7855	1.8197
Month Ended July 31, 2004	1.8199	1.8771	1.8084	1.8431

Year Ended December 31, 2004	1.9181	1.9467	1.7663	1.8323
Year Ended December 31, 2003	1.7902	1.7902	1.5500	1.6450
Year Ended December 31, 2002	1.6099	1.6099	1.4088	1.5033
Year Ended December 31, 2001	1.4554	1.5049	1.3727	1.4398
Year Ended December 31, 2000	1.4938	1.6522	1.4016	1.5159

(1)	Data obtained from FactSet/Bloomberg.

(2)	"Last" is the closing exchange rate on the last business day of each of the periods indicated.

(3)	"Average" for the monthly exchange rates is the average daily exchange rate during the periods indicated. "Average" for the year ended periods is calculated using the exchange rates on the last day of each month during the period.

WHERE YOU CAN FIND MORE INFORMATION

General

We have filed with the SEC, a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares, preference shares, depositary shares, debt securities, warrants, purchase contracts, purchase units offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

We are subject to the informational requirements of the Exchange Act. As a foreign private issuer (as defined in rules under the Exchange Act), we are not required to comply with the periodic reporting requirements imposed upon a U.S. domestic private issuer of securities registered under, and are exempt from the provisions of, the Exchange Act prescribing the content and filing of proxy statements and the solicitation of proxies and the provisions of Section 16 of the Exchange Act relating to the reporting of securities transactions by certain persons and the recovery of "short-swing" profits from the purchase or sale of securities. Nonetheless, pursuant to a provision in our bye-laws, we have filed and will continue to file with the SEC all annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports with respect to specified events on Form 8-K, as would be required of a U.S. domestic private issuer subject to those particular requirements of the Exchange Act (including the informational and timing requirements for filing such reports). The audited consolidated financial statements and financial schedules contained in such annual reports and the unaudited quarterly financial information contained in such quarterly reports have been and will be prepared in accordance with U.S. GAAP and will include "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relevant periods. Anyone may inspect any materials we file with the SEC at the Public Reference Room the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or from our web site at www.aspen.bm. However, the information on our web site does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of this registration statement and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below:

(1)	Annual Report on Form 10-K for the year ended December 31, 2003;

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(3)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

(4)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004; and

(5)	Current Reports on Form 8-K filed December 16, 2004 and December 23, 2004.

We will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Aspen Insurance Holdings Limited
Attention: Company Secretary
Victoria Hall, 11 Victoria Street
Hamilton HM 11
Bermuda
(441) 295-8201

You should rely only upon the information provided in this prospectus or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than that on the front cover of the document.

LEGAL MATTERS

Certain matters as to U.S. law in connection with this prospectus will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Certain matters as to Bermuda law in connection with this prospectus will be passed upon for us by Appleby Spurling Hunter, Hamilton, Bermuda. Additional legal matters may be passed on for us, any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheet of Aspen Insurance Holdings Limited and its subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for the twelve months ended December 31, 2003 and for the period from incorporation on May 23, 2002 to December 31, 2002, the combined balance sheets of the Syndicates as of December 31, 2002 and 2001 and the related combined statements of operations, comprehensive income/(loss), members deficits and cash flows for each of the years in the three year period ended December 31, 2002 and the financial statement schedules for Aspen Insurance Holdings Limited and the Syndicates incorporated by reference in this prospectus have been audited by KPMG Audit Plc, independent registered public accounting firm, as set forth in their reports appearing herein.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of notes made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent appointed for that purpose.

We have been advised by Appleby Spurling Hunter, our Bermuda counsel, that there is doubt as to whether the Courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Appleby Spurling Hunter that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Some remedies available under the laws of U.S. jurisdictions, including some remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We will have to obtain from the BMA their permission for the issue and free transferability of the securities in the Company being offered pursuant to this prospectus and each prospectus supplement. At the time of issue of each prospectus supplement, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or any prospectus supplement.

.